Exhibit 99.1
EXPLANATORY NOTE

LyondellBasell Industries N.V. (the “Company,” “we,” “us,” or “our”) is recasting certain financial information included in our 2022 Annual Report on Form 10-K (the “Form 10-K”) which was initially filed with the Securities and Exchange Commission (“SEC”) on February 23, 2023, in order to give effect to changes in our segment reporting. Effective January 1, 2023, our Catalloy and polybutene-1 businesses were moved from the Advanced Polymer Solutions (“APS”) segment and reintegrated into the Olefins and Polyolefins-Americas (“O&P-Americas”) and Olefins and Polyolefins-Europe, Asia, International (“O&P-EAI”) segments. This move will allow the APS team to focus on our compounding and solutions business, and to develop a more agile operating model with meaningful regional and segment growth strategies.

This exhibit updates the information in the following portions of the Form 10-K to reflect the change in segments described above: Business and Properties (Items 1 and 2), Management’s Discussion and Analysis of Financial Condition and Results of Operations (Item 7) and Financial Statements and Supplementary Data (Item 8).

This exhibit is being updated only for the purposes described above and all other information in the Form 10-K remains unchanged. In order to preserve the nature and character of the disclosures set forth in the Form 10-K, the items included in this exhibit have been updated solely for matters relating specifically to the segment changes and related classifications as described above. No attempt has been made to update this exhibit to reflect events or occurrences after the date of the filing of the Form 10-K, on February 23, 2023, and it should not be read to modify or update other disclosures as presented in the Form 10-K. Therefore, this Current Report on Form 8-K should be read in conjunction with the Form 10-K and the Company’s filings made with the SEC subsequent to the filing of the Form 10-K, including the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). You can identify our forward-looking statements by the words “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions.
We based forward-looking statements on our current expectations, estimates and projections of our business and the industries in which we operate. We caution you that these statements are not guarantees of future performance. They involve assumptions about future events that, while made in good faith, may prove to be incorrect and involve risks and uncertainties we cannot predict. Our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. Any differences could result from a variety of factors, including the following:
•the cost of raw materials represents a substantial portion of our operating expenses and energy costs generally follow price trends of crude oil, natural gas liquids and/or natural gas; price volatility can significantly affect our results of operations and we may be unable to pass raw material and energy cost increases on to our customers due to the significant competition that we face, the commodity nature of our products and the time required to implement pricing changes;
•our operations in the United States (“U.S.”) have benefited from low-cost natural gas and natural gas liquids; decreased availability of these materials (for example, from their export or regulations impacting hydraulic fracturing in the U.S.) could reduce the current benefits we receive;
•if crude oil prices are low relative to U.S. natural gas prices, we could see less benefit from low-cost natural gas and natural gas liquids and it could have a negative effect on our results of operations;
•industry production capacities and operating rates may lead to periods of oversupply and low profitability;
•we may face unplanned operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failures, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental incidents) at any of our facilities, which would negatively impact our operating results;
•changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate could increase our costs, restrict our operations and reduce our operating results;
•our ability to execute our organic growth plans may be negatively affected by our ability to complete projects on time and on budget;
•our ability to acquire or dispose of product lines or businesses could disrupt our business and harm our financial condition;
•uncertainties associated with worldwide economies could create reductions in demand and pricing, as well as increased counterparty risks, which could reduce liquidity or cause financial losses resulting from counterparty default;
•uncertainties related to the extent of the COVID-19 pandemic due to local or regional spread of the virus;
•the negative outcome of any legal, tax and environmental proceedings or changes in laws or regulations regarding legal, tax and environmental matters may increase our costs, reduce demand for our products, or otherwise limit our ability to achieve savings under current regulations;
•any loss or non-renewal of favorable tax treatment under tax agreements or tax treaties, or changes in tax laws, regulations or treaties, may substantially increase our tax liabilities;

•we may be required to reduce production or idle certain facilities because of the cyclical and volatile nature of the supply-demand balance in the chemical and refining industries, which would negatively affect our operating results;
•we rely on continuing technological innovation, and an inability to protect our technology, or others’ technological developments, could negatively impact our competitive position;
•we have significant international operations, and fluctuations in exchange rates, valuations of currencies and our possible inability to access cash from operations in certain jurisdictions on a tax-efficient basis, if at all, could negatively affect our liquidity and our results of operations;
•we are subject to the risks of doing business at a global level, including wars, terrorist activities, political and economic instability and disruptions and changes in governmental policies, which could cause increased expenses, decreased demand or prices for our products and/or disruptions in operations, all of which could reduce our operating results;
•if we are unable to achieve our emission reduction, circularity, or other sustainability targets, it could result in reputational harm, changing investor sentiment regarding investment in our stock or a negative impact on our access to and cost of capital;
•if we are unable to comply with the terms of our credit facilities, indebtedness and other financing arrangements, those obligations could be accelerated, which we may not be able to repay; and
•we may be unable to incur additional indebtedness or obtain financing on terms that we deem acceptable, including for refinancing of our current obligations; higher interest rates and costs of financing would increase our expenses.
Any of these factors, or a combination of these factors, could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. Our management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels.
All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and any other cautionary statements that may accompany such forward-looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of this report.

PART I
Items 1 and 2. Business and Properties.
OVERVIEW
LyondellBasell Industries N.V. is a global, independent chemical company and was incorporated, as a Naamloze Vennootschap, under Dutch law on October 15, 2009. Unless otherwise indicated, the “Company,” “we,” “our,” “us” and “LyondellBasell” are used in this report to refer to the businesses of LyondellBasell Industries N.V. and its consolidated subsidiaries.
We participate globally across the petrochemical value chain and are an industry leader in many of our product lines. Our chemicals businesses consist primarily of large processing plants that convert large volumes of liquid and gaseous hydrocarbon feedstocks into plastic resins and other chemicals. Our chemical products tend to be basic building blocks for other chemicals and plastics. Our plastic products are used in large volumes as well as smaller specialty applications. Our customers use our plastics and chemicals to manufacture a wide range of products that people use in their everyday lives including food packaging, home furnishings, automotive components, paints and coatings. Our refining business consists of our Houston refinery, which processes crude oil into refined products such as gasoline and distillates. We also develop and license chemical and polyolefin process technologies and manufacture and sell polyolefin catalysts.
Our financial performance is influenced by the supply and demand for our products, the cost and availability of feedstocks and commodity products, global and regional production capacity, our operational efficiency and our ability to control costs. We have a strong operational focus and, as a producer of large volume commodities, continuously strive to differentiate ourselves through safe, reliable and low-cost operations in all our businesses. We purchase large quantities of natural gas, electricity and steam which we use as energy to fuel our facilities and purchase large quantities of natural gas liquids and crude oil derivatives which we use as feedstocks. The relatively low cost of natural gas-derived raw materials in the U.S. versus the global cost of crude oil-derived raw materials has had a significant positive influence on the profitability of our North American operations.
SEGMENTS
We manage our operations through six operating segments. Effective January 1, 2023, our Catalloy and polybutene-1 businesses were moved from the Advanced Polymer Solutions segment and reintegrated into the Olefins and Polyolefins-Americas and Olefins and Polyolefins-Europe, Asia, International segments. This move will allow the Advanced Polymer Solutions team to focus on our compounding and solutions business, and to develop a more agile operating model with meaningful regional and segment growth strategies. Our reportable segments are:
•Olefins and Polyolefins-Americas (“O&P-Americas”). Our O&P-Americas segment produces and markets olefins and co-products, polyethylene and polypropylene.
•Olefins and Polyolefins-Europe, Asia, International (“O&P-EAI”). Our O&P-EAI segment produces and markets olefins and co-products, polyethylene and polypropylene.
•Intermediates and Derivatives (“I&D”). Our I&D segment produces and markets propylene oxide and its derivatives; oxyfuels and related products; and intermediate chemicals, such as styrene monomer, acetyls, ethylene oxide and ethylene glycol.
•Advanced Polymer Solutions (“APS”). Our APS segment produces and markets compounding and solutions, such as polypropylene compounds, engineered plastics, masterbatches, engineered composites, colors and powders.
•Refining. Our Refining segment refines heavy, high-sulfur crude oil and other crude oils of varied types and sources available on the U.S. Gulf Coast into refined products, including gasoline and distillates.
•Technology. Our Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts.

Financial information about our business segments and geographical areas can be found in Note 20 to the Consolidated Financial Statements. Information about the locations where we produce our primary products can be found under “Description of Properties.” No single customer accounted for 10% or more of our total revenues in 2022, 2021 or 2020.
Olefins and Polyolefins Segments Generally
We are one of the leading worldwide producers of olefins and polyethylene (“PE”) and we are the world’s second largest producer of polypropylene (“PP”). We manage our olefin and polyolefin business in two reportable segments, O&P-Americas and O&P-EAI.
Olefins & Co-products—Ethylene is the most significant petrochemical in terms of worldwide production volume and is the key building block for PE and many other chemicals and plastics. Ethylene is produced by steam cracking hydrocarbons such as ethane, propane, butane and naphtha. This production results in co-products such as aromatics and other olefins, including propylene and butadiene. Ethylene and its co-products are fundamental to many parts of the economy, including the production of consumer products, packaging, housing and automotive components and other durable and nondurable goods. Olefins & co-products sales accounted for approximately 9%, 11% and 9% of our consolidated revenues in 2022, 2021 and 2020.
Polyolefins—Polyolefins such as PE and PP are polymers derived from olefins including ethylene and propylene. Polyolefins are the most widely used thermoplastics in the world and are found in applications and products that enhance the everyday quality of life. Our products are used in consumer, automotive and industrial applications ranging from food and beverage packaging to housewares and construction materials.
Polyethylene—We produce high density polyethylene (“HDPE”), low density polyethylene (“LDPE”) and linear low-density polyethylene (“LLDPE”). PE sales accounted for approximately 19%, 22% and 21% of our consolidated revenues in 2022, 2021 and 2020, respectively.
Polypropylene—We produce PP homopolymers and copolymers. We also produce Catalloy which is a line of differentiated propylene based polymers that add value in packaging applications and construction materials such as the white membranes used in the commercial roofing market. PP sales accounted for approximately 15%, 19% and 18% of our consolidated revenues in 2022, 2021 and 2020, respectively.
Polybutene-1—We also produce polybutene-1 which is used in both specialty piping and packaging applications.
Olefins and Polyolefins-Americas Segment
Overview—Our O&P-Americas segment produces and markets olefins and co-products, polyethylene and polypropylene.
Sales & Marketing / Customers—Most of the ethylene we produce is consumed internally as a raw material in the production of PE and other derivatives, with the balance sold to third party customers, primarily under multi-year contracts.
We use all the propylene we produce in the production of PP, propylene oxide and other derivatives of those products. We also purchase propylene from third parties. In addition to purchases of propylene, we purchase ethylene for resale, when necessary, to satisfy customer demand above our own production levels. Volumes of any of these products purchased for resale can vary significantly from period to period and are typically most significant during extended outages of our own production, such as during planned maintenance. However, purchased volumes have not historically had a significant impact on profits, except to the extent that they replace our lower-cost production. We also consume PP in our PP compounding business, which is included in our APS segment.

Most of the ethylene and propylene production from our Channelview, Corpus Christi and La Porte, Texas facilities is shipped via a pipeline system, which has connections to numerous U.S. Gulf Coast consumers. This pipeline system extends from Corpus Christi to Mont Belvieu, Texas. In addition, exchange agreements with other ethylene and co-products producers allow access to customers who are not directly connected to this pipeline system. Some ethylene is shipped by railcar from our Clinton, Iowa facility to our Morris, Illinois facility and some is shipped directly to customers. Propylene from Clinton and Morris is generally shipped by marine vessel, barge, railcar or truck.
Our PP and PE production is typically sold through our sales organization to an extensive base of established customers and distributors servicing both the domestic and export markets either under annual contracts or on a spot basis. We have sales offices in various locations in North America and our polyolefins are primarily transported in North America by railcar or truck. Export sales are primarily to customers in Latin America, with sales to Asia expected to increase in the coming years as global supply and demand balances shift.
Joint Venture Relationships—We have a 50% interest in Louisiana Integrated PolyEthylene JV LLC (“Louisiana Joint Venture”) which provides us with capacity of approximately 770 thousand tons of ethylene and 445 thousand tons of low density and linear-low density PE production per year. We operate the joint venture assets and market the polyethylene off-take for all partners through our global sales team. We also participate in a joint venture in Mexico, which provides us with capacity of approximately 290 thousand tons of PP production per year. We do not hold a majority interest in or have operational control of this joint venture.
The capacities are based on our percentage ownership of the joint venture’s total capacity.
Raw Materials—Raw material cost is the largest component of the total cost to produce ethylene and its co-products. The primary raw materials used in our Americas olefin facilities are natural gas liquids (“NGLs”) and heavy liquids. Heavy liquids include crude oil-based naphtha and other refined products, as well as condensate, a very light crude oil resulting from natural gas production. NGLs include ethane, propane and butane. The use of heavy liquid raw materials results in the production of significant volumes of co-products such as propylene, butadiene and benzene, as well as gasoline blending components, while the use of NGLs results in the production of fewer co-products.
Our ability to pass on raw material price increases to our customers is dependent on market-driven demand for olefins and polyolefins. Sales prices for products sold in the spot market are determined by market forces. Our contract prices are influenced by product supply and demand conditions, spot prices, indices published in industry publications and, in some instances, cost recovery formulas.
Technological advances for extracting shale-based oil and gas have led to an increased supply of NGLs, providing a cost advantage over heavy liquids, particularly in the U.S. A plant’s flexibility to consume a wide range of raw materials generally provides an advantage over plants that are restricted in their processing capabilities. Our Americas facilities can process significant quantities of either heavy liquids or NGLs. We estimate that in the U.S. we can produce up to approximately 90% of our total ethylene output using NGLs. Changes in the raw material feedstock mix utilized in the production process will result in variances in production capacities among products. We believe our raw material flexibility in the U.S. is a key advantage in our production of ethylene and its co-products.
Industry Dynamics / Competition—With respect to olefins and polyolefins, competition is based on price and, to a lesser extent, on product quality, product delivery, reliability of supply, product performance and customer service. Profitability is affected not only by supply and demand for olefins and polyolefins, but also by raw material costs and price competition among producers, which may intensify due to, among other things, the addition of new capacity. In general, demand is a function of economic growth, including the regional dynamics that underlie global growth trends.
We compete in North America with other large marketers and producers, including global chemical companies, chemical divisions of large oil companies and regional marketers and producers.

Based on published capacity data and including our proportionate share of joint ventures, we believe as of December 31, 2022, we were:
•the third largest producer of ethylene in North America, with ethylene capacity of 6.2 million tons per year;
•the third largest producer of PE in North America with capacity of 4.1 million tons per year; and
•the second largest producer of PP in North America, with capacity of 1.9 million tons per year, including approximately 280 thousand tons of Catalloy capacity.
Olefins and Polyolefins-Europe, Asia, International Segment
Overview—Our O&P-EAI segment produces and markets olefins and co-products, polyethylene and polypropylene.
Sales & Marketing / Customers—Our ethylene production is primarily consumed internally as a raw material in the production of polyolefins, and we purchase additional ethylene as needed to meet our production needs. Our propylene production is used as a raw material in the production of PP and propylene oxide and derivatives of those products, and we regularly purchase propylene from third parties because our internal needs exceed our internal production.
With respect to PP and PE, our production is typically sold through our sales organization to an extensive base of established customers under annual contracts or on a spot basis and is also sold through distributors. Our polyolefins are primarily transported in Europe by railcar or truck.
Our regional sales offices are in various locations, including The Netherlands, Hong Kong, China, India and the United Arab Emirates. We also operate through a worldwide network of local sales and representative offices in Europe and Asia. Our joint ventures described below typically manage their domestic sales and marketing efforts independently, and we typically operate as their agent for all or a portion of their exports.
Joint Venture Relationships—We participate in several manufacturing joint ventures in Saudi Arabia, China, Poland, South Korea, Thailand and The Netherlands. We do not hold majority interests in any of these joint ventures, nor do we have operational control. These joint ventures provide us with additional annual production capacity of approximately 1.6 million tons of PP, approximately 1.2 million tons of olefins and approximately 770 thousand tons of PE. These capacities are based on our percentage ownership interest in the joint ventures’ total capacities.
Our 50% joint venture in Quality Circular Polymers (“QCP”), located in The Netherlands, uses mechanical recycling to transform post-consumer plastic waste into high-quality polymers that can be used to make new products. The QCP plants, located in The Netherlands and Belgium, are capable of converting consumer waste into 55 thousand tons of recycled polypropylene and recycled high-density polyethylene annually.
We generally license our polyolefin process technologies and supply catalysts to our joint ventures through our Technology segment. Some of our joint ventures are able to source cost advantaged raw materials from their local shareholders.
Raw Materials—Raw material cost is the largest component of the total cost for the production of olefins and co-products. The primary raw material used in our European olefin facilities is naphtha; however, we also have the capability to displace up to half of our European assets naphtha needs with other feedstocks, such as liquified petroleum gases. We have flexibility to vary the raw material mix and process conditions in our plants in order to maximize profitability as market prices for both feedstocks and products change.
The principal raw materials used in the production of polyolefins are propylene and ethylene. In Europe, we have the capacity to produce approximately 60% of the propylene requirements for our European PP production and all of the ethylene requirements for our European PE production. Propylene and ethylene requirements that are not produced internally are generally acquired pursuant to long-term contracts with third party suppliers or via spot purchases.

Our ability to pass through the increased cost of raw materials to customers is dependent on global market demand for olefins and polyolefins. In general, the pricing for purchases and sales of most products is determined by global market forces, including the impacts of foreign exchange rates relative to the pricing of the underlying raw materials, most of which are priced in U.S. dollars. There can be a lag between raw material price changes and contract product price changes that will cause volatility in our product margins.
Industry Dynamics / Competition—With respect to olefins and polyolefins, competition is based on price, product quality, product delivery, reliability of supply, product performance and customer service. We compete with regional and multinational chemical companies and divisions of large oil companies. The petrochemical market has been affected by the price volatility of naphtha, the primary feedstock for olefins in the region.
Based on published capacity data and including our proportionate share of our joint ventures, we believe as of December 31, 2022, we were:
•the fifth largest producer of ethylene in Europe with an ethylene capacity of 1.9 million tons per year;
•the largest producer of PE in Europe with 2.1 million tons per year of capacity; and
•the largest producer of PP in Europe with 2.7 million tons per year of capacity, including approximately 280 thousand tons of Catalloy capacity.
Intermediates and Derivatives Segment
Overview—Our I&D segment produces and markets propylene oxide (“PO”) and its derivatives, oxyfuels and related products, and intermediate chemicals such as styrene monomer (“SM”), acetyls, and ethylene oxides and derivatives.
PO and Derivatives—We produce PO through two distinct technologies, one of which yields tertiary butyl alcohol (“TBA”) as the co-product and the other of which yields SM as the co-product. The two technologies are mutually exclusive with dedicated assets for manufacturing either PO/TBA or PO/SM. PO is an intermediate commodity chemical and is a precursor of polyols, propylene glycol, propylene glycol ethers and butanediol. PO and derivatives are used in a variety of durable and consumable items with key applications such as polyurethanes used for insulation, automotive/furniture cushioning, coatings, surfactants, synthetic resins and several other household usages. We constructed a world-scale PO/TBA plant in Houston, Texas with start-up activities on track for the first quarter of 2023, for a total cost of approximately $3.7 billion. This plant has the capacity to produce 470 thousand tons of PO and 1.0 million tons of TBA per year.
Oxyfuels and Related Products—We produce two distinct ether-based oxyfuels, methyl tertiary butyl ether (“MTBE”) and ethyl tertiary butyl ether (“ETBE”). These oxyfuels are produced by converting the TBA co-product of PO into isobutylene and reacting with methanol or ethanol to produce either MTBE or ETBE. Both are used as high-octane gasoline components that help gasoline burn cleaner and reduce automobile emissions. Other TBA derivatives, which we refer to as “C4 chemicals,” are largely used to make synthetic rubber and other gasoline additives.
Intermediate Chemicals—We produce other commodity chemicals that utilize ethylene as a key component feedstock, including SM, acetyls and ethylene oxide derivatives. SM is utilized in various applications such as plastics, expandable polystyrene for packaging, foam cups and containers, insulation products and durables and engineering resins. Our acetyls products comprise methanol, glacial acetic acid (“GAA”) and vinyl acetate monomer (“VAM”). Natural gas (methane) is the feedstock for methanol, some of which is converted to GAA, and a portion of the GAA is reacted with ethylene to create VAM. VAM is an intermediate chemical used in fabric or wood treatments, pigments, coatings, films and adhesives. Ethylene oxide is an intermediate chemical that is used to produce ethylene glycol, glycol ethers and other derivatives. Ethylene oxide and its derivatives are used in the production of polyester, antifreeze fluids, solvents and other chemical products.

Sales & Marketing / Customers—We sell our PO and derivatives through multi-year sales and processing agreements as well as spot sales. Some of our sales agreements have cost plus pricing terms. PO and derivatives are transported by barge, marine vessel, pipeline, railcar and tank truck.
We sell our oxyfuels and related products under market and cost-based sales agreements and in the spot market. Oxyfuels are transported by barge, marine vessel and tank truck and are used as octane blending components worldwide outside of the U.S. due to their blending characteristics and emission benefits. C4 chemicals, such as high-purity isobutylene, are sold to producers of synthetic rubber and other chemical products primarily in the U.S. and Europe, and are transported by railcar, tank truck, pipeline and marine shipments. The sales of oxyfuels and related products accounted for approximately 11% of our consolidated revenues in 2022 and 8% of consolidated revenues in each of 2021 and 2020.
Intermediate chemicals are shipped by barge, marine vessel, pipeline, railcar and tank truck. SM is sold globally into regions such as North America, Europe, Asia and South America export markets through spot sales and commercial contracts. Within acetyls, methanol is consumed internally to make GAA, used as a feedstock for oxyfuels and related products and also sold directly into the merchant commercial market. GAA is converted with ethylene to produce VAM which is sold worldwide under multi-year commercial contracts and on a spot basis.
Sales of our PO and derivatives, oxyfuels and related products, and intermediate chemicals are made by our marketing and sales personnel, and also through distributors in the Americas, Europe, the Middle East, Africa and the Asia-Pacific region.
Joint Venture Relationships—We have two PO joint ventures with Covestro AG, one in the U.S. and one in Europe. We operate all production facilities for the PO joint ventures. Covestro’s interest in the U.S. PO joint ventures represents ownership of an in-kind portion of the PO production of 680 thousand tons per year. We take, in-kind, the remaining PO production and all co-product production. Covestro also has the right to 50% of the PO and SM production of our European PO joint venture. Our proportional production capacity provided through this venture is approximately 160 thousand tons of PO and approximately 340 thousand tons of SM. We do not share marketing or product sales with Covestro under either of these PO joint ventures.
We also have two joint venture manufacturing relationships in China with China Petroleum & Chemical Corporation (“Sinopec”). The first joint venture provides us with production capacity of approximately 50 thousand tons of PO per year. The second joint venture, which began production in January 2022, provides us with annual production capacity of approximately 140 thousand tons of PO and 300 thousand tons of SM. These capacities are based on our operational share of the joint ventures’ total capacities. We market our share of the joint ventures production in the Chinese market.
Raw Materials—The cost of raw materials is the largest component of total production cost for PO, its co-products and its derivatives. Propylene, isobutane or mixed butane, ethylene and benzene are the primary raw materials used in the production of PO and its co-products. The market prices of these raw materials historically have been related to the price of crude oil, NGLs and natural gas, as well as supply and demand for the raw materials.
In the U.S., we obtain a large portion of our propylene, benzene and ethylene raw materials needed for the production of PO and its co-products from our O&P-Americas segment and to a lesser extent from third parties. Raw materials for the non-U.S. production of PO and its co-products are obtained from our O&P-EAI segment and from third parties. We consume a significant portion of our internally produced PO in the production of PO derivatives.
The raw material requirements not sourced internally are purchased at market-based prices from numerous suppliers in the U.S. and Europe with which we have established contractual relationships, as well as in the spot market.

For the production of oxyfuels, we purchase our ethanol feedstock requirements from third parties, and obtain our methanol from both internal production and external sources. Carbon monoxide and methanol are the primary raw materials required for the production of GAA. We source carbon monoxide from internal production, which can be complemented by purchases from external sources as needed. The methanol required for our downstream production of acetyls is internally sourced from our methanol plants in La Porte, Texas, and Channelview, Texas. Natural gas is the primary raw material required for the production of methanol.
In addition to ethylene, acetic acid is a primary raw material for the production of VAM. We obtain all our requirements for acetic acid and ethylene from our internal production. Historically, we have used a large percentage of our acetic acid production to produce VAM.
Industry Dynamics / Competition—With respect to product competition, the market is influenced and based on a variety of factors, including product quality, price, reliability of supply, technical support, customer service and potential substitute materials. Profitability is affected by the worldwide level of demand along with price competition, which may intensify due to, among other things, new industry capacity and industry outages. Demand growth could be impacted by further development of alternative bio-based methodologies. Our major worldwide competitors include other multinational chemical and refining companies as well as some regional marketers and producers.
Based on published capacity data and including our proportionate share of our joint ventures, we believe as of December 31, 2022, we were:
•the second largest producer of PO worldwide; and
•the second largest producer of oxyfuels worldwide.
Advanced Polymer Solutions Segment
Overview—Our APS segment produces and markets compounding and solutions, such as polypropylene compounds, engineered plastics, masterbatches, colors and powders and engineered composites.
Our polypropylene compounds are produced from blends of polyolefins and additives and are largely focused on automotive applications. Engineered plastics and engineered composites add value for more specialized high-performance applications used across a variety of industries. Masterbatches are compounds that provide differentiated properties when combined with commodity plastics used in packaging, agriculture and durable goods applications. Specialty powders are largely used to mold toys, industrial tanks and sporting goods such as kayaks. Performance colors provide powdered, pelletized and liquid color concentrates for the plastics industry.
Sales & Marketing / Customers—Our products are sold through our global sales organization to a broad base of established customers and distributors. These products are transported to our customers primarily by either truck or bulk rail. The sales of these products accounted for approximately 8%, 9% and 12% of our consolidated revenues in 2022, 2021 and 2020, respectively.
Joint Venture Relationships—We participate in several manufacturing joint ventures in Saudi Arabia, Indonesia and Thailand. We hold majority interests and have operational control of the joint ventures in Indonesia. We do not hold majority interests in any of the remaining joint ventures, nor do we have operational control. These ventures provide us with additional production capacity of approximately 70 thousand tons of compounding and solutions. These capacities are based on our percentage ownership interest in the joint ventures’ total capacities.
Raw Materials—The principal materials used in the production of our products are polypropylene, polyethylene, polystyrene, nylon and titanium dioxide. Raw materials required for the production of our products are obtained from our wholly owned or joint venture facilities and from a number of major plastic resin producers or other suppliers at market-based prices.

Our ability to pass through the increased cost of raw materials to customers is dependent on global market demand. In general, the pricing for purchases and sales of most products is determined by global market forces.
Industry Dynamics / Competition—With respect to product competition, the market is influenced and based on a variety of factors, including product development, price, product quality, product delivery, reliability of supply, product performance and customer service. We compete with regional and multinational marketers and producers of plastic resins and compounds. As polypropylene compounds are largely utilized in the automotive industry, we are also exposed to the volatility of this industry, which has significantly decreased since 2019.
Based on published capacity data and including our proportionate share of our joint ventures, we believe as of December 31, 2022, we were the largest global producer of polypropylene compounds.
Refining Segment
Overview—The primary products of our Refining segment are refined products made from heavy, high-sulfur crude oil and other crude oils of varied types and sources available on the U.S. Gulf Coast. These refined products include gasoline and distillates.
Sales & Marketing / Customers—The Houston refinery’s products are primarily sold in bulk to other refiners, marketers, distributors and wholesalers at market-related prices. Most of the Houston refinery’s products are sold under contracts with a term of one year or less or are sold in the spot market. The Houston refinery’s products generally are transported to customers via pipelines and terminals owned and operated by other parties. The sales of refined products accounted for approximately 22% of our consolidated revenues in 2022 and 16% of consolidated revenues in each of 2021 and 2020.
Raw Materials—Our Houston refinery, which is located on the Houston Ship Channel in Houston, Texas, has a crude oil processing capacity of approximately 268 thousand barrels per day on a calendar day basis (normal operating basis), or approximately 292 thousand barrels per day on a stream day basis (maximum achievable over a 24-hour period). The Houston refinery is a full conversion refinery designed to refine heavy, high-sulfur crude oil. This crude oil is more viscous and denser than traditional crude oil and contains higher concentrations of sulfur and heavy metals, making it more difficult to refine into gasoline and other high-value fuel products. As a result, high-sulfur crude oil has historically been less costly to purchase than light, low-sulfur crude oil. U.S. production is predominantly light sweet crude and much of the heavy crude has generally been imported from Canada, Mexico and other global producers, which has at times been subject to supply disruptions.
We purchase the crude oil used as a raw material for the Houston refinery on the open market on a spot basis and under a number of supply agreements with regional producers, generally with terms varying from three months to one year.
Industry Dynamics / Competition—Our refining competitors are major integrated oil companies, refineries owned or controlled by foreign governments and independent domestic refiners. Based on published data, as of January 2022, there were 130 operable crude oil refineries in the U.S., and total U.S. refinery capacity was approximately 18 million barrels per day. During 2022, the Houston refinery processed an average of approximately 238 thousand barrels per day of heavy crude oil.
Our refining operations compete for the purchases of crude oil based on price and quality. Supply disruptions could impact the availability and pricing. We compete in gasoline and distillate markets as a bulk supplier of fungible products satisfying industry and government specifications. Competition is based on price and location.

The markets for fuel products tend to be volatile as well as cyclical due to supply and demand fundamentals and changing crude oil and refined product prices. Crude oil prices are impacted by worldwide political events, the economics of exploration and production and refined products demand. Prices and demand for fuel products are influenced by seasonal and short-term factors such as weather and driving patterns, as well as by longer term issues such as the economy, environmental concerns, energy conservation and alternative fuels. Industry fuel products supply is dependent on short-term industry operating capabilities and on long-term refining capacity.
A crack spread is a benchmark indication of refining margins based on the processing of a specific type of crude oil into an assumed selection of major refined products. The Houston refinery generally tracks the Maya 2-1-1 crack spread, which represents the difference between the current month U.S. Gulf Coast price of two barrels of Maya crude oil as set by Petróleos Mexicanos and one barrel each of U.S. Gulf Coast Reformulated Blendstock for Oxygen Blending Gasoline and of U.S. Gulf Coast Ultra Low Sulfur Diesel. While these benchmark refining spreads are generally indicative of the level of profitability at the Houston refinery and similarly configured refineries, there are many other factors specific to each refinery and the industry in general, such as the value of refinery by-products, which influence operating results. Refinery by-products are products other than gasoline and distillates that represent about one-third of the total product volume, and include coke, sulfur, and lighter materials such as NGLs and crude olefins streams. The cost of Renewable Identification Numbers (“RINs”), which are renewable fuel credits mandated by the U.S. Environmental Protection Agency (the “EPA”), can also affect profitability.
In April 2022 we announced our decision to cease operation of our Houston refinery no later than the end of 2023 after determining that exiting the refining business is our best strategic and financial path forward. Our exit of the refining business progresses our greenhouse gas (“GHG”) emission reduction goals, and the site’s prime location gives us more options for advancing our future strategic objectives, including circularity. In the interim, we will continue serving the fuels market.
Technology Segment
Overview—Our Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts. We market our process technologies and our polyolefin catalysts to external customers and also use them in our own manufacturing operations. Over the past three years, approximately 20% to 25% of our catalyst sales were sold internally to other segments.
Our polyolefin process licenses are structured to provide a standard core technology, with individual customer needs met by adding customized modules that provide the required capabilities to produce the defined production grade slate and plant capacity. In addition to the basic license agreement, a range of services can also be provided, including project assistance, training, assistance in starting up the plant and ongoing technical support after start-up. We may also offer marketing and sales services. In addition, licensees may continue to purchase polyolefin catalysts that are consumed in the production process, generally under long-term catalyst supply agreements with us.
Research and Development—Our research and development (“R&D”) activities are designed to improve our existing products and processes, and discover and commercialize new materials, catalysts and processes. These activities focus on product and application development, process development, catalyst development and fundamental polyolefin-focused research.
In 2022, 2021 and 2020, our R&D expenditures were $124 million, $124 million and $113 million, respectively. A portion of these expenses are related to technical support and customer service and are allocated to the other business segments. In 2022, 2021, and 2020 approximately 45% of all R&D costs were allocated to business segments other than Technology.

GENERAL
Intellectual Property
We maintain an extensive patent portfolio and continue to file new patent applications in the U.S. and other countries. As of December 31, 2022, we owned approximately 6,000 patents and patent applications worldwide. Our patents and trade secrets cover our processes, products and catalysts and are significant to our competitive position, particularly with regard to PO, intermediate chemicals, petrochemicals, polymers and our process technologies. While we believe that our intellectual property provides competitive advantages, we do not regard our businesses as being materially dependent upon any single patent, trade secret or trademark. Some of our production capacity operates under licenses from third parties.
Environmental
Most of our operations are affected by national, state, regional and local environmental laws. Matters pertaining to the environment are discussed in Part I, Item 1A. Risk Factors; Part I, Item 3. Legal Proceedings; Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and Notes 2 and 17 to the Consolidated Financial Statements.
We have made, and intend to continue to make, the expenditures necessary for compliance with applicable laws and regulations relating to environmental, health and safety matters. We incurred capital expenditures of $194 million in 2022 for health, safety and environmental compliance purposes and improvement programs, and estimate such expenditures to be approximately $325 million in 2023 and $300 million in 2024.
While capital expenditures or operating costs for environmental compliance, including compliance with potential legislation and potential regulation related to climate change, cannot be predicted with certainty, we do not believe they will have a material effect on our competitive position in the near term.
While there can be no assurance that physical impacts to our facilities and supply chain due to climate change will not occur in the future, we do not believe these impacts are material in the near term.
Sustainability
LyondellBasell has established sustainability goals focusing on three key areas: ending plastic waste, addressing climate change and advancing a thriving society. One of our sustainability goals is to produce and market at least two million metric tons of recycled and renewable-based polymers annually by 2030, which represents approximately 20% of our 2022 global sales of polyethylene and polypropylene. Since 2019, we have produced and marketed products with more than 175,000 metric tons of recycled and renewable content.
In December 2022 we announced more ambitious climate reduction goals, increasing our 2030 GHG emissions reduction target for scope 1 and scope 2 emissions from 30% to 42%, relative to a 2020 baseline. In addition, we established a 2030 scope 3 GHG emissions reduction target of 30%, relative to a 2020 baseline, to align with science-based guidance.
As we progress in our efforts to achieve our goal to produce and market two million metric tons of recycled and renewable-based products, the corresponding increases in recycling rates will positively impact scope 3 emissions. We expect the emissions reductions we will get from accomplishing this goal to be incremental to the plans we currently have to reduce our scope 3 emissions by 30% by 2030. We estimate approximately 1 million metric tons of scope 3 reductions coming from achieving our circularity ambition.
As announced in April 2022, we are planning to close our Houston refinery by the end of December 2023. This is expected to reduce scope 1 and scope 2 GHG emissions by more than 3 million metric tons annually and scope 3 emissions by approximately 40 million metric tons annually.

Certain GHG emissions reduction initiatives planned for implementation by 2030 are expected to begin in the near-term as we plan to leverage existing asset turnaround schedules for our largest sites. In 2024, our Wesseling site in Germany is planning implementation of process heat recovery projects, electrification of a large process turbine and optimization of steam demand, including phasing out the use of coal, reducing scope 1 emissions by 150 thousand metric tons annually when compared to the average for 2019 and 2020. In 2025, at our Channelview site in Texas we plan to optimize heated equipment through advanced digitization, efficiency improvements and fuel management.
Our previously announced goal to achieve net zero scope 1 and 2 GHG emissions from global operations by 2050 remains unchanged. Our ambition to achieve net zero by 2050 will need to be enabled by the development and deployment of new technology, including those related to cracker electrification, the use of hydrogen, carbon capture and storage and carbon utilization, across our manufacturing footprint.
We also aim to secure at least 50% of our global electricity from renewable sources by 2030. As of February 2023, we have executed eight power purchase agreements, achieving over half of our 2030 target. These agreements will generate over 2.6 million megawatt hours of renewable electricity annually and reduce our scope 2 emissions by nearly 1 million metric tons of carbon emissions.
To achieve our targets, we expect capital spending in the future will include investments to support lowering emissions in our operations. We also anticipate incurring costs for environmental compliance, including compliance with potential legislation and potential regulation related to climate change. We expect capital spending to support these ambitions will represent approximately 15% of total capital expenditures over the next two years. While many of the GHG emissions reduction projects are still in the early stages of development, we will evaluate, pursue and prioritize our GHG emission investments based on a rate of return for the project.
Human Capital
Our success as a company is tied to the passion, knowledge and talent of our global team. To achieve our vision of being the best operated and most valued company in the industry, we must attract top performers and equip them with the tools needed to continuously grow and leverage their potential.
Our Code of Conduct sets out our expectations on topics such as respecting fellow employees, anti-corruption, conflicts of interest, trade compliance, anti-trust and competition law, insider trading, sanctions, misconduct and political donations. It is available in seventeen languages on our company website. New employees are trained on the Code of Conduct and all employees receive annual refresher training. We also have a human rights policy that establishes our standards for workforce health and safety; prevention of discrimination, harassment and retaliation; diversity and inclusion; workplace security; working conditions and fair wages; freedom of association; freely chosen employment; and child labor protections.
Safety, Employee Health and Well-Being—We are committed to providing a safe workplace, free from recognized hazards, and we comply with all applicable health and safety laws and recognized standards. GoalZERO is our commitment to operating safely and with a goal of zero incidents, zero injuries and zero accidents. We cultivate a GoalZERO mindset with clear standards, regular communication, training, and targeted campaigns and events, including our annual Global Safety Day.
Workplace Flexibility—We continued to support workplace flexibility in 2022 as a result of feedback we received from employees. Based in part on data from employee surveys, we enhanced our workplace flexibility initiative in early 2023 by offering up to three remote days per work week. These changes have helped to attract and retain employees. We will continue to study the effectiveness of this policy and will make changes, where necessary, to support business needs.

Global Talent Development and Engagement—To prepare our key individuals for advancement to larger roles, we tripled participation in our executive mentoring and peer learning programs. In addition, we launched a new program in partnership with external consultants to help diverse employees advance their leadership skills. Approximately 83% of our openings in leadership roles were filled by internal talent.
Demographics—As of December 31, 2022 we had approximately 19,300 employees. Our employee demographics, excluding temporary employees, consisted of the following:
U.S. Underrepresented population (“URP”) is based on reporting for the U.S. Equal Employment Opportunity Commission (“EEOC”), and includes employees who self-identify as Hispanic or Latino, Black or African American, Asian or Pacific Islander, Indian, Alaskan Native, Native Hawaiian or two or more races. Employees who self-identify as White or Caucasian are considered U.S. Non-Underrepresented.
Diversity, Equity, Inclusion—DEI remained a key focus in 2022. Our efforts reflect a holistic, multi-year strategy to improve representation, ensure fairness, and increase visibility and accountability to leadership.
Diversity (Representation)—The percentage of diverse employees on our Executive Committee, which reports directly to our CEO, increased from 18% in 2021 to 33% in 2022, and as of February 2023, has increased to 40%. Of the ten members on our Executive Committee, four are women, and together, our CEO and Executive Committee represent six different nationalities. This increase brings us closer to our long-term goals of achieving gender parity in global senior leadership. We are also committed to increasing the number of underrepresented senior leaders in the U.S. to reflect the general population ratio by 2032. To meet these targets, we have set short-term goals to increase the number of female senior leaders globally and the number of underrepresented senior leaders in the U.S. by 50% by 2027, relative to a 2022 baseline. These ambitious goals demonstrate our commitment to having a diverse group of company leaders.
To achieve these goals, we focused on enhancing our hiring, promotion and retention practices. With respect to hiring, we expanded our existing senior-level hiring practices to a larger group of positions. These practices include broader recruiting efforts, diverse interview panels and candidate slates, standardized interview questions and hiring-manager training. With respect to promotions, we launched a new program to help diverse employees advance their leadership skills. We also continued to develop and improve our internal talent programs. Through these efforts, we promoted 16% more women in 2022 than in 2021. Indeed, increased promotions of women were the main reason the number of women in senior leadership globally increased by 1% to 22% in 2022.

While we are making significant efforts, our progress towards our goals in 2022 was negatively impacted by increased attrition of both women and URP leaders. Despite increased hiring and promotions of URP employees, the number of URP senior leaders in the U.S. decreased by 1% from 2021 to 18% in 2022. We continue to analyze retention issues to understand attrition drivers and to enhance our employee engagement efforts. Other factors impacting our results were the challenging external talent market and the addition of new senior leadership roles due to the Company’s growth initiatives. We recognize that building talent pipelines and transforming culture takes time, and we remain committed to frequently assessing outcomes and developing programs that will advance these goals.
Equity (Fairness)—For the second consecutive year, we completed a pay equity review and performance analysis. Our pay equity review compared pay for like jobs and specifically focused on base pay for gender (globally) and ethnicity (U.S. only). Consistent with 2021 findings, the review reflected that pay is generally administered fairly with a small number of exceptions that should be remediated by the second quarter of 2023. We also confirmed that performance appraisals are generally administered fairly. Both of these annual review processes are now embedded in our HR processes.

The Company also implemented several practices to advance pay equity, including:

•Ensuring that job offers are based on the role, market competitiveness, and a candidate's level of proficiency and experience and not based on a candidate’s historical compensation;
•Modifying promotion practices to ensure pay fairness is applied consistently for internal candidates compared to external hires;
•Helping line managers conduct an internal equity review for their employees and, when necessary, making compensation adjustments; and
•Establishing a consistent framework for recognizing and retaining employees.

Finally, we conducted stakeholder workshops to strengthen our approach to pay equity and provide increased transparency to employees about pay practices.
Inclusion (Belonging)—We advanced our inclusion efforts by increasing the number of global employee networks from four to six, building a global diverse network of employees championing inclusion. Executive leaders serve as active sponsors for each network, and about 15% of our global workforce has joined at least one of our employee networks. We have network members present at 92% of our global sites, with 47% of members residing outside of the U.S. and 28% joining as allies of underrepresented groups. Network programming is strongly tied to career development and business and community impact, including engagement in strategy development activities with executives in 2022.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Our executive officers as of February 23, 2023 were as follows:

Name and Age	Significant Experience

Peter Vanacker, 56	Chief Executive Officer since May 2022.

President, Chief Executive Officer and Chair of the Executive Committee of Neste Corporation, a renewable products company From September 2018 to May 2022.

Chief Executive Officer and Managing Director of the CABB Group, a global supplier of fine and specialty chemicals from April 2015 to August 2018.

Tracey Campbell, 56	Executive Vice President, Sustainability and Corporate Affairs since October 2022.

Vice President, Public Affairs from November 2020 to September 2022.

Director, Polyolefins Asia Pacific from July 2018 to October 2020.

Director, North America Feedstock Supply from April 2015 to June 2018.

Trisha Conley, 50	Executive Vice President, People and Culture since February 2023.

Senior Vice President, People Development of Renewable Energy Group, a renewable energy company, from August 2020 to January 2023.

Vice President of Human Resources, Fuels North America and Head of Country (United States) for Downstream Human Resources at BP, a global energy provider, from July 2015 to July 2020.

Kim Foley, 56
Executive Vice President, Intermediates and Derivatives and Refining since October 2022.

Senior Vice President, HSE, Global Engineering and Turnarounds from August 2020 to September 2022.

Vice President, Health, Safety and Environment from October 2019 to July 2020.

Site Manager at Channelview from May 2017 to October 2019.

Dale Friedrichs, 59
Executive Vice President, Operational Excellence and HSE since October 2022.

Interim Executive Vice President, People and Culture from October 2022 to February 2023.

Senior Vice President, Human Resources and Global Projects from August 2020 to September 2022.

Vice President, Human Resources from October 2019 to July 2020.

Vice President, Health, Safety, Environment and Security from February 2017 to October 2019.

Name and Age	Significant Experience

James Guilfoyle, 52	Senior Vice President, O&P, Europe, Africa, Middle East and India since October 2022.

Executive Vice President, Advanced Polymer Solutions & Global Supply Chain from July 2018 to September 2022.

Senior Vice President, Global Intermediates & Derivatives and Global Supply Chain from February 2017 to July 2018.

Jeffrey Kaplan, 54	Executive Vice President and General Counsel since October 2022. Executive Vice President, Legal & Public Affairs and Chief Legal Officer from March 2015 to September 2022.

Kenneth (“Ken”) Lane, 54
Executive Vice President, Olefins & Polyolefins since October 2022.

Executive Vice President, Global Olefins and Polyolefins from July 2019 to September 2022.

Interim Chief Executive Officer from January 2022 to May 2022.

President, Monomers Division at BASF, a German chemical company, from January 2019 to July 2019.

President, Global Catalysts at BASF from June 2013 to December 2018.

Michael C. McMurray, 58	Executive Vice President and Chief Financial Officer since November 2019.

Senior Vice President and Chief Financial Officer at Owens Corning, a global manufacturer of insulation, roofing and fiberglass composites, from August 2012 to November 2019.

Torkel Rhenman, 59
Executive Vice President, Advanced Polymer Solutions since October 2022.

Executive Vice President, Intermediates & Derivatives, and Refining from August 2020 to September 2022.

Executive Vice President, Intermediates & Derivatives from July 2019 to July 2020.

Chief Executive Officer and Director of Lhoist Group, a privately held minerals and mining company, from 2012 to 2017.

Name and Age	Significant Experience

James Seward, 55	Executive Vice President and Chief Innovation Officer since October 2022.

Senior Vice President, Research & Development, Technology and Sustainability from August 2020 to September 2022.

Senior Vice President, Technology Business, Sustainability, and Olefins & Polyolefins, Europe, Asia and International Joint Venture Management from September 2018 to July 2020.

Vice President, Joint Ventures and International Marketing from May 2014 to August 2018.

Yvonne van der Laan, 51	Executive Vice President, Circular and Low Carbon Solutions since October 2022.

Senior Director, Global Circularity from May 2022 to September 2022.

Director, Olefins & Optimizations, Europe from September 2019 to April 2022.

Vice President, Industry & Bulk Cargo for the Port of Rotterdam, the largest seaport in Europe, from February 2016 to September 2019.

Description of Properties
Our principal manufacturing facilities as of December 31, 2022 are set forth below and are identified by the principal segment or segments using the facility. All of the facilities are wholly owned, except as otherwise noted.

Location	Segment

Americas
Bayport (Pasadena), Texas	I&D
Bayport (Pasadena), Texas(1)	I&D
Bayport (Pasadena), Texas	O&P-Americas
Channelview, Texas	O&P-Americas
Channelview, Texas(1)(2)	I&D
Chocolate Bayou, Texas	O&P-Americas
Clinton, Iowa	O&P-Americas
Corpus Christi, Texas	O&P-Americas
Edison, New Jersey	O&P-Americas
Houston, Texas	Refining
La Porte, Texas(3)	O&P-Americas
La Porte, Texas(3)	I&D
Lake Charles, Louisiana	O&P-Americas
Lake Charles, Louisiana	O&P-Americas
Matagorda, Texas	O&P-Americas
Morris, Illinois	O&P-Americas
Victoria, Texas†	O&P-Americas
Europe
Berre l’Etang, France	O&P-EAI
Botlek, Rotterdam, The Netherlands†	I&D
Brindisi, Italy	O&P-EAI
Carrington, UK†	O&P-EAI
Ferrara, Italy	O&P-EAI
Technology
Fos-sur-Mer, France†	I&D
Frankfurt, Germany†	O&P-EAI
Technology
Knapsack, Germany†	O&P-EAI
APS
Kerpen, Germany	APS
Ludwigshafen, Germany†	Technology
Maasvlakte, The Netherlands(4)†	I&D
Moerdijk, The Netherlands†	O&P-EAI
Münchsmünster, Germany	O&P-EAI
Tarragona, Spain(5)†	O&P-EAI
APS
Wesseling, Germany	O&P-EAI
Asia-Pacific
Panjin, China(6)†	O&P-EAI
†     The facility is located on leased land.

(1)The Bayport PO/TBA plants and the Channelview PO/SM I plant are held by the U.S. PO joint venture between Covestro and Lyondell Chemical Company. These plants are located on land leased by the U.S. PO joint venture.
(2)Equistar Chemicals, LP operates a polybutadiene unit, which is owned by an unrelated party and is located within the Channelview facility on property leased from Equistar Chemicals, LP.
(3)The La Porte facilities are on contiguous property.
(4)The Maasvlakte plant is owned by the European PO joint venture and is located on land leased by the European PO joint venture.
(5)The Tarragona PP facility is located on leased land; the compounds facility is located on co-owned land.
(6)The Panjin facility is owned by the Bora LyondellBasell Petrochemical Co., Ltd. joint venture and is located on land leased by the joint venture.

Other Locations and Properties
We maintain executive offices in London, the United Kingdom; Rotterdam, The Netherlands; Houston, Texas and Hong Kong, China. We maintain research facilities in Lansing, Michigan; Channelview, Texas; Cincinnati, Ohio; Ferrara, Italy and Frankfurt, Germany. Our Asia-Pacific headquarters are in Hong Kong. We also have technical support centers in Bayreuth, Germany; Mumbai, India; and Tarragona, Spain. We have various sales facilities worldwide.
Website Access to SEC Reports
Our Internet website address is http://www.LyondellBasell.com. Information contained on our Internet website is not part of this report on Form 10-K.
Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available on our website, free of charge, as soon as reasonably practicable after such reports are filed with, or furnished to, the U.S. Securities and Exchange Commission (“SEC”). Alternatively, these reports may be accessed at the SEC’s website at http://www.sec.gov.

Item 1A.     Risk Factors.
You should carefully consider the following risk factors in addition to the other information included in this Annual Report on Form 10-K. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock.
Risks Related to our Business and Industry
The cyclicality and volatility of the industries in which we participate may cause significant fluctuations in our operating results.
Our business operations are subject to the cyclical and volatile nature of the supply-demand balance in the chemical and refining industries. Our future operating results are expected to continue to be affected by this cyclicality and volatility. The chemical and refining industries historically have experienced alternating periods of capacity shortages, causing prices and profit margins to increase, followed by periods of excess capacity, resulting in oversupply, declining capacity utilization rates and declining prices and profit margins.
In addition to changes in the supply and demand for products, changes in energy prices and other worldwide economic conditions can cause volatility. These factors result in significant fluctuations in profits and cash flow from period to period and over business cycles.

New capacity additions around the world may lead to periods of oversupply and lower profitability. The timing and extent of any changes to currently prevailing market conditions are uncertain and supply and demand may be unbalanced at any time. As a consequence, we are unable to accurately predict the extent or duration of future industry cycles or their effect on our business, financial condition or results of operations.
A sustained decrease in the price of crude oil may adversely impact the results of our operations, primarily in North America.
Energy costs generally follow price trends of crude oil and natural gas. These price trends may be highly volatile and cyclical. In the past, raw material and energy costs have experienced significant fluctuations that adversely affected our business segments’ results of operations. For example, we have benefited from the favorable ratio of U.S. crude oil prices to natural gas prices in the past. If the price of crude oil remains lower relative to U.S. natural gas prices or if the demand for natural gas and NGLs increases, this may have a negative impact on our results of operations.
Costs and limitations on supply of raw materials and energy may result in increased operating expenses.
The costs of raw materials and energy represent a substantial portion of our operating expenses. Due to the significant competition we face and the commodity nature of many of our products we are not always able to pass on raw material and energy cost increases to our customers. When we do have the ability to pass on the cost increases, we are not always able to do so quickly enough to avoid adverse impacts on our results of operations. For example during 2022, increases in costs for energy and raw materials, and the related decline in demand for our products, resulted in the reduction of operating rates or delayed restart of operations at several of our sites in Europe.
Cost increases for raw materials, energy, or broad-based price inflation also increase working capital needs, which could reduce our liquidity and cash flow. Even if we are able to increase our sales prices to reflect these increases, demand for products may decrease as consumers and customers reduce their consumption or use substitute products, which may have an adverse impact on our results of operations. In addition, producers in natural gas cost-advantaged regions, such as the Middle East and North America, benefit from the lower prices of natural gas and NGLs. Competition from producers in these regions may cause us to reduce exports from Europe and elsewhere. Any such reductions may increase competition for product sales within Europe and other markets, which can result in lower margins in those regions.
For some of our raw materials and utilities there are a limited number of suppliers and, in some cases, the supplies are specific to the particular geographic region in which a facility is located. It is also common in the chemical and refining industries for a facility to have a sole, dedicated source for its utilities, such as steam, electricity and gas. Having a sole or limited number of suppliers may limit our negotiating power, particularly in the case of rising raw material costs. Any new supply agreements we enter into may not have terms as favorable as those contained in our current supply agreements.
Additionally, there is concern over the reliability of water sources, including around the U.S. Gulf Coast where several of our facilities are located. The decreased availability or less favorable pricing for water as a result of population growth, drought or regulation could negatively impact our operations, including by impacting our ability to produce or transport our products.
If our raw material or utility supplies were disrupted, our businesses would likely incur increased costs to procure alternative supplies or incur excessive downtime, which would have a negative impact on plant operations. Disruptions of supplies may occur as a result of transportation issues resulting from natural disasters, water levels, and interruptions in marine water routes, among other causes, that can affect the operations of vessels, barges, rails, trucks and pipeline traffic. These risks are particularly prevalent in the U.S. Gulf Coast area. Additionally, increasing exports of NGLs and crude oil from the U.S. or greater restrictions on hydraulic fracturing could restrict the availability of our raw materials, thereby increasing our costs.
With increased volatility in raw material costs, our suppliers could impose more onerous terms on us, resulting in shorter payment cycles and increasing our working capital requirements.

Our ability to source raw materials may be adversely affected by political instability, civil disturbances or other governmental actions.
We obtain a portion of our principal raw materials from sources in the Middle East and Central and South America that may be less politically stable than other areas in which we conduct business. Political instability, civil disturbances and actions by governments in these areas are more likely to substantially increase the price and decrease the supply of raw materials necessary for our operations, which could have a material adverse effect on our results of operations.
Incidents of civil unrest, including terrorist attacks and demonstrations that have been marked by violence, have occurred in a number of countries in the Middle East and South America. Some political regimes in these countries are threatened or have changed as a result of such unrest. Political instability and civil unrest could continue to spread in the region and involve other areas. Such unrest, if it continues to spread or grow in intensity, could lead to civil wars, regional conflicts or regime changes resulting in governments that are hostile to countries in which we conduct substantial business, such as in the U.S., Europe or their respective trading partners.
Our business is capital intensive and we rely on cash generated from operations and external financing to fund our growth and ongoing capital needs. Limitations on access to external financing could adversely affect our operating results.
We require significant capital to operate our current business and fund our growth strategy. Moreover, interest payments, dividends, capital requirements of our joint ventures, the expansion of our current business or other business opportunities may require significant amounts of capital. If we need external financing, our access to credit markets and pricing of our capital is dependent upon maintaining sufficient credit ratings from credit rating agencies and the state of the capital markets generally. There can be no assurances that we would be able to incur indebtedness on terms we deem acceptable, and it is possible that the cost of any financings could increase significantly, thereby increasing our expenses and decreasing our net income. If we are unable to generate sufficient cash flow or raise adequate external financing, including as a result of significant disruptions in the global credit markets, we could be forced to restrict our operations and growth opportunities, which could adversely affect our operating results.
We may use our $3,250 million revolving credit facility, which backs our commercial paper program, to meet our cash needs, to the extent available. As of December 31, 2022, we had no borrowings or letters of credit outstanding under the facility and $200 million, net of discount, outstanding under our commercial paper program, leaving an unused and available credit capacity of $3,050 million. We may also meet our cash needs by selling receivables under our $900 million U.S. Receivables Facility. As of December 31, 2022, we had availability of $794 million under this facility. In the event of a default under our credit facilities or any of our senior notes, we could be required to immediately repay all outstanding borrowings and make cash deposits as collateral for all obligations the facility supports, which we may not be able to do. Any default under any of our credit arrangements could cause a default under many of our other credit agreements and debt instruments. Without waivers from lenders party to those agreements, any such default could have a material adverse effect on our ability to continue to operate.
Risks Related to our Operations
Our operations are subject to risks inherent in chemical and refining businesses, and we could be subject to liabilities for which we are not fully insured or that are not otherwise mitigated.
We maintain property, business interruption, product, general liability, casualty and other types of insurance that we believe are appropriate for our business and operations as well as in line with industry practices. However, we are not fully insured against all potential hazards incident to our business, including losses resulting from natural disasters or climate-related exposures, wars or terrorist acts. Changes in insurance market conditions have caused, and may in the future cause, premiums and deductibles for certain insurance policies to increase substantially and, in some instances, for certain insurance to become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we were not fully insured, we might not be able to finance the amount of the uninsured liability on terms acceptable to us or at all, and might be obligated to divert a significant portion of our cash flow from normal business operations.
Our business, including our results of operations and reputation, could be adversely affected by safety or product liability issues.
Failure to appropriately manage occupational safety, process safety, product safety, human health, product liability and environmental risks inherent in the chemical and refining businesses and associated with our products, product life cycles and production processes could result in unexpected incidents including releases, fires, or explosions resulting in personal injury, loss of life, environmental damage, loss of revenue, legal liability, and/or operational disruption. Public perception of the risks associated with our products and production processes could impact product acceptance and influence the regulatory environment in which we operate. While we have management systems, procedures and controls to manage these risks, issues could be created by events outside of our control, including natural disasters, severe weather events and acts of sabotage.
Further, because a part of our business involves licensing polyolefin process technology, our licensees are exposed to similar risks involved in the manufacture and marketing of polyolefins. Hazardous incidents involving our licensees, if they do result or are perceived to result from use of our technologies, may harm our reputation, threaten our relationships with other licensees and/or lead to customer attrition and financial losses. Our policy of covering these risks through contractual limitations of liability and indemnities and through insurance may not always be effective. As a result, our financial condition and results of operation would be adversely affected, and other companies with competing technologies may have the opportunity to secure a competitive advantage.
Interruptions of operations at our facilities may result in increased liabilities or lower operating results.
We own and operate large-scale facilities. Our operating results are dependent on the continued operation of our various production facilities and the ability to complete construction and maintenance projects on schedule. Interruptions at our facilities may materially reduce the productivity and profitability of a particular manufacturing facility, or our business as a whole, during and after the period of such operational difficulties. In recent years, we have had to shut down plants on the U.S. Gulf Coast, including the temporary shutdown of a portion of our Houston refinery, as a result of various hurricanes and cold weather events striking Texas and Louisiana. In addition, because the Houston refinery is our only refining operation, an outage at the refinery could have a particularly negative impact on our operating results as we do not have the ability to increase refining production elsewhere.
Our operations are subject to hazards inherent in chemical manufacturing and refining and the related storage and transportation of raw materials, products and wastes. These potential hazards include:
•pipeline leaks and ruptures;
•explosions;
•fires;
•severe weather and natural disasters;
•mechanical failure;
•unscheduled downtimes;
•supplier disruptions;
•labor shortages or other labor difficulties;
•transportation interruptions;
•remediation complications;
•increased restrictions on, or the unavailability of, water for use at our manufacturing sites or for the transport of our products or raw materials;

•chemical and oil spills;
•discharges or releases of toxic or hazardous substances or gases;
•shipment of incorrect or off-specification product to customers;
•storage tank leaks;
•other environmental risks; and
•cyber-attack or other terrorist acts.
Some of these hazards may cause severe damage to or destruction of property and equipment, personal injury, loss of life, environmental damage, legal liability resulting from government action or litigation, loss of revenue, suspension of operations or the shutdown of affected facilities.
Large capital projects can take many years to complete, and market conditions could deteriorate significantly between the project approval date and the project startup date, negatively impacting project returns. If we are unable to complete capital projects at their expected costs and in a timely manner, or if the market conditions assumed in our project economics deteriorate, our business, financial condition, results of operations and cash flows could be materially and adversely affected.
Delays or cost increases related to capital spending programs involving engineering, procurement and construction of facilities could materially adversely affect our ability to achieve forecasted internal rates of return and operating results. For example, higher costs arising from delaying construction of our world-scale PO/TBA plant in Houston due to COVID-19, more extensive civil construction, and unexpected tariffs on materials increased our costs and impacted our projected rate of return on the project. Delays in making required changes or upgrades to our facilities could subject us to fines or penalties as well as affect our ability to contract with our customers and supply certain products we produce. Such delays or cost increases may arise as a result of unpredictable factors, many of which are beyond our control, including:
•denial of or delay in receiving requisite regulatory approvals and/or permits;
•unplanned increases in the cost of construction materials or labor;
•disruptions in transportation of components or construction materials;
•adverse weather conditions, natural disasters or other events (such as equipment malfunctions, explosions, fires or spills) affecting our facilities, or those of vendors or suppliers;
•shortages of sufficiently skilled labor, or labor disagreements resulting in unplanned work stoppages; and
•nonperformance by, or disputes with, vendors, suppliers, contractors or subcontractors.
Any one or more of these factors could have a significant impact on our ongoing capital projects. If we were unable to make up the delays associated with such factors or to recover the related costs, or if market conditions change, it could materially and adversely affect our business, financial condition, results of operations and cash flows.
Shared control or lack of control of joint ventures may delay decisions or actions regarding our joint ventures.
A portion of our operations are conducted through joint ventures, where control may be exercised by or shared with unaffiliated third parties. We cannot control the actions or ownership of our joint venture partners, including any nonperformance, default or bankruptcy of joint venture partners. The joint ventures that we do not control may also lack financial reporting systems to provide adequate and timely information for our reporting purposes.

Our joint venture partners may have different interests or goals than we do and may take actions contrary to our requests, policies or objectives. Differences in views among the joint venture participants also may result in delayed decisions or in failures to agree on major matters, potentially adversely affecting the business and operations of the joint ventures and in turn our business and operations. We may develop a dispute with any of our partners over decisions affecting the venture that may result in litigation, arbitration or some other form of dispute resolution. If a joint venture participant acts contrary to our interest, it could harm our brand, business, results of operations and financial condition.
We may be required to record material charges against our earnings due to any number of events that could cause impairments to our assets.
We may be required to reduce production or idle facilities for extended periods of time or exit certain businesses as a result of the cyclical nature of our industry. Specifically, oversupplies of or lack of demand for particular products or high raw material prices may cause us to reduce production. We may choose to reduce production at certain facilities because we have off-take arrangements at other facilities, which make any reductions or idling unavailable at those facilities. Any decision to permanently close facilities or exit a business would likely result in impairment and other charges to earnings. For example, in April 2022, the Finance Committee of the Board of Directors of the Company approved a plan to exit the refining business, resulting in the recognition of $187 million of expense. See Notes 7, 12 and 20 to the Consolidated Financial Statements for additional information regarding the planned exit.
Temporary outages at our facilities can last for several quarters and sometimes longer. These outages could cause us to incur significant costs, including the expenses of maintaining and restarting these facilities. In addition, we have significant obligations under take-or-pay agreements. Even though we may reduce production at facilities, we may be required to continue to purchase or pay for utilities or raw materials under these arrangements.
Acquisitions or dispositions of assets or businesses could disrupt our business and harm our financial condition and stock price.
We continually evaluate the performance and strategic fit of all of our businesses and evaluate whether our businesses would benefit from acquisitions to enhance growth or dispositions that would align our footprint with our overall business strategy. These transactions pose risks and challenges that could negatively impact our business and financial statements.
Acquisitions involve numerous risks, including meeting our standards for compliance, problems combining the purchased operations, technologies or products, unanticipated costs and liabilities, diversion of management’s attention from our core businesses, and potential loss of key employees. There can be no assurance that we will be able to integrate successfully any businesses, products, technologies, or personnel that we might acquire. The integration of businesses that we may acquire is likely to be a complex, time-consuming, and expensive process and we may not realize the anticipated revenues, synergies, or other benefits associated with our acquisitions if we do not manage and operate the acquired business up to our expectations. If we are unable to efficiently operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls, and human resources practices, our business, financial condition, and results of operations may be adversely affected.
Dispositions of assets or businesses involve risks, including difficulties in the separation of operations, services, products and personnel, the diversion of management's attention from other business concerns, the disruption of our business, the potential loss of key employees and the retention of uncertain environmental or other contingent liabilities related to the divested business. In addition, they may result in significant asset impairment charges, including those related to goodwill and other intangible assets, which could have a material adverse effect on our financial condition and results of operations. For example, in April 2022 we agreed to the sale of our Australian polypropylene business that resulted in a $69 million non-cash impairment charge, which impacted earnings. In the event we are unable to successfully divest a business or product line, we may be forced to wind down such business or product line, which could materially and adversely affect our results of operations and financial condition.

We cannot assure you that we will be successful in managing these or any other significant risks that we encounter in acquiring or divesting a business or product line, and any transaction we undertake could materially and adversely affect our business, financial condition, results of operations and cash flows, and may also result in a diversion of management attention, operational difficulties and losses.
Risks related to the Global Economy and Multinational Operations
Economic disruptions and downturns in general, and particularly continued global economic uncertainty or economic turmoil in emerging markets, could have a material adverse effect on our business, prospects, operating results, financial condition and cash flows.
Our results of operations can be materially affected by adverse conditions in the financial markets and depressed economic conditions generally. Economic downturns in the businesses and geographic areas in which we sell our products could substantially reduce demand for our products and result in decreased sales volumes and increased credit risk. Recessionary environments adversely affect our business because demand for our products is reduced, particularly from our customers in industrial markets generally and the automotive and housing industries specifically, and may result in higher costs of capital. A significant portion of our revenues and earnings are derived from our business in Europe. In addition, most of our European transactions and assets, including cash reserves and receivables, are denominated in euros.
We also derive significant revenues from our business in emerging markets, particularly the emerging markets in Asia and South America. Any broad-based downturn in these emerging markets, or in a key market such as China, could require us to reduce export volumes into these markets and could also require us to divert product sales to less profitable markets. Any of these conditions could ultimately harm our overall business, prospects, operating results, financial condition and cash flows.
We sell products in highly competitive global markets and face significant price pressures.
We sell our products in highly competitive global markets. Due to the commodity nature of many of our products, competition in these markets is based primarily on price and, to a lesser extent, on product performance, product quality, product deliverability, reliability of supply and customer service. Often, we are not able to protect our market position for these products by product differentiation and may not be able to pass on cost increases to our customers due to the significant competition in our business.
In addition, we face increased competition from companies that may have greater financial resources and different cost structures or strategic goals than us. These include large integrated oil companies (some of which also have chemical businesses), government-owned businesses, and companies that receive subsidies or other government incentives to produce certain products in a specified geographic region. Continuing competition from these companies, especially in our olefin and refining businesses, could limit our ability to increase product sales prices in response to raw material and other cost increases, or could cause us to reduce product sales prices to compete effectively, which would reduce our profitability. Competitors with different cost structures or strategic goals than we have may be able to invest significant capital into their businesses, including expenditures for research and development. In addition, specialty products we produce may become commoditized over time. Increased competition could result in lower prices or lower sales volumes, which would have a negative impact on our results of operations.

We operate internationally and are subject to exchange rate fluctuations, exchange controls, political risks and other risks relating to international operations.
We operate internationally and are subject to the risks of doing business on a global level. These risks include fluctuations in currency exchange rates, economic instability and disruptions, restrictions on the transfer of funds and the imposition of trade restrictions or duties and tariffs, and complex regulations concerning privacy and data security. Additional risks from our multinational business include transportation delays and interruptions, war, terrorist activities, epidemics, pandemics, political instability, import and export controls, sanctions, changes in governmental policies, labor unrest and current and changing regulatory environments.
We generate revenues from export sales and operations that may be denominated in currencies other than the relevant functional currency. Exchange rates between these currencies and functional currencies in recent years have fluctuated significantly and may do so in the future. It is possible that fluctuations in exchange rates will result in reduced operating results. Additionally, we operate with the objective of having our worldwide cash available in the locations where it is needed, including the United Kingdom for our parent company’s significant cash obligations as a result of dividend payments. It is possible that we may not always be able to provide cash to other jurisdictions when needed or that such transfers of cash could be subject to additional taxes, including withholding taxes.
Our operating results could be negatively affected by the laws, rules and regulations, as well as political environments, in the jurisdictions in which we operate. There could be reduced demand for our products, decreases in the prices at which we can sell our products and disruptions of production or other operations. Trade protection measures such as quotas, duties, tariffs, safeguard measures or anti-dumping duties imposed in the countries in which we operate could negatively impact our business. Additionally, there may be substantial capital and other costs to comply with regulations and/or increased security costs or insurance premiums, any of which could reduce our operating results.
We obtain a portion of our principal raw materials from international sources that are subject to these same risks. Our compliance with applicable customs, currency exchange control regulations, transfer pricing regulations or any other laws or regulations to which we may be subject could be challenged. Furthermore, these laws may be modified, the result of which may be to prevent or limit subsidiaries from transferring cash to us.
Furthermore, we are subject to certain existing, and may be subject to possible future, laws that limit or may limit our activities while some of our competitors may not be subject to such laws, which may adversely affect our competitiveness.
Changes in tax laws and regulations could affect our tax rate and our results of operations.
The Company operates in multiple jurisdictions with complex legal and tax regulatory environments and is subject to taxes in the U.S. and non-U.S. jurisdictions. Significant changes to tax laws and regulations in these jurisdictions or their interpretation could have a material impact on our effective income tax rate. Our future effective income tax rates could also fluctuate based on, among other factors, changes in pre-tax income in countries with varying statutory tax rates, changes in valuation allowances, changes in foreign exchange gains/losses, the amount of exempt income, and changes in unrecognized tax benefits associated with uncertain tax positions. Our tax returns are periodically audited or subjected to review by tax authorities, and any adverse result of these examinations could also have an impact on our effective income tax rate and our results of operations. We regularly evaluate the likelihood of an adverse result of an examination, however, there is no assurance as to the ultimate outcome and impact.

Risks Related to Health, Safety, and the Environment
We cannot predict with certainty the extent of future costs under environmental, health and safety and other laws and regulations, and cannot guarantee they will not be material.
We may face liability arising out of the normal course of business, including alleged personal injury or property damage due to exposure to chemicals or other hazardous substances at our current or former facilities, or exposure to products or chemicals that we manufacture, handle or own. In addition, because our products are components of a variety of other end-use products, we, along with other members of the chemical industry, are subject to potential claims related to those end-use products. Any substantial increase in the success of these types of claims could negatively affect our operating results.
We are subject to extensive national, regional, state and local environmental laws, regulations, directives, rules and ordinances concerning pollution, protection of the environment, hazardous materials, health and safety, the security of our facilities, and the safety of our products. We generally expect that these requirements are likely to become more stringent over time. Changes to such laws could result in restrictions on our operations, denial of permits, loss of business opportunities, increased operating costs or additional capital expenditures. We could incur significant costs or operational restrictions due to violations of or liabilities under such laws and regulations in the form of fines, penalties, and injunctive relief. Any substantial liability under such laws could have a material adverse effect on our financial condition, results of operations and cash flows. Additionally, we are required to have permits for our businesses and are subject to licensing regulations. These permits and licenses are subject to renewal, modification and in some circumstances, revocation. Further, the permits and licenses are often difficult, time consuming and costly to obtain and could contain conditions that limit our operations.
We may incur substantial costs to comply with climate change legislation and related regulatory initiatives.
There has been a broad range of proposed or promulgated international, national and state laws focusing on greenhouse gas (“GHG”) emission reduction and global climate change. These proposed or promulgated laws apply or could apply in countries where we have interests or may have interests in the future. Laws and regulations in this field continue to evolve and, while they are likely to be increasingly widespread and stringent, at this stage it is not possible to accurately estimate either a timetable for implementation or our future compliance costs relating to implementation. Under the 2015 Paris Agreement, parties to the United Nations Framework Convention on Climate Change agreed to undertake ambitious efforts to reduce GHG emissions and strengthen adaptation to the effects of climate change.
Jurisdictions in which we operate, including, in particular, the European Union (EU), are preparing national legislation and protection plans to implement their emission reduction commitments under the Paris Agreement. In June 2021, the European Climate Law set legally binding targets of net zero GHG emissions by 2050, and a 55% reduction in GHG emissions by 2030. In December 2022, the EU announced forthcoming regulations to support the 2030 climate target, including a revision of the EU Emissions Trading System (ETS), and the introduction of a Carbon Border Adjustment Mechanism. Our operations in Europe participate in the ETS and we meet our obligations through a combination of free and purchased emission allowances. We anticipate the forthcoming regulations will result in an accelerated reduction of our free allowances and higher market prices for purchased allowances. These and other future regulations could result in increased costs, additional capital expenditures, and/or restrictions on operations.
In the U.S., addressing climate change is a stated priority of President Biden, and in February 2021, the U.S. recommitted to the Paris Agreement after having withdrawn in August 2017. The U.S. Environmental Protection Agency as well as several state governments have promulgated regulations directed at GHG emissions reductions from certain types of facilities. Additional regulations could be forthcoming at the U.S. federal or state level that could result in increased operating costs for compliance, required acquisition or trading of emission allowances, or compliance costs associated with additional regulatory frameworks for a range of potential carbon reduction projects, including carbon capture, use, and sequestration projects. Additionally, demand for the products we produce may be reduced.

Non-Governmental Organizations have been active in filing lawsuits against governments and private parties in various jurisdictions around the world seeking enforcement of existing laws and new requirements to reduce GHG emissions. In one case decided in the Netherlands in May 2021, plaintiffs obtained a ruling ordering Royal Dutch Shell to reduce its Scope 1, 2 and 3 carbon emissions by 45% by 2030. These types of laws, regulations, and litigation results could increase the cost of purchased energy and increase costs of compliance in various locations.
Compliance with climate regulations may result in increased permitting necessary for the operation of our business or for any of our growth plans. Difficulties in obtaining such permits could have an adverse effect on our future growth. In addition, any future potential climate regulations, legislation, or litigation results could impose additional operating restrictions or delays in implementing growth projects or other capital investments, require us to incur increased costs, and could have a material adverse effect on our business and results of operations.

Legislation and regulatory initiatives could lead to a decrease in demand for our products.
New or revised governmental regulations and independent studies relating to the effect of our products on health, safety and the environment may affect demand for our products and the cost of producing our products. Initiatives by governments and private interest groups will potentially result in increased toxicological testing and risk assessments of a wide variety of chemicals, including chemicals used or produced by us. New or revised legislation or regulations could result in additional use restrictions and/or bans of certain chemicals. For example, in the EU, the European Commission as part of its Green Deal published the Chemicals Strategy for Sustainability Towards a Toxic-Free Environment (“CSS”). The CSS sets forth far-reaching plans for introducing significant changes to the EU regulatory frameworks for chemicals including the Regulation on Registration, Evaluation, Authorization and Restriction of Chemicals (“REACH”), and the Classification, Labelling and Packaging Regulation (“CLP”) that could result in increased compliance costs, additional restrictions, and/or bans of chemicals used or produced by us. In the U.S., changes to the U.S. Environmental Protection Agency’s risk evaluation process under the Toxic Substances Control Act (“TSCA”) could also result in additional restrictions and/or bans of chemicals used or produced by us.
Assessments under TSCA, REACH or similar programs or regulations in other state or national jurisdictions may result in heightened concerns about the chemicals we use or produce and may result in additional requirements or bans being placed on the production, handling, labeling or use of those chemicals. Such concerns and additional requirements could also increase the cost incurred by our customers to use our chemical products and otherwise limit the use of these products, which could lead to a decrease in demand for these products. Such a decrease in demand could have an adverse impact on our business and results of operations.
The physical impacts of climate change can negatively impact our facilities and operations.
Potential physical impacts of climate change include increased frequency and severity of hurricanes and floods as well as freezing conditions, tornadoes, and global sea level rise. Although we have preparedness plans in place designed to minimize impacts and enhance safety, should an event occur, it could have the potential to disrupt our supply chain and operations. A number of our facilities are located on the U.S. Gulf Coast, which has been impacted by hurricanes that have required us to temporarily shut down operations at those sites. Our sites rely on rivers for transportation that may experience restrictions in times of drought or other unseasonal weather variation. In addition, scarcity of water and drought conditions due to climate change could reduce the availability of fresh water needed to produce our products which could increase our costs of operations.

Increased regulation or deselection of plastic could lead to a decrease in demand growth for some of our products.
There is a growing concern with the accumulation of plastic, including microplastics, and plastic waste in the environment. Additionally, plastics have recently faced increased public backlash and scrutiny, as well as governmental investigations and enforcement, and private litigation. Policy measures to address this concern are being discussed or implemented by governments at all levels. For example, on March 2, 2022, the United Nations Environment Assembly adopted a resolution to develop a new international legally binding instrument on plastic pollution with the ambition to complete the negotiations by the end of 2024. The European Union has been undertaking a series of actions under its Circular Economy Action Plan, including adoption of the Single Use Plastics Directive in 2019, which introduced policy measures for single use plastics including bans, product design requirements, extended producer responsibility obligations, and labeling requirements, and adoption of a proposed Packaging and Packaging Waste Regulation in 2022. In addition, a host of single-use plastic bans and taxes have been passed by countries around the world and states and municipalities throughout the U.S. Consumer deselection, increased regulation of, or prohibition on, the manufacturing or use of plastic or plastic products could limit the use of these products or increase the costs incurred by our customers to use such products, and could lead to a decrease in demand for PE, PP, and other products we make. Such a decrease in demand could adversely affect our business, operating results, and financial condition.
Failure to effectively and timely achieve our GHG emissions reduction goals could damage our reputation and have an adverse effect on the demand for our products.
In December 2022, we announced that we were increasing our GHG emissions reduction targets for 2030, while maintaining our previously announced goal to achieve net zero scope 1 and 2 GHG emissions by 2050. Our ability to achieve these goals depends on many factors, including the availability of technology, our ability to secure permits and emissions credits, evolving regulatory requirements, competitor actions, customer preferences, and our ability to reduce emissions from our operations through modernization and innovation, reduce the emissions intensity of the electricity we buy, and invest in renewables and low carbon energy. We may also not timely adapt to changes or methods in carbon pricing that could increase our costs and reduce our competitiveness. The cost associated with our GHG emissions reduction goals could be significant. Failure to achieve our emissions targets could result in reputational harm, enforcement or litigation, changing investor sentiment regarding investment in LyondellBasell or a negative impact on access to and cost of capital.
Failure to achieve our circularity goals could have an adverse effect on the demand for our products.
In September 2020, we announced a circularity goal of marketing at least two million metric tons of recycled and renewable-based polymers annually by 2030. Many of our customers also have goals to increase the recycled and renewable content in their own products and packaging. Our ability to achieve this goal depends on many factors, including the availability of collection and sortation infrastructure, evolving regulations on chemical recycling and recycled content, our ability to grow our circular and low carbon solutions business established in 2022, make investments in new technologies, expand the global footprint of our recycling facilities and joint ventures, secure access to feedstock, and manufacture recycled and low carbon products at commercial scale.
General Risk Factors
The COVID-19 pandemic could materially adversely affect our financial condition and results of operations.
In early 2020, responses to the COVID-19 pandemic caused significant economic disruption and adversely impacted the global economy, leading to reduced consumer spending and volatility in the global financial and commodities markets. The return to pre-pandemic economic activity continues to depend on the severity and transmission rate of the virus, the continued effectiveness of vaccines and treatments, and policy decisions made by governments in reaction to evolving local conditions. Any further global supply chain or economic disruption as a result of COVID-19 could have a material negative impact on our business, results of operations, access to sources of liquidity and financial condition.

Increased IT and cybersecurity threats and more sophisticated and targeted computer crime could pose a risk to our systems, networks, data, products, facilities and services.
Increased global information cybersecurity threats and more sophisticated, targeted computer crime pose a risk to the confidentiality, availability and integrity of our data, operations and infrastructure. While we attempt to mitigate these risks by employing a number of measures, including security measures, employee training, comprehensive monitoring of our networks and systems, and maintenance of backup and protective systems, our employees, systems, networks, products, facilities and services remain potentially vulnerable to ransomware, sophisticated espionage or cyber-assault. Depending on their nature and scope, such threats could potentially lead to the compromise of confidential information, improper use of our systems and networks, manipulation and destruction of data, defective products, production downtimes and operational disruptions, which in turn could adversely affect our reputation, competitiveness and results of operations.
Many of our businesses depend on our intellectual property. Our future success will depend in part on our ability to develop new technologies and protect our intellectual property rights, and our inability to do so could reduce our ability to maintain our competitiveness and margins.
We have a significant worldwide patent portfolio of issued and pending patents and our future results could be impacted by our ability to successfully develop and protect new processes and technologies. Our patents and patent applications, together with proprietary technical know-how, are significant to our competitive position, particularly with regard to PO, intermediate chemicals, polyolefins, licensing and catalysts. We rely on the patent, copyright and trade secret laws of the countries in which we operate to protect our investment in research and development, manufacturing and marketing. We operate plants, sell catalysts and products, participate in joint ventures, and license our process technology in many foreign jurisdictions, including those having heightened risks for intellectual property. In some of these instances, we must disclose at least a portion of our technology to third parties or regulatory bodies. In these cases, we rely primarily on contracts and trade secret laws to protect the associated trade secrets. However, we may be unable to prevent third parties from using our intellectual property without authorization. Proceedings to protect these rights could be costly, and we may not prevail.
The failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets or proprietary know-how could result in significantly lower revenues, reduced profit margins and cash flows and/or loss of market share. We also may be subject to claims that our technology, patents or other intellectual property infringes on a third party’s intellectual property rights. Unfavorable resolution of these claims could result in restrictions on our ability to deliver the related service or in a settlement that could be material to us.
Adverse results of legal proceedings could materially adversely affect us.
We are subject to and may in the future be subject to a variety of legal proceedings and claims that arise out of the ordinary conduct of our business. Results of legal proceedings cannot be predicted with certainty. Irrespective of its merits, litigation may be both lengthy and disruptive to our operations and may cause significant expenditure and diversion of management attention. We may be faced with significant monetary damages or injunctive relief against us that could have an adverse impact on our business and results of operations should we fail to prevail in certain matters.
If we lose key employees or are unable to attract and retain the employees we need, our business and operating results could be adversely affected.
Our success depends on our ability to attract and retain key personnel, and we rely heavily on our management team. The inability to recruit and retain key personnel or the unexpected loss of key personnel may adversely affect our operations. In addition, because of the reliance on our management team, our future success depends in part on our ability to identify and develop talent to succeed senior management. The retention of key personnel and appropriate senior management succession planning will continue to be critically important to the successful implementation of our strategies.

There is substantial and continuous competition for diverse, talented engineering, manufacturing, and operations employees. We may not be successful in attracting and retaining such personnel, and we may experience increased compensation and training costs that may not be offset by either improved productivity or higher sales. We have from time to time experienced, and we may continue to experience, difficulty in hiring and retaining employees with appropriate qualifications, and may not be able to fill positions in desired geographic areas or at all.
Significant changes in pension fund investment performance or assumptions relating to pension costs may adversely affect the valuation of pension obligations, the funded status of pension plans, and our pension cost.
Our pension cost is materially affected by the discount rates used to measure pension obligations, the level of plan assets available to fund those obligations at the measurement date and the expected long-term rates of return on plan assets. Significant changes in investment performance or a change in the portfolio mix of invested assets may result in corresponding increases and decreases in the value of plan assets, particularly equity securities, or in a change of the expected rate of return on plan assets. Any changes in key actuarial assumptions, such as the discount rate or mortality rate, would impact the valuation of pension obligations, affecting the reported funded status of our pension plans as well as the net periodic pension cost in the following fiscal years.
Many of our current pension plans have projected benefit obligations that exceed the fair value of the plan assets. As of December 31, 2022, the aggregate deficit was $662 million. Any declines in the fair values of the pension plans’ assets could require additional payments by us in order to maintain specified funding levels.
Our pension plans are subject to legislative and regulatory requirements of applicable jurisdictions, which could include, under certain circumstances, local governmental authority to terminate the plan.
See Note 14 to the Consolidated Financial Statements for additional information regarding pensions and other post-retirement benefits.
Item 1B.    Unresolved Staff Comments.
None.

PART II

Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations.
GENERAL
This discussion should be read in conjunction with the information contained in our Consolidated Financial Statements, and the accompanying notes elsewhere in this report. Unless otherwise indicated, the “Company,” “we,” “us,” “our” or similar words are used to refer to LyondellBasell Industries N.V. together with its consolidated subsidiaries (“LyondellBasell N.V.”).
Effective January 1, 2023, our Catalloy and polybutene-1 businesses were moved from the Advanced Polymer Solutions (“APS”) segment and reintegrated into the Olefins and Polyolefins-Americas (“O&P-Americas”) and Olefins and Polyolefins-Europe, Asia, International (“O&P-EAI”) segments. This move will allow the APS team to focus on our compounding and solutions business, and to develop a more agile operating model with meaningful regional and segment growth strategies. The segment information provided herein has been revised for all periods presented to reflect these changes.
The discussion summarizing the significant factors affecting the results of operations and financial condition for the year ended December 31, 2020 and for the year ended December 31, 2021 compared to 2020, except as impacted by the segment change discussed above, has been excluded from this Form 10-K and can be found in Part II, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the Securities and Exchange Commission on February 24, 2022, of which Item 7 is incorporated herein by reference.
OVERVIEW
In 2022, our balanced business portfolio, consistent cash generation and strong balance sheet enabled us to successfully navigate through challenging market conditions while continuing to provide significant returns for our shareholders. During the year, petrochemical markets were pressured by high and volatile energy and feedstock costs as well as reduced global demand for our products. Our O&P-Americas and O&P-EAI segments encountered headwinds from reduced demand in Europe and Asia as well as global capacity additions. Our I&D segment benefited from improved oxyfuels margins which were partially offset by lower margins for other products due to lower demand. Margins in our Refining segment benefited from increased global mobility and favorable markets.
During 2022 we generated $6.1 billion in cash from operating activities. We remain committed to a disciplined approach to capital allocation. In 2022, approximately $1.9 billion was reinvested in the business and $3.7 billion was returned to shareholders through quarterly dividends, a special dividend and share repurchases.
In 2022, we launched a comprehensive review of our strategy. Initial strategic actions included the decision to exit the refining business and the sale of the Australian polypropylene business. We also formed a circular and low carbon solutions business within our O&P-Americas and O&P-EAI segments. This business was created to accelerate progress in capturing value from serving the rapidly growing customer demand for recycled and renewable solutions.

Results of operations for the periods discussed are presented in the table below.

	Year Ended December 31,
Millions of dollars	2022	2021
Sales and other operating revenues	$50,451	$46,173
Cost of sales	43,847	37,397
Impairments	69	624
Selling, general and administrative expenses	1,310	1,255
Research and development expenses	124	124
Operating income	5,101	6,773
Interest expense	(287)	(519)
Interest income	29	9
Other (expense) income, net	(72)	62
Income from equity investments	5	461
Income from continuing operations before income taxes	4,776	6,786
Provision for income taxes	882	1,163
Income from continuing operations	3,894	5,623
Loss from discontinued operations, net of tax	(5)	(6)
Net income	3,889	5,617
Other comprehensive income (loss), net of tax –
Financial derivatives	208	72
Unrealized losses on available-for-sale debt securities	—	(1)
Defined benefit pension and other postretirement benefit plans	346	224
Foreign currency translations	(123)	(155)
Total other comprehensive income, net of tax	431	140
Comprehensive income	$4,320	$5,757

RESULTS OF OPERATIONS
Revenues—Revenues increased $4,278 million, or 9%, in 2022 compared to 2021. Average sales prices in 2022 were higher for many of our products as sales prices generally correlate with crude oil prices, which increased relative to 2021. These higher prices led to a 13% increase in revenue. Unfavorable foreign exchange impacts resulted in a 4% decrease in revenue.
Cost of Sales—Cost of sales increased $6,450 million, or 17%, in 2022 compared to 2021. This increase primarily related to higher feedstock and energy costs. Fluctuations in our cost of sales are generally driven by changes in feedstock and energy costs. Feedstock and energy related costs generally represent approximately 70% to 80% of cost of sales, other variable costs account for approximately 10% of cost of sales on an annual basis and fixed operating costs, consisting primarily of expenses associated with employee compensation, depreciation and amortization, and maintenance, range from approximately 10% to 20% in each annual period.
Impairments—During 2022 we recognized a non-cash impairment charge of $69 million related to the sale of our Australian polypropylene manufacturing facility. During 2021 we recognized a non-cash impairment charge of $624 million related to our Houston refinery. See Notes 7 and 20 to the Consolidated Financial Statements for additional information regarding impairment charges.

Operating Income—Operating income decreased by $1,672 million or 25% in 2022 compared to 2021. In 2022, Operating income decreased for our O&P-Americas, O&P-EAI, Technology and APS segments by $2,441 million, $1,228 million, $140 million and $100 million, respectively. These decreases were partially offset by increases in Operating income for our Refining and I&D segments of $1,585 million and $637 million, respectively. Results for each of our business segments are discussed further in the Segment Analysis section below.
Interest Expense—Interest expense decreased $232 million or 45% in 2022 compared to 2021 primarily driven by debt extinguishment costs of $130 million recognized in 2021 related to the redemption of certain guaranteed notes, including a cash tender offer, coupled with a decrease in the weighted average outstanding debt balance in 2022 compared to 2021. See Note 11 to the Consolidated Financial Statements for additional information.
Income from Equity Investments—Income from equity method investments decreased $456 million, or 99%, in 2022 compared to 2021, primarily due to lower polyolefin spreads for our joint ventures in our O&P—EAI segment, particularly those in Asia and Saudi Arabia.
Income Taxes—Our effective income tax rates of 18.5% in 2022 and 17.1% in 2021 resulted in tax provisions of $882 million and $1,163 million, respectively. In 2021, we benefited from return to accrual adjustments primarily associated with a step-up of certain Italian assets to fair market value and benefits from the Coronavirus Aid, Relief, and Economic Security Act, also known as “CARES Act” of 1.8% and 0.9%, respectively. These increases were coupled with a decrease in exempt income in 2022 resulting in a 2% increase in the effective tax rate, partially offset by changes in pretax income in countries with varying statutory tax rates and fluctuations in uncertain tax positions of 2.1% and 1.8%, respectively. For additional information, see Note 16 to our Consolidated Financial Statements.
Comprehensive Income—Comprehensive income decreased by $1,437 million in 2022 compared to 2021, primarily due to a decrease in net income. The activities from the remaining components of Comprehensive income are discussed below.
Financial derivatives designated as cash flow hedges, primarily our forward-starting interest rate swaps, led to an increase in Comprehensive income of $136 million in 2022 compared to 2021, due to periodic changes in the benchmark interest rates.
Defined benefit pension and other postretirement benefit plans led to an increase in Comprehensive income of $122 million in 2022 compared to 2021, primarily resulting from changes in actuarial assumptions and pension settlements.
In 2022, a decrease in foreign currency translation losses led to an increase in Comprehensive income of $32 million compared to 2021, primarily due to continued strengthening of the U.S. dollar relative to the euro and the pre-tax gain from the effective portion of our net investment hedges in 2022.
See Notes 13, 14 and 18 to our Consolidated Financial Statements for further discussions.

Segment Analysis
We use earnings from continuing operations before interest, income taxes, and depreciation and amortization (“EBITDA”) as our measure of profitability for segment reporting purposes. This measure of segment operating results is used by our chief operating decision maker to assess the performance of, and allocate resources to, our operating segments. Intersegment eliminations and items that are not directly related or allocated to business operations, such a    s foreign exchange gains (losses) and components of pension and other post-retirement benefit costs other than service cost, are included in “Other.” For additional information related to our operating segments, as well as a reconciliation of EBITDA to its nearest generally accepted accounting principles (“GAAP”) measure, Income from continuing operations before income taxes, see Note 20 to our Consolidated Financial Statements.
Our continuing operations are managed through six reportable segments: O&P-Americas, O&P-EAI, I&D, APS, Refining and Technology.
The following tables reflect selected financial information for our reportable segments.

	Year Ended December 31,
Millions of dollars	2022	2021	2020
Sales and other operating revenues:
O&P-Americas	$14,480	$15,560	$7,595
O&P-EAI	13,455	14,061	8,811
I&D	12,950	10,180	6,269
APS	4,202	4,161	3,244
Refining	11,893	8,002	4,727
Technology	693	843	659
Other, including segment eliminations	(7,222)	(6,634)	(3,552)
Total	$50,451	$46,173	$27,753
Operating income (loss):
O&P-Americas	$2,206	$4,647	$1,205
O&P-EAI	75	1,303	496
I&D	1,604	967	501
APS	16	116	107
Refining	889	(696)	(1,024)
Technology	331	471	287
Other, including segment eliminations	(20)	(35)	(13)
Total	$5,101	$6,773	$1,559
Depreciation and amortization:
O&P-Americas	$591	$581	$532
O&P-EAI	171	204	224
I&D	332	379	305
APS	95	107	135
Refining	39	79	152
Technology	39	43	37
Total	$1,267	$1,393	$1,385

	Year Ended December 31,
Millions of dollars	2022	2021	2020
Income (loss) from equity investments:
O&P-Americas	$98	$115	$45
O&P-EAI	(68)	313	186
I&D	(25)	34	26
APS	—	(1)	(1)
Total	$5	$461	$256
Other (expense) income, net:
O&P-Americas	$(30)	$27	$70
O&P-EAI	—	10	13
I&D	(39)	(2)	1
APS	4	9	2
Refining	(7)	(7)	1
Technology	(4)	—	—
Other, including intersegment eliminations	4	25	(2)
Total	$(72)	$62	$85
EBITDA:
O&P-Americas	$2,865	$5,370	$1,852
O&P-EAI	178	1,830	919
I&D	1,872	1,378	833
APS	115	231	243
Refining	921	(624)	(871)
Technology	366	514	324
Other, including intersegment eliminations	(16)	(10)	(15)
Total	$6,301	$8,689	$3,285

Olefins and Polyolefins-Americas Segment
Overview—EBITDA decreased in 2022 relative to 2021 primarily driven by lower olefins margins. EBITDA improved in 2021 relative to 2020 driven by olefin and combined polyolefin margin improvements.
In calculating the impact of margin and volume on EBITDA, consistent with industry practice, management offsets revenues and volumes related to ethylene co-products against the cost to produce ethylene. Volume and price impacts of ethylene co-products are reported in margin.
Ethylene Raw Materials—Ethylene and its co-products are produced from two major raw material groups:
•NGLs, principally ethane and propane, the prices of which are generally affected by natural gas prices; and
•crude oil-based liquids (“liquids” or “heavy liquids”), including naphtha, condensates and gas oils, the prices of which are generally related to crude oil prices.
We have flexibility to vary the raw material mix and process conditions in our U.S. olefins plants in order to maximize profitability as market prices fluctuate for both feedstocks and products. Although prices of crude-based liquids and natural gas liquids are generally related to crude oil and natural gas prices, during specific periods the relationships among these materials and benchmarks may vary significantly. Approximately 70% in 2022 and 60% in 2021 and 2020 of the raw materials used in our North American crackers was ethane.

The following table sets forth selected financial information for the O&P-Americas segment including Income from equity investments, which is a component of EBITDA.

	Year Ended December 31,
Millions of dollars	2022	2021	2020
Sales and other operating revenues	$14,480	$15,560	$7,595
Income from equity investments	98	115	45
EBITDA	2,865	5,370	1,852
Revenues—Revenues decreased by $1,080 million, or 7%, in 2022 compared to 2021 and increased $7,965 million or 105% in 2021 compared to 2020.
2022 versus 2021—Lower average sales prices for all businesses resulted in the 6% decrease in revenue primarily driven by reduced demand and increased market supply. Lower volumes resulted in a 1% decrease in revenue.
2021 versus 2020— Higher average sales prices resulted in a 91% increase in revenue in 2021, primarily driven by tight market conditions. Volume improvements resulted in a revenue increase of 14% primarily due to the 2020 acquisition of our 50% interest in the Louisiana Joint Venture.
EBITDA—EBITDA decreased by $2,505 million, or 47%, in 2022 compared to 2021 and increased by $3,518 million or 190% in 2021 compared to 2020.
2022 versus 2021—Lower olefins results led to a 33% decrease in EBITDA primarily due to margin compression driven by lower ethylene prices coupled with higher feedstock and energy costs. Lower polyethylene and polypropylene results led to a 9% and 4% decrease in EBITDA, respectively, primarily driven by lower demand, an increase in industry capacity and higher energy costs.
2021 versus 2020—Olefins results led to a 107% increase in EBITDA driven by higher margins as sales prices outpaced higher feedstock and energy costs. Higher polyethylene and polypropylene results led to a 47% and 31% increase in EBITDA, respectively, primarily due to polyolefin sales price increases which outpaced higher feedstock costs.
Olefins and Polyolefins-Europe, Asia, International Segment
Overview—EBITDA decreased in 2022 compared to 2021 mainly as a result of lower volumes and margins across all businesses, lower income from equity investments and unfavorable impacts of foreign exchange. EBITDA increased in 2021 compared to 2020 mainly as a result of higher combined polyolefins margins due to strong demand and tight markets.
In calculating the impact of margin and volume on EBITDA, consistent with industry practice, management offsets revenues and volumes related to ethylene co-products against the cost to produce ethylene. Volume and price impacts of ethylene co-products are reported in margin.
Ethylene Raw Materials—In Europe, naphtha is the primary raw material for our ethylene production and represents approximately 65% to 70% of the raw materials used in 2022, 2021 and 2020.

The following table sets forth selected financial information for the O&P-EAI segment including Income from equity investments, which is a component of EBITDA.

	Year Ended December 31,
Millions of dollars	2022	2021	2020
Sales and other operating revenues	$13,455	$14,061	$8,811
(Loss) income from equity investments	(68)	313	186
EBITDA	178	1,830	919
Revenues—Revenues decreased by $606 million, or 4%, in 2022 compared to 2021 and increased by $5,250 million or 60% in 2021 compared to 2020.
2022 versus 2021—Lower volumes resulted in a revenue decrease of 10% primarily due to lower demand along with planned and unplanned maintenance. During 2022, we had planned and unplanned maintenance resulting in ethylene cracker operating rates of approximately 67% of capacity compared to 89% of capacity during 2021. Unfavorable foreign exchange impacts resulted in a revenue decrease of 8%. Higher average sales prices resulted in a 14% increase in revenue as sales prices generally correlate with crude oil prices, which on average, increased compared to 2021.
2021 versus 2020—Average sales prices in 2021 were higher across most products as sales prices generally correlate with crude oil prices, which on average, increased compared to 2020. These higher average sales prices were responsible for a 52% increase in revenue. Volume improvements resulted in a revenue increase of 5% primarily due to strong demand in combination with tight market supply. Favorable foreign exchange impacts resulted in a revenue increase of 3% in 2021.

EBITDA—EBITDA decreased by $1,652 million, or 90%, in 2022 compared to 2021 and increased $911 million or 99% in 2021 compared to 2020.
2022 versus 2021—Lower polyolefin results led to a 37% decrease in EBITDA. Approximately 60% of the change was driven by decreased margins resulting from higher energy costs and lower spreads with the remainder due to a decrease in volumes driven by lower demand. Lower olefins results led to a 19% decrease in EBITDA, approximately half of the change was driven by lower volumes due to unplanned maintenance and reduced operating rates to manage working capital. The other half of the change was due to lower margins resulting from higher feedstock and energy costs which outpaced increased ethylene prices. Lower income from our equity investments led to a decrease in EBITDA of 21% mainly attributable to lower polyolefin spreads across all joint ventures, particularly those located in Asia and Saudi Arabia. Unfavorable foreign exchange impacts resulted in a 10% decrease in EBITDA.
In the second quarter of 2022, we recognized a $69 million non-cash impairment charge in conjunction with the sale of our polypropylene manufacturing facility located in Australia, resulting in a 4% decrease in EBITDA for 2022 compared to 2021.
2021 versus 2020—Polyethylene and polypropylene results improved resulting in an EBITDA increase of 49% and 41%, respectively. These improvements were driven by higher margins as price increases outpaced higher feedstock costs. Higher income from our equity investments led to an increase in EBITDA of 14%, mainly attributable to higher polyolefins margins associated with increased demand.

Intermediates and Derivatives Segment
Overview—EBITDA increased in 2022 compared to 2021, primarily driven by increased oxyfuels and related products margin, partially offset by decreases in margin for propylene oxide and derivatives and intermediate chemicals.
The following table sets forth selected financial information for the I&D segment including Income from equity investments, which is a component of EBITDA.

	Year Ended December 31,
Millions of dollars	2022	2021
Sales and other operating revenues	$12,950	$10,180
(Loss) income from equity investments	(25)	34
EBITDA	1,872	1,378
Revenues—Revenues increased by $2,770 million, or 27%, in 2022 compared to 2021. Higher average sales prices resulted in a 25% increase in revenue as sales prices generally correlate with crude oil prices, which, on average, increased compared to the same period in 2021, coupled with lower industry supply. Sales volumes improved resulting in a 6% increase in revenue as 2021 was impacted by unusually cold temperatures and associated electrical power outages that led to shutdowns of our manufacturing facilities in Texas. Unfavorable foreign exchange impacts resulted in a revenue decrease of 4%.
EBITDA—EBITDA increased $494 million, or 36%, in 2022 compared to 2021. Oxyfuels and related products increased EBITDA by 53% primarily driven by margin improvement as a result of higher gasoline prices. Propylene oxide and derivatives and intermediate chemicals results declined each resulting in a 5% reduction in EBITDA driven by reduced margins from higher energy and feedstock costs. Unfavorable foreign exchange impacts resulted in a 4% decrease in EBITDA. Lower income from our equity investments led to a decrease in EBITDA of 4% mainly attributable to lower margins in Asia. During 2022 and 2021, we recognized LIFO inventory charges of $26 million and $93 million, respectively, which resulted in a 5% increase in EBITDA.
Advanced Polymer Solutions Segment
Overview—EBITDA decreased in 2022 compared to 2021, primarily due to decreases in margins and volumes. EBITDA remained relatively unchanged in 2021 compared to 2020.
The following table sets forth selected financial information for the APS segment:

	Year Ended December 31,
Millions of dollars	2022	2021	2020
Sales and other operating revenues	$4,202	$4,161	$3,244
Loss from equity investments	—	(1)	(1)
EBITDA	115	231	243
Revenues—Revenues increased in 2022 by $41 million, or 1%, compared to 2021 and by $917 million or 28% in 2021 compared to 2020.

2022 versus 2021—Higher average sales prices resulted in a 10% increase in revenue as sales prices generally correlate with prices for crude oil and its derivatives, which, on average, increased compared to 2021. Foreign exchange impacts resulted in a revenue decrease of 5%. Sales volumes declined resulting in a 4% decrease in revenue stemming from lower demand.
2021 versus 2020—Average sales price increased resulting in a 24% increase in revenue in 2021 as sales prices generally correlate with raw material costs and product demand. Higher sales volumes resulted in a 2% increase in revenue stemming from higher demand. Foreign exchange impacts resulted in a revenue increase of 2% in 2021.
EBITDA—EBITDA decreased in 2022 by $116 million, or 50%, compared to 2021 and by $12 million or 5% in 2021 compared to 2020.
2022 versus 2021—Decreased margins resulting from higher raw material and energy costs led to a 29% decrease in EBITDA. Lower volumes driven by a decrease in demand resulted in a 25% decrease in EBITDA. Unfavorable foreign exchange impacts resulted in a EBITDA decrease of 12%. During 2022 and 2021, we recognized $21 million and $42 million, respectively, of LIFO inventory charges which resulted in a 9% increase in EBITDA. The remaining offset was primarily driven by a decrease in employee related costs.
2021 versus 2020—During 2021 and 2020, we recognized $42 million and $5 million, respectively, of LIFO inventory charges which resulted in a 15% decrease in EBITDA. A decrease in margins driven by increased fixed costs drove an 11% decrease in EBITDA. Results benefited by 15% from the absence of integration costs incurred in 2020 associated with the acquisition of A. Schulman Inc. An increase in volumes as a result of increased demand resulted in a 14% increase in EBITDA. Foreign exchange impacts resulted in a revenue increase of 3%. The remaining change was primarily driven by an increase in employee related costs.
Refining Segment
Overview—EBITDA increased in 2022 relative to 2021 primarily due to higher margins.
The following table sets forth selected financial information and heavy crude oil processing rates for the Refining segment and the U.S. refining market margins for the applicable periods. “Brent” is a light sweet crude oil and is one of the main benchmark prices for purchases of oil worldwide. “Maya” is a heavy sour crude oil grade produced in Mexico that is a relevant benchmark for heavy sour crude oils in the U.S. Gulf Coast market. References to industry benchmarks for refining market margins are to industry prices reported by Platts, a division of S&P Global.

	Year Ended December 31,
Millions of dollars	2022	2021
Sales and other operating revenues	$11,893	$8,002
EBITDA	921	(624)

Thousands of barrels per day
Heavy crude oil processing rates	238	231

Market margins, dollars per barrel
Brent - 2-1-1	$33.62	$14.39
Brent - Maya differential	11.71	6.48
Total Maya 2-1-1	$45.33	$20.87

Revenues—Revenues increased by $3,891 million, or 49%, in 2022 compared to 2021. Higher product prices led to a revenue increase of 45% as the average Brent crude oil price increased approximately $28.11 per barrel. Sales volumes increased resulting in a 4% increase in revenue due to improved demand as refined products markets recovered from the impacts of the COVID-19 pandemic.
EBITDA—EBITDA increased by $1,545 million or 248%, in 2022 compared to 2021. Margin improvements drove a 173% increase in EBITDA primarily due to an increase in the Maya 2-1-1 market margin driven by higher demand for transportation fuels. Additionally, during 2022 we incurred costs related to our planned exit from the refining business, which resulted in a 25% decrease in EBITDA compared to 2021. See Notes 7, 12 and 20 to the Consolidated Financial Statements for additional information regarding the planned exit. The remaining change is due to non-cash impairment charges of $624 million recorded in 2021 with no similar charge incurred in 2022. For additional information see Notes 7 and 20 to our Consolidated Financial Statements.
Technology Segment
Overview—The Technology segment recognizes revenues related to the sale of polyolefin catalysts and the licensing of chemical and polyolefin process technologies. These revenues are offset in part by the costs incurred in the production of catalysts, licensing and services activities and research and development (“R&D”) activities. In 2022 and 2021, our Technology segment incurred approximately 55% of all R&D costs. EBITDA decreased in 2022 compared to 2021 driven by lower licensing revenues and the unfavorable impacts of foreign exchange.
The following table sets forth selected financial information for the Technology segment.

	Year Ended December 31,
Millions of dollars	2022	2021
Sales and other operating revenues	$693	$843
EBITDA	366	514
Revenues—Revenues decreased by $150 million, or 18%, in 2022 compared to 2021. Lower licensing revenues resulting from fewer contracts reaching significant milestones drove an 11% decrease in revenue. Unfavorable foreign exchange impacts resulted in a 10% decrease in revenue. Changes in average catalyst sales price resulted in a 2% increase in revenue. Higher catalyst volumes resulted in a 1% increase in revenue primarily driven by increased demand.
EBITDA—EBITDA in 2022 decreased by $148 million, or 29%, compared to 2021. Lower licensing revenues resulting from fewer contracts reaching significant milestones drove a 16% decrease in EBITDA. Unfavorable foreign exchange impacts resulted in an EBITDA decrease of 11%.

FINANCIAL CONDITION
Operating, investing and financing activities of continuing operations, which are discussed below, are presented in the following table:

	Year Ended December 31,
Millions of dollars	2022	2021
Cash provided by (used in):
Operating activities	$6,119	$7,695
Investing activities	(1,977)	(1,502)
Financing activities	(3,407)	(6,385)
Operating Activities—Cash provided by operating activities of $6,119 million in 2022 primarily reflected earnings adjusted for non-cash items and cash used by the main components of working capital–Accounts receivable, Inventories and Accounts payable.
In 2022, the main components of working capital provided $450 million of cash driven by a decrease in Accounts receivable, partially offset by a decrease in Accounts payable. The decrease in Accounts receivable was primarily due to lower revenues across most businesses primarily driven by lower average sales prices. The decrease in Accounts payable was driven by lower production volumes as a result of lower operating rates.
Cash provided by operating activities of $7,695 million in 2021 primarily reflected earnings adjusted for non-cash items and cash provided by the main components of working capital.
In 2021, the main components of working capital used $960 million of cash driven by an increase in Inventories and Accounts receivable, partially offset by an increase in Accounts payable. The increase in Inventories was primarily due to an increase in raw material costs coupled with an increase in inventory to levels required to support improved demand and in anticipation of turnarounds in 2022. The increase in Accounts receivable was driven by higher revenues across most businesses primarily driven by higher average sales prices. The increase in Accounts payable was primarily driven by increased raw material and energy costs.
Other operating activities in 2021 includes an $870 million tax refund received in the fourth quarter of 2021 and the effects of changes in income tax accruals primarily driven by increased pretax income. For additional information see Note 16 to our Consolidated Financial Statements.
Investing Activities—Capital expenditures in 2022 totaled $1,890 million compared to $1,959 million in 2021. Approximately 50% and 60% of our capital expenditures in 2022 and 2021, respectively, was for profit-generating growth projects, primarily our PO/TBA plant, with the remaining expenditures supporting sustaining maintenance. See Note 20 to the Consolidated Financial Statements for additional information regarding capital spending by segment.
We invest cash in investment-grade and other high-quality instruments that provide adequate flexibility to redeploy funds as needed to meet our cash flow requirements while maximizing yield.
In 2022 and 2021, we received proceeds of $8 million and $335 million, respectively, from the liquidation of our investment in equity securities. Additionally, in 2021 we received proceeds of $346 million, upon the maturities of certain of our available-for-sale debt securities.
In 2021, we made an equity contribution of $104 million to form Ningbo ZRCC LyondellBasell New Material Company Limited, a 50/50 joint venture with Sinopec. For additional information related to our Equity investments, see Note 8 to the Consolidated Financial Statements.

In 2022, foreign currency contracts with an aggregate notional value of €500 million expired. Upon settlement of these foreign currency contracts, we paid €500 million ($501 million at the expiry spot rate) to our counterparties and received $614 million from our counterparties.
In 2021, foreign currency contracts with an aggregate notional value of €300 million expired. Upon settlement of these foreign currency contracts, we paid €300 million ($355 million at the expiry spot rate) to our counterparties and received $358 million from our counterparties.
Financing Activities—We made dividend payments totaling $3,246 million, which included a combination of a special dividend of $5.20 per share and an increased quarterly dividend, and $1,486 million in 2022 and 2021, respectively. Additionally, in 2022 and 2021, we made payments of $420 million and $463 million to repurchase outstanding ordinary shares, respectively. For additional information related to our share repurchases and dividend payments, see Note 18 to the Consolidated Financial Statements.
In 2022 and 2021, we made net repayments of $4 million and $296 million, respectively, through the issuance and repurchase of commercial paper instruments under our commercial paper program.
In 2022, we received a return of collateral of $238 million related to the positions held with our counterparties for certain forward-starting interest rate swaps.
In 2021, we prioritized debt reduction resulting in a $4 billion decrease in our outstanding long-term debt. For a detailed discussion of financing activities for 2021, see Note 11 to the Consolidated Financial Statements.
In November 2021, foreign currency contracts previously designated as cash flow hedges with an aggregate notional value of $855 million expired. Upon settlement of these foreign currency contracts we paid €790 million ($904 million at the expiry spot rate) to our counterparties and received $855 million from our counterparties.
For additional information related to our swaps and currency contracts, see Note 13 to the Consolidated Financial Statements.
Liquidity and Capital Resources
Overview
We plan to fund our working capital, capital expenditures, debt service, dividends and other cash requirements with our current available liquidity and cash from operations, which could be affected by general economic, financial, competitive, legislative, regulatory, business and other factors, many of which are beyond our control. Debt repayment, and the purchase of shares under our share repurchase authorization, may be funded from cash and cash equivalents, cash from our short-term investments, cash from operating activities, proceeds from the issuance of debt, or a combination thereof.
We intend to continue to declare and pay quarterly dividends, with the goal of increasing the dividend over time, after giving consideration to our cash balances and expected results from operations. Our focus on funding our dividends while remaining committed to a strong investment grade balance sheet continues to be the foundation of our capital allocation strategy.
Cash and Liquid Investments
As of December 31, 2022, we had Cash and cash equivalents totaling $2,151 million, which includes $1,044 million in jurisdictions outside of the U.S., primarily held within the United Kingdom. There are currently no legal or economic restrictions that would materially impede our transfers of cash.

Credit Arrangements
At December 31, 2022, we had total debt, including current maturities, of $11,321 million, and $227 million of outstanding letters of credit, bank guarantees and surety bonds issued under uncommitted credit facilities.
We had total unused availability under our credit facilities of $3,844 million at December 31, 2022, which included the following:
•$3,050 million under our $3,250 million Senior Revolving Credit Facility, which backs our $2,500 million commercial paper program. Availability under this facility is net of outstanding borrowings, outstanding letters of credit provided under the facility and notes issued under our commercial paper program. At December 31, 2022, we had $200 million of outstanding commercial paper, net of discount, and no borrowings or letters of credit outstanding under this facility; and
•$794 million under our $900 million U.S. Receivables Facility. Availability under this facility is subject to a borrowing base of eligible receivables, which is reduced by outstanding borrowings and letters of credit, if any. At December 31, 2022 we had no borrowings or letters of credit outstanding under this facility.
At any time and from time to time, we may repay or redeem our outstanding debt, including purchases of our outstanding bonds in the open market, through privately negotiated transactions or a combination thereof, in each case using cash and cash equivalents, cash from our short-term investments, cash from operating activities, proceeds from the issuance of debt or proceeds from asset divestitures. Any repayment or redemption of our debt will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. In connection with such repurchases or redemptions, we may incur cash and non-cash charges, which could be material in the period in which they are incurred.
In accordance with our current interest rate risk management strategy and subject to management’s evaluation of market conditions and the availability of favorable interest rates among other factors, we may from time to time enter into interest rate swap agreements to economically convert a portion of our fixed rate debt to variable rate debt or convert a portion of our variable rate debt to fixed rate debt.
Share Repurchases
In May 2022, our shareholders approved a proposal to authorize us to repurchase up to 34.0 million ordinary shares, through November 27, 2023, which superseded any prior repurchase authorizations. Our share repurchase authorization does not have a stated dollar amount, and purchases may be made through open market purchases, private market transactions or other structured transactions. Repurchased shares could be retired or used for general corporate purposes, including for various employee benefit and compensation plans. The maximum number of shares that may yet be purchased is not necessarily an indication of the number of shares that will ultimately be purchased. In 2022, we purchased 4.4 million shares under our share repurchase authorization for $406 million.
As of February 21, 2023, we had approximately 31.7 million shares remaining under the current authorization. The timing and amounts of additional shares repurchased, if any, will be determined based on our evaluation of market conditions and other factors, including any additional authorizations approved by our shareholders. For additional information related to our share repurchase authorizations, see Note 18 to the Consolidated Financial Statements.
Capital Budget
In 2023, we are planning to invest approximately $1.6 billion in capital expenditures. Approximately 70% of the 2023 budget is planned for sustaining maintenance, with the remaining budget supporting profit-generating growth projects.

Cash Requirements from Contractual and Other Obligations
As part of our ongoing operations, we enter into contractual arrangements that may require us to make future cash payments under certain circumstances. Our cash requirements related to contractual and other obligations primarily consist of purchase obligations, principal and interest payments on outstanding debt, lease payments, pension and other post-retirement benefits and income taxes. For more information regarding our debt arrangements, lease obligations, pension and other post-retirement benefits and income taxes, see Notes 11, 12, 14 and 16 to the Consolidated Financial Statements, respectively.
We are party to obligations to purchase raw materials, utilities and industrial gases which are designed to ensure sources of supply and are not expected to be in excess of normal requirements. These purchase arrangements include provisions which state minimum purchase quantities; however, in the event we do not take the contractual minimum volumes, we are obligated to compensate the vendor only for any resulting economic losses they suffer. No material fees were paid to vendors for such losses in 2022. Assuming that contractual minimum volumes are purchased at contract prices as of December 31, 2022, these commitments represent approximately 20% of our annual Cost of sales with a weighted average remaining term of 7 years.
We also have purchase obligations under take-or-pay agreements which require us to either buy and take delivery of a minimum quantity of goods or to pay for any shortfall. These arrangements primarily relate to product off-take agreements with joint ventures located in Poland. No material shortfall was paid for quantities not taken under these contracts in 2022. When valued using a contract price as of December 31, 2022, these commitments represent approximately 5% of our annual Cost of sales with a weighted average remaining term of 14 years.
CURRENT BUSINESS OUTLOOK
In January 2023, demand from consumer packaging, oxyfuels and refining markets remained stable. Moderating energy and feedstock costs are providing some offsets to tepid global demand. Nonetheless, challenging market conditions are expected to persist through the first half of 2023. We are aligning production with global demand trends and expect first quarter average utilization rates for assets operated by us to be 80% for each of our O&P-Americas, O&P-EAI and I&D segments. Start-up activities for the new PO/TBA capacity remain on track for the end of the first quarter 2023, with approximately half of the assets nameplate capacity expected to be produced and sold during the first year of operations. We expect typical spring and summer seasonal demand improvements and are prepared to leverage any increased economic activity in China as the year progresses.
During 2022, we introduced our value enhancement program that is anticipated to generate approximately $575 million in recurring annual Net income improvement by the end of 2025, which, after adding back income taxes and depreciation and amortization of $140 million and $35 million, respectively, results in $750 million of EBITDA. By the end of 2023, we anticipate that our value enhancement program will achieve annual recurring Net income of approximately $115 million, which, after adding back income taxes and depreciation and amortization of approximately $25 million and $10 million, respectively, results in $150 million of EBITDA. We estimate costs of $150 million in 2023 to achieve this milestone.
RELATED PARTY TRANSACTIONS
We have related party transactions with our joint venture partners. We believe that such transactions are effected on terms substantially no more or less favorable than those that would have been agreed upon by unrelated parties on an arm’s length basis. See Note 4 to the Consolidated Financial Statements for additional related party disclosures.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES
Management applies those accounting policies that it believes best reflect the underlying business and economic events, consistent with accounting principles generally accepted in the U.S., see Note 2 to the Consolidated Financial Statements. Inherent in such policies are certain key assumptions and estimates made by management and updated periodically based on its latest assessment of the current and projected business and general economic environment.
Management believes the following accounting policies and estimates, and the judgments and uncertainties affecting them, are critical in understanding our reported operating results and financial condition.
Inventories—We account for our raw materials, work-in-progress and finished goods inventories using the last-in, first-out (“LIFO”) method of accounting.
The cost of raw materials, which represents a substantial portion of our operating expenses, and energy costs generally follow price trends for crude oil and/or natural gas. Crude oil and natural gas prices are subject to many factors, including changes in economic conditions.
Since our inventory consists of manufactured products derived from crude oil, natural gas, natural gas liquids and correlated materials, as well as the associated feedstocks and intermediate chemicals, our inventory market values are generally influenced by changes in the benchmark of crude oil and heavy liquid values and prices for manufactured finished goods. The degree of influence of a particular benchmark may vary from period to period, as the composition of the dollar value LIFO pools change. An actual valuation of inventory under the LIFO method is performed at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on our estimates of expected inventory levels and costs at the end of the year.
The impact of the measurement of each LIFO pool at the lower of cost or market value (“LCM”) is a function of the current market prices and the composition, or product mix, of inventory within the pool at the balance sheet date. Due to the compositions of our LIFO pools, changes in market prices from period-to-period do not necessarily correlate with LCM charges. Additionally, an LCM condition may arise due to a volumetric or price decline in a particular material that had previously provided a positive impact within a pool. In the measurement of an LCM adjustment, the numeric input value for determining the crude oil market price includes pricing that is weighted by volume of inventories held at a point in time, including WTI, Brent and Maya crude oils.
As indicated above, fluctuation in the prices of crude oil, natural gas and correlated products from period to period may result in the recognition of charges to adjust the value of inventory to the lower of cost or market in periods of falling prices and the reversal of those charges in subsequent interim periods as market prices recover. Accordingly, our cost of sales and results of operations may be affected by such fluctuations.
No LCM inventory valuation charges were recorded in 2022 or 2021, and we do not believe any of our inventory balance at year-end is at risk for impairment. Given the inherent volatility in the prices of our finished goods and raw materials, sustained price declines could result in LCM inventory valuation charges.
Long-Lived Assets Impairment Assessment—The need to test for impairment can be based on several indicators, including a significant reduction in prices of or demand for products produced, a weakened outlook for profitability, a significant reduction in margins, an expectation that a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life, other changes to contracts or changes in the regulatory environment. If the sum of the undiscounted estimated pre-tax cash flows for an asset group is less than the asset group’s carrying value, fair value is calculated for the asset group using an income approach or a market approach when appropriate, and the carrying value is written down to the calculated fair value. For purposes of impairment evaluation, long-lived assets including finite-lived intangible assets must be grouped at the lowest level for which independent cash flows can be identified.

Significant judgment is involved in developing estimates of future cash flows since the results are based on forecasted financial information prepared using significant assumptions which may include, among other things, projected changes in supply and demand fundamentals (including industry-wide capacity, our planned utilization rate and end-user demand), new technological developments, capital expenditures, new competitors with significant raw material or other cost advantages, changes associated with world economies, the cyclical nature of the chemical and refining industries, uncertainties associated with governmental actions and other economic conditions. Such estimates are consistent with those used in our financial planning and business performance reviews.
When an income approach is used to estimate fair value of our long-lived assets, the cash flows are discounted using a rate that is based on a variety of factors, including market and economic conditions, operational risk, regulatory risk and political risk. This discount rate is also compared to recent observable market transactions, if possible.
Houston Refinery Impairment—During the fourth quarter of 2021, we identified impairment triggers relating to our Houston refinery’s asset group which resulted in non-cash impairment charges of $624 million. Refer to Note 7 to our Consolidated Financial Statements.
In 2021, the estimate of the Houston refinery’s undiscounted pre-tax cash flows was based on significant assumptions including management’s best estimates of the expected future cash flows, the estimated useful lives of the asset group, and the residual value of the refinery. These estimates required considerable judgment and are sensitive to changes in underlying assumptions such as future commodity prices, margins on refined products, operating rates and capital expenditures including repairs and maintenance. As a result, there can be no assurance that the estimates and assumptions made for purposes of our impairment determination will prove to be an accurate prediction of the future. The Houston refinery’s estimated fair value was calculated using a market approach which utilized unobservable inputs, which generally consist of market information provided by unrelated third parties. Should our estimates and assumptions significantly change in future periods, it is possible that we may determine future impairment charges. An estimate of the sensitivity to net income resulting from impairment calculations is not practicable, given the numerous assumptions, including pricing, volumes, discount rates, and market information provided by unrelated third parties that can materially affect our estimates. That is, unfavorable adjustments to some of the above listed assumptions may be offset by favorable adjustments in other assumptions.
Equity Method Investments Impairment—Investments in nonconsolidated entities accounted for under the equity method are assessed for impairment when there are indicators of a loss in value, such as a lack of sustained earnings capacity or a current fair value less than the investment’s carrying amount. When it is determined such a loss in value is other than temporary, an impairment charge is recognized for the difference between the investment’s carrying value and its estimated fair value. When determining whether a decline in value is other than temporary, management considers factors such as the duration and extent of the decline, the investee’s financial condition and near-term prospects, and our ability and intention to retain our investment for a period that will be sufficient to allow for any anticipated recovery in the value of the investment. Management’s estimate of fair value of an investment is based on the income approach and/or market approach. For the income approach, the fair value is typically based on the present value of expected future cash flows using discount rates believed to be consistent with those used by principal market participants. For the market approach, since quoted market prices are usually not available, we utilize market multiples of revenue and earnings derived from comparable publicly-traded industrial gases companies.
In response to challenging market conditions in China, during 2022 we assessed our equity method investment in Bora LyondellBasell Petrochemical Co. Ltd. (“BLYB”) for impairment and concluded that our $345 million investment in BLYB is not impaired. However, certain circumstances beyond our control could change in the near-term resulting in the need to recognize a non-cash impairment in subsequent periods.

Goodwill—As of December 31, 2022, we had goodwill of $1,827 million. Of this amount, $1,357 million is related to the acquisition of A. Schulman Inc. in 2018, which is included in our APS segment. The remaining goodwill at December 31, 2022 primarily represents the tax effect of the differences between the tax and book basis of our assets and liabilities resulting from the revaluation of those assets and liabilities to fair value in connection with the Company’s emergence from bankruptcy and fresh-start accounting in 2010. Additional information on the amount of goodwill allocated to our reporting units appears in Notes 7 and 20 to the Consolidated Financial Statements.
We evaluate the recoverability of the carrying value of goodwill annually or more frequently if events or changes in circumstances indicate that the carrying amount of the goodwill of a reporting unit may not be fully recoverable. We have the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. Qualitative factors assessed for each of the reporting units include, but are not limited to, changes in long-term commodity prices, discount rates, competitive environments, planned capacity, cost factors such as raw material prices, and financial performance of the reporting units. If the qualitative assessment indicates that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, a quantitative test is required.
We also have the option to proceed directly to the quantitative impairment test. Under the quantitative impairment test, the fair value of each reporting unit, calculated using a discounted cash flow model, is compared to its carrying value, including goodwill. The discounted cash flow model inherently utilizes a significant number of estimates and assumptions, including operating margins, tax rates, discount rates, capital expenditures and working capital changes. If the carrying value of the reporting unit including goodwill exceeds its fair value, an impairment charge equal to the excess would be recognized, up to a maximum amount of goodwill allocated to that reporting unit.
For 2022 and 2021, management performed a qualitative impairment assessment of our reporting units, which indicated that it was more likely than not that the fair value of our reporting units was greater than their carrying value including goodwill. Accordingly, a quantitative goodwill impairment test was not required, and no goodwill impairment was recognized in 2022 or 2021. See Note 20 to the Consolidated Financial Statements regarding subsequent events impacting our reporting units.
Long-Term Employee Benefit Costs—Our costs for long-term employee benefits, particularly pension and other post-retirement medical and life insurance benefits, are incurred over long periods of time, and involve many uncertainties over those periods. The net periodic benefit cost attributable to current periods is based on several assumptions about such future uncertainties and is sensitive to changes in those assumptions. It is management’s responsibility, often with the assistance of independent experts, to select assumptions that in its judgment represent its best estimates of the future effects of those uncertainties and to review those assumptions periodically to reflect changes in economic or other factors.
The current benefit service costs, as well as the existing liabilities, for pensions and other post-retirement benefits are measured on a discounted present value basis. The discount rate is a current rate, related to the rate at which the liabilities could be settled. Our assumed discount rate is based on yield information for high-quality corporate bonds with durations comparable to the expected cash settlement of our obligations. For the purpose of measuring the benefit obligations at December 31, 2022, we used a weighted average discount rate of 5.50% for the U.S. plans, which reflects the different terms of the related benefit obligations. The weighted average discount rate used to measure obligations for non-U.S. plans at December 31, 2022, was 3.99%, reflecting market interest rates. The discount rates in effect at December 31, 2022 will be used to measure net periodic benefit cost during 2023.
The benefit obligation and the net periodic benefit cost of other post-retirement medical benefits are also measured based on assumed rates of future increase in the per capita cost of covered health care benefits. As of December 31, 2022, the assumed rate of increase for our U.S. plans was 6.5%, decreasing to 4.5% in 2031 and thereafter.

The net periodic benefit cost of pension benefits included in expense is affected by the expected long-term rate of return on plan assets assumption. Investment returns that are recognized currently in net income represent the expected long-term rate of return on plan assets applied to a market-related value of plan assets, which is defined as the market value of assets. The expected rate of return on plan assets is a longer-term rate and is expected to change less frequently than the current assumed discount rate, reflecting long-term market expectations, rather than current fluctuations in market conditions.
The weighted average expected long-term rate of return on assets in our U.S. plans of 7.25% is based on the average level of earnings that our independent pension investment advisor advised could be expected to be earned over time. The weighted average expected long-term rate of return on assets in our non-U.S. plans of 1.85% is based on expectations and asset allocations that vary by region. The asset allocations are summarized in Note 14 to the Consolidated Financial Statements.
The actual rate of return on plan assets may differ from the expected rate due to the volatility normally experienced in capital markets. Management’s goal is to manage the investments over the long term to achieve optimal returns with an acceptable level of risk and volatility.
Net periodic pension cost recognized each year includes the expected asset earnings, rather than the actual earnings or loss. Along with other gains and losses, this unrecognized amount, to the extent it cumulatively exceeds 10% of the greater of the projected benefit obligation or the market related value of the plan assets for the respective plan, is recognized as additional net periodic benefit cost over the average remaining service period of the participants in each plan.
The following table reflects the sensitivity of the benefit obligations and the net periodic benefit costs of our pension plans to changes in the actuarial assumptions:

	Effects on Benefit Obligations in 2022		Effects on Net Periodic Pension Costs in 2023
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.
Projected benefit obligations at December 31, 2022	$1,140	$1,276	$—	$—
Projected net periodic pension costs in 2023	—	—	57	47
Discount rate increases by 100 basis points	(94)	(163)	(7)	(7)
Discount rate decreases by 100 basis points	111	192	8	10
The sensitivity of our post-retirement benefit plans obligations and net periodic benefit costs to changes in actuarial assumptions are reflected in the following table:

	Effects on Benefit Obligations in 2022		Effects on Net Periodic Benefit Costs in 2023
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.
Projected benefit obligations at December 31, 2022	$153	$41	$—	$—
Projected net periodic benefit costs in 2023	—	—	(2)	2
Discount rate increases by 100 basis points	(11)	(8)	—	(1)
Discount rate decreases by 100 basis points	12	8	1	1
Additional information on the key assumptions underlying these benefit costs appears in Note 14 to the Consolidated Financial Statements.

Accruals for Taxes Based on Income—The determination of our provision for income taxes and the calculation of our tax benefits and liabilities is subject to management’s estimates and judgments due to the complexity of the tax laws and regulations in the tax jurisdictions in which we operate. Uncertainties exist with respect to interpretation of these complex laws and regulations.
Deferred tax assets and liabilities are determined based on temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, and are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse.
We recognize future tax benefits to the extent that the realization of these benefits is more likely than not. Our current provision for income taxes is impacted by the recognition and release of valuation allowances related to net deferred tax assets in certain jurisdictions. Further changes to these valuation allowances may impact our future provision for income taxes, which will include no tax benefit with respect to losses incurred and no tax expense with respect to income generated in these countries until the respective valuation allowance is eliminated.
We recognize the financial statement benefits with respect to an uncertain income tax position that we have taken or may take on an income tax return when we believe it is more likely than not that the position will be sustained with the tax authorities.
ACCOUNTING AND REPORTING CHANGES
For a discussion of the potential impact of new accounting pronouncements on our Consolidated Financial Statements, see Note 2 to the Consolidated Financial Statements.

Item 8.      Financial Statements and Supplementary Data.

MANAGEMENT’S REPORT ON INTERNAL CONTROL
OVER FINANCIAL REPORTING
Management of the Company, including the Chief Executive Officer and the Chief Financial Officer, is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act of 1934, as amended. Internal control over financial reporting is a process designed by, or under the supervision of, our Chief Executive Officer and Chief Financial Officer, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of our management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.
We conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2022 based on the Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. Based on our evaluation, management has concluded that our internal control over financial reporting was effective as of December 31, 2022.
The effectiveness of our internal control over financial reporting as of December 31, 2022 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of LyondellBasell Industries N.V.

Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated balance sheets of LyondellBasell Industries N.V. and its subsidiaries (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of income, of comprehensive income, of shareholders' equity and of cash flows for each of the three years in the period ended December 31, 2022, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.
Basis for Opinions
The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.
Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Taxation - Provisions for unrecognized tax benefits
As described in Notes 2, 9, 10, and 16 to the consolidated financial statements, as of December 31, 2022, the Company has recorded an income tax provision of $882 million, income tax receivables of $285 million, income tax payables of $242 million, and net deferred tax liabilities of $2,701 million related to which they have reported $271 million of unrecognized tax benefits. The Company operates in multiple jurisdictions throughout the world, and its tax returns are periodically audited or subjected to review by tax authorities. As a result, there is an uncertainty in income taxes recognized in the Company’s consolidated financial statements. Management recognizes uncertain income tax positions when it is more likely than not, based on the technical merits, that the position or a portion thereof will be sustained upon examination. As disclosed by management, there continues to be increased attention to the tax practices of multinational companies, in particular in the U.S. and Europe where the Company operates.
The principal considerations for our determination that performing procedures relating to the provision for unrecognized tax benefits is a critical audit matter are (i) the significant judgment by management when determining provisions for unrecognized tax benefits, including a high degree of estimation uncertainty relative to the complexity of tax laws, frequency of tax audits, and potential for adjustments as a result of such tax audits; (ii) a high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating management’s timely identification of tax uncertainties; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the identification and recognition of the liabilities for unrecognized tax benefits and controls addressing completeness of the uncertain tax positions. These procedures also included, among others (i) testing management’s assessment of the technical merits of tax positions and estimates of the amount of tax benefit expected to be sustained; (ii) testing the completeness of management’s assessment of both the identification and possible outcomes of uncertain tax positions; and (iii) evaluating the status and results of tax audits with the relevant tax authorities. Professionals with specialized skill and knowledge were used to assist in evaluating the completeness of the Company’s uncertain tax positions, including evaluating the reasonableness of management’s assessment of whether tax positions are more likely than not of being sustained and the amount of potential benefit to be realized, as well as the determination and the application of relevant tax laws.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
February 23, 2023, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the composition of reportable segments discussed in Note 20, as to which the date is May 12, 2023

We have served as the Company’s auditor since 2008.

LYONDELLBASELL INDUSTRIES N.V.
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
Millions of dollars, except earnings per share	2022	2021	2020
Sales and other operating revenues:
Trade	$49,439	$45,135	$26,995
Related parties	1,012	1,038	758
	50,451	46,173	27,753
Operating costs and expenses:
Cost of sales	43,847	37,397	24,359
Impairments	69	624	582
Selling, general and administrative expenses	1,310	1,255	1,140
Research and development expenses	124	124	113
	45,350	39,400	26,194
Operating income	5,101	6,773	1,559
Interest expense	(287)	(519)	(526)
Interest income	29	9	12
Other (expense) income, net	(72)	62	85
Income from continuing operations before equity investments and income taxes	4,771	6,325	1,130
Income from equity investments	5	461	256
Income from continuing operations before income taxes	4,776	6,786	1,386
Provision for (benefit from) income taxes	882	1,163	(43)
Income from continuing operations	3,894	5,623	1,429
Loss from discontinued operations, net of tax	(5)	(6)	(2)
Net income	3,889	5,617	1,427
Dividends on redeemable non-controlling interests	(7)	(7)	(7)
Net income attributable to the Company shareholders	$3,882	$5,610	$1,420

Earnings per share:
Net income (loss) attributable to the Company shareholders —
Basic:
Continuing operations	$11.86	$16.79	$4.25
Discontinued operations	(0.02)	(0.02)	(0.01)
	$11.84	$16.77	$4.24
Diluted:
Continuing operations	$11.83	$16.77	$4.25
Discontinued operations	(0.02)	(0.02)	(0.01)
	$11.81	$16.75	$4.24
See Notes to the Consolidated Financial Statements.

LYONDELLBASELL INDUSTRIES N.V.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
Millions of dollars	2022	2021	2020
Net income	$3,889	$5,617	$1,427
Other comprehensive income (loss), net of tax—
Financial derivatives	208	72	(226)
Unrealized (losses) gains on available-for-sale debt securities	—	(1)	1
Defined benefit pension and other postretirement benefit plans	346	224	(41)
Foreign currency translations	(123)	(155)	107
Total other comprehensive income (loss), net of tax	431	140	(159)
Comprehensive income	4,320	5,757	1,268
Dividends on redeemable non-controlling interests	(7)	(7)	(7)
Comprehensive income attributable to the Company shareholders	$4,313	$5,750	$1,261
See Notes to the Consolidated Financial Statements.

LYONDELLBASELL INDUSTRIES N.V.
CONSOLIDATED BALANCE SHEETS

	December 31,
Millions of dollars	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$2,151	$1,472
Restricted cash	5	5
Short-term investments	—	9
Accounts receivable:
Trade, net	3,392	4,565
Related parties	201	243
Inventories	4,804	4,901
Prepaid expenses and other current assets	1,292	1,022
Total current assets	11,845	12,217
Operating lease assets	1,725	1,946
Property, plant and equipment, net	15,387	14,556
Equity investments	4,295	4,786
Goodwill	1,827	1,875
Intangible assets, net	662	695
Other assets	624	667
Total assets	$36,365	$36,742
See Notes to the Consolidated Financial Statements.

LYONDELLBASELL INDUSTRIES N.V.
CONSOLIDATED BALANCE SHEETS

	December 31,
Millions of dollars, except shares and par value data	2022	2021
LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS AND EQUITY
Current liabilities:
Current maturities of long-term debt	$432	$6
Short-term debt	349	362
Accounts payable:
Trade	3,106	3,460
Related parties	477	831
Accrued liabilities	2,396	2,571
Total current liabilities	6,760	7,230
Long-term debt	10,540	11,246
Operating lease liabilities	1,510	1,649
Other liabilities	1,954	2,295
Deferred income taxes	2,858	2,334
Commitments and contingencies
Redeemable non-controlling interests	114	116
Shareholders’ equity:
Ordinary shares, €0.04 par value, 1,275 million shares authorized, 325,723,567 and 329,536,389 shares outstanding, respectively	19	19
Additional paid-in capital	6,119	6,044
Retained earnings	9,195	8,563
Accumulated other comprehensive loss	(1,372)	(1,803)
Treasury stock, at cost, 14,698,931 and 10,675,605 ordinary shares, respectively	(1,346)	(965)
Total Company share of shareholders’ equity	12,615	11,858
Non-controlling interests	14	14
Total equity	12,629	11,872
Total liabilities, redeemable non-controlling interests and equity	$36,365	$36,742
See Notes to the Consolidated Financial Statements.

LYONDELLBASELL INDUSTRIES N.V.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
Millions of dollars	2022	2021	2020
Cash flows from operating activities:
Net income	$3,889	$5,617	$1,427
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,267	1,393	1,385
Impairments	69	624	582
Amortization of debt-related costs	14	35	21
Share-based compensation	70	66	55
Inventory valuation charges	—	—	16
Equity investments—
Equity income	(5)	(461)	(256)
Distributions of earnings, net of tax	349	315	159
Deferred income tax provision (benefit)	369	(198)	331
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	1,005	(1,519)	(246)
Inventories	(91)	(742)	340
Accounts payable	(464)	1,301	217
Other, net	(353)	1,264	(627)
Net cash provided by operating activities	6,119	7,695	3,404
Cash flows from investing activities:
Expenditures for property, plant and equipment	(1,890)	(1,959)	(1,947)
Purchases of available-for-sale debt securities	—	—	(270)
Proceeds from sales and maturities of available-for-sale debt securities	—	346	114
Purchases of equity securities	—	—	(608)
Proceeds from equity securities	8	335	313
Acquisition of equity method investment	(4)	(106)	(2,440)
Proceeds from settlement of net investment hedges	614	358	—
Payments for settlement of net investment hedges	(501)	(355)	—
Other, net	(204)	(121)	(68)
Net cash used in investing activities	$(1,977)	$(1,502)	$(4,906)
See Notes to the Consolidated Financial Statements.

LYONDELLBASELL INDUSTRIES N.V.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
Millions of dollars	2022	2021	2020
Cash flows from financing activities:
Repurchases of Company ordinary shares	$(420)	$(463)	$(4)
Dividends paid - common stock	(3,246)	(1,486)	(1,405)
Purchase of non-controlling interest	—	—	(30)
Issuance of long-term debt	—	—	6,378
Payments of debt issuance costs	—	(3)	(63)
Repayments of long-term debt	—	(3,925)	(2,880)
Debt extinguishment costs	—	(150)	(77)
Issuance of short-term debt	—	—	521
Repayments of short-term debt	—	—	(506)
Net (repayments of) proceeds from commercial paper	(4)	(296)	239
Net collateral received from (paid for) interest rate derivatives	238	—	(238)
Proceeds from settlement of cash flow hedges	—	855	346
Payments for settlement of cash flow hedges	—	(904)	—
Proceeds from settlement of foreign currency contract	—	—	887
Payments for settlement of foreign currency contract	—	—	(882)
Other, net	25	(13)	(15)
Net cash (used in) provided by financing activities	(3,407)	(6,385)	2,271
Effect of exchange rate changes on cash	(56)	(96)	108
Increase (decrease) in cash and cash equivalents and restricted cash	679	(288)	877
Cash and cash equivalents and restricted cash at beginning of period	1,477	1,765	888
Cash and cash equivalents and restricted cash at end of period	$2,156	$1,477	$1,765
Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$297	$414	$498
Net income taxes paid	746	310	176
See Notes to the Consolidated Financial Statements.

LYONDELLBASELL INDUSTRIES N.V.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Ordinary Shares		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Company Share of Shareholders’ Equity	Non- Controlling Interests
Millions of dollars	Issued	Treasury
Balance, December 31, 2019	$19	$(580)	$5,954	$4,435	$(1,784)	$8,044	$19
Net income	—	—	—	1,427	—	1,427	—
Other comprehensive loss	—	—	—	—	(159)	(159)	—
Share-based compensation	—	53	25	(10)	—	68	—
Dividends - common stock ($4.20 per share)	—	—	—	(1,405)	—	(1,405)	—
Dividends - redeemable non-controlling interests ($60.00 per share)	—	—	—	(7)	—	(7)	—
Repurchases of Company ordinary shares	—	(4)	—	—	—	(4)	—
Purchase of non-controlling interests	—	—	7	—	—	7	—
Distribution to non-controlling interests	—	—	—	—	—	—	(2)
Balance, December 31, 2020	$19	$(531)	$5,986	$4,440	$(1,943)	$7,971	$17
Net income	—	—	—	5,617	—	5,617	—
Other comprehensive income	—	—	—	—	140	140	—
Share-based compensation	—	43	58	(1)	—	100	—
Dividends - common stock ($4.44 per share)	—	—	—	(1,486)	—	(1,486)	—
Dividends - redeemable non-controlling interests ($60.00 per share)	—	—	—	(7)	—	(7)	—
Repurchases of Company ordinary shares	—	(477)	—	—	—	(477)	—
Sales of non-controlling interests	—	—	—	—	—	—	(3)
Balance, December 31, 2021	$19	$(965)	$6,044	$8,563	$(1,803)	$11,858	$14
Net income	—	—	—	3,889	—	3,889	—
Other comprehensive income	—	—	—	—	431	431	—
Share-based compensation	—	25	75	(4)	—	96	—
Dividends - common stock ($4.70 per share)	—	—	—	(1,542)	—	(1,542)	—
Special dividends - common stock ($5.20 per share)	—	—	—	(1,704)	—	(1,704)	—
Dividends - redeemable non-controlling interests ($60.00 per share)	—	—	—	(7)	—	(7)	—
Repurchases of Company ordinary shares	—	(406)	—	—	—	(406)	—
Balance, December 31, 2022	$19	$(1,346)	$6,119	$9,195	$(1,372)	$12,615	$14
See Notes to the Consolidated Financial Statements.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
1. Description of Company and Operations
LyondellBasell Industries N.V. is a limited liability company (Naamloze Vennootschap) incorporated under Dutch law by deed of incorporation dated October 15, 2009. Unless otherwise indicated, the “Company,” “we,” “us,” “our” or similar words are used to refer to LyondellBasell Industries N.V. together with its consolidated subsidiaries (“LyondellBasell N.V.”).
LyondellBasell N.V. is a worldwide manufacturer of chemicals and polymers, a refiner of crude oil, a significant producer of gasoline blending components and a developer and licensor of technologies for the production of polymers.
2. Summary of Significant Accounting Policies
Basis of Preparation and Consolidation
The accompanying Consolidated Financial Statements have been prepared from the books and records of LyondellBasell N.V. under accounting principles generally accepted in the United States (“U.S. GAAP”). Subsidiaries are defined as being those companies over which we, either directly or indirectly, have control through a majority of the voting rights or the right to exercise control or to obtain the majority of the benefits and be exposed to the majority of the risks. Subsidiaries are consolidated from the date on which control is obtained until the date that such control ceases. All intercompany transactions and balances have been eliminated in consolidation.
Effective January 1, 2023, our Catalloy and polybutene-1 businesses were moved from the Advanced Polymer Solutions segment and reintegrated into the Olefins and Polyolefins-Americas and Olefins and Polyolefins-Europe, Asia, International segments. Segment information provided within has been revised for all periods presented to reflect these changes.
Cash and Cash Equivalents
Our cash equivalents consist of highly liquid debt instruments such as certificates of deposit, commercial paper and money market accounts with major international banks and financial institutions. Cash equivalents include instruments with maturities of three months or less when acquired and exclude restricted cash.
Short-Term Investments
Our investments in debt securities are classified as available-for-sale and held-to-maturity on the basis of our intent and ability to hold the investments. Investments classified as available-for-sale are carried at fair value with changes reflected in other comprehensive income. Credit-related impairment, measured using the expected cash flows and limited to the amount by which the amortized cost basis of a security exceeds its fair value, is recognized through an allowance for expected credit losses, and adjusted subsequently if conditions change, with a corresponding impact in earnings. Where there is an intention or a requirement to sell an impaired available-for-sale debt security, the entire impairment is recognized in earnings with a corresponding adjustment to the amortized cost basis of the security.
Investments classified as held-to-maturity are carried at amortized cost less allowance for credit losses recorded through net income.
Trade Receivables
Trade receivables are amounts due from customers for merchandise sold or services performed in the ordinary course of business and are carried at transaction price net of allowance for credit losses. Allowance for credit losses is measured using historical loss rates for the respective risk categories and incorporating forward-looking estimates. The corresponding expense for the loss allowance is reflected in Selling, general and administrative expenses.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Inventories
Cost of our raw materials, work-in-progress and finished goods inventories is determined using the last-in, first-out (“LIFO”) method and is carried at the lower of cost or market value. Cost of our materials and supplies inventory is determined using the average cost method and is carried at the lower of cost and net realizable value.
Inventory exchange transactions, which involve fungible commodities, are not accounted for as purchases and sales. Any resulting volumetric exchange balances are accounted for as inventory, with cost determined using the LIFO method.
Property, Plant and Equipment
Property, plant and equipment are recorded at historical cost. Historical cost includes expenditures that are directly attributable to the acquisition of the items. Costs may also include borrowing costs incurred on debt during construction of major projects exceeding one year, costs of major maintenance arising from turnarounds of major units and legally obligated decommissioning costs. Routine maintenance costs are expensed as incurred.
Depreciation is computed using the straight-line method over the estimated useful lives of assets to their residual values. The residual values and useful lives of assets are reviewed, and adjusted if appropriate, whenever events or circumstances indicate that a revision is warranted. Land is not depreciated.
We evaluate property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets, which, for us, is generally at the plant group level (or, at times, individual plants in certain circumstances where we have isolated production units with separately identifiable cash flows). If it is determined that an asset or asset group’s carrying value exceeded its undiscounted estimated pre-tax cash flows and estimated fair value, the asset is written down to its estimated fair value.
Equity Investments
We account for equity method investments (“equity investments”) using the equity method of accounting if we have the ability to exercise significant influence over, but not control of, an investee. Significant influence generally exists if we have an ownership interest representing between 20% and 50% of the voting rights. Under the equity method of accounting, investments are stated initially at cost and are adjusted for subsequent additional investments and our proportionate share of profit or losses and distributions.
We record our share of the profits or losses of the equity investments, net of income taxes, in the Consolidated Statements of Income. When our share of losses in an equity investment equals or exceeds the carrying amount of our investment including advances made by us, we do not recognize further losses, unless we have guaranteed obligations or are otherwise committed to provide further financial support to the investee.
We assess our equity investments for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable. If the decline in value is considered to be other-than-temporary, the investment is written down to its estimated fair value.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Investments in PO Joint Ventures and the Louisiana Joint Venture—We share ownership with Covestro PO LLC, a subsidiary of Covestro AG (collectively “Covestro”), in a U.S. propylene oxide (“PO”) manufacturing joint venture (the “U.S. PO Joint Venture”). The U.S. PO Joint Venture owns a PO/styrene monomer (“SM” or “styrene”) and a PO/tertiary butyl alcohol (“TBA”) manufacturing facility. Covestro’s ownership interest in Series A partnership units represents an undivided interest in certain U.S. PO Joint Venture assets with correlative PO capacity reservation that resulted in ownership of annual in-kind cost-based PO production of approximately 680 thousand tons in 2022 and 2021. Our ownership interest in Series A and Series B partnership units conveys us an undivided interest in certain U.S. PO Joint Venture assets with correlative PO and co-product capacity, respectively, resulting in the ownership of annual in-kind cost-based PO and co-product production.
In addition, each partner has a 50% interest in a separate manufacturing joint venture (the “European PO Joint Venture”), which owns a PO/SM plant at Maasvlakte near Rotterdam, The Netherlands. In substance, each partner’s ownership interest represents an undivided interest in all of the European PO Joint Venture assets with correlative capacity reservation resulting in ownership of annual in-kind cost-based PO and SM production.
We do not share marketing or product sales under the U.S. PO Joint Venture. We operate the U.S. PO Joint Venture’s and the European PO Joint Venture’s (collectively the “PO Joint Ventures”) plants and arrange and coordinate the logistics of product delivery. The partners’ share in the cost of production and logistics is based on their product off-take.
During the fourth quarter of 2020, we executed a joint venture agreement with Sasol Chemicals (USA) LLC (“Sasol”) to form the Louisiana Integrated PolyEthylene JV LLC joint venture (the “Louisiana Joint Venture”). Under this arrangement, we acquired a 50% ownership interest in an ethane cracker, a low-density and linear-low density polyethylene plant, and associated infrastructure. Under the terms of the joint venture agreement, each partner provides pro-rata share of ethane feedstocks and off-takes pro-rata shares of cracker and polyethylene products. We operate the Louisiana Joint Venture assets and market the polyethylene off-take for all partners through our global sales team.
We account for the PO Joint Ventures and the Louisiana Joint Venture using the equity method. We report the cost of our product off-take as Inventory and the equity loss as Cost of sales in our Consolidated Financial Statements. Related production cash flows are reported in the operating cash flow section of the Consolidated Statements of Cash Flows.
Our equity investment in the PO Joint Ventures and the Louisiana Joint Venture represents our share of the manufacturing plants and is decreased by recognition of our share of equity loss, which is equal to the depreciation of the assets of these joint ventures. Other changes in the investment balance are principally due to our additional capital contributions to these joint ventures to fund capital expenditures. Such contributions are reported in the investing cash flow section of the Consolidated Statements of Cash Flows.
Our product off-take of PO and its co-products from the PO Joint Ventures was 2.4 million tons in 2022, 2.6 million tons in 2021 and 2.6 million tons in 2020. Our product off-take of ethylene and polyethylene produced from the Louisiana Joint Venture was 1.0 million tons in 2022 and 1.1 million tons in 2021. The product off-take in 2020 for the period subsequent to the formation of the joint venture was immaterial.
Redeemable Non-controlling Interests
Our redeemable non-controlling interests relate to shares of cumulative perpetual special stock (“redeemable non-controlling interest stock”) issued by our consolidated subsidiary, formerly known as A. Schulman, Inc. (“A. Schulman”). Holders of redeemable non-controlling interest stock are entitled to receive cumulative dividends at the rate of 6% per share on the liquidation preference of $1,000 per share. Redeemable non-controlling interest stock may be redeemed at any time at the discretion of the holders and is reported in the Consolidated Balance Sheets outside of permanent equity.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
The redeemable non-controlling interests were recorded at fair value at the date of acquisition and are subsequently carried at the greater of estimated redemption value at the end of each reporting period or the initial amount recorded at the date of acquisition adjusted for subsequent redemptions. Dividends on these shares are deducted from or added to the amount of Income (loss) attributable to the Company shareholders if and when declared by the Company.
Goodwill
Goodwill is tested for impairment annually in the fourth quarter or whenever events or changes in circumstances indicate that the fair value of a reporting unit with goodwill is below its carrying amount.
We first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. Qualitative factors assessed for each of the reporting units include, but are not limited to, changes in long-term commodity prices, discount rates, competitive environments, planned capacity, cost factors such as raw material prices, and financial performance of the reporting units. If the qualitative assessment indicates that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, a quantitative test is required. If the carrying value of the reporting unit including goodwill exceeds its fair value, an impairment charge equal to the excess would be recognized up to a maximum amount of goodwill allocated to that reporting unit.
For 2022 and 2021, management performed qualitative impairment assessments of our reporting units, which indicated that the fair value of our reporting units was greater than their carrying value including goodwill. Based on this assessment, our historical assessment for impairment and forecasted demand for our products, a quantitative goodwill impairment test was not required, and no goodwill impairment was recognized.
Intangible Assets
Intangible assets consist of customer relationships, trade names and trademarks, know-how, emission allowances, various contracts, in-process research and development costs and software costs. These assets are amortized using the straight-line method over their estimated useful lives or over the term of the related agreement. We evaluate definite-lived intangible assets with the associated long-lived asset group for impairment whenever impairment indicators are present.
Research and Development
Research and development (“R&D”) costs are expensed when incurred. Subsidies for R&D are included in Other (expense) income, net. Depreciation expense related to assets employed in R&D is included as a cost of R&D.
Income Taxes
The income tax for the period comprises current and deferred tax. Income tax is recognized in the Consolidated Statements of Income, except to the extent that it relates to items recognized in other comprehensive income or directly in equity. In these cases, the applicable tax amount is recognized in other comprehensive income or directly in equity, respectively.
Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts recognized for income tax purposes, as well as the net tax effects of net operating loss carryforwards. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.
We recognize uncertain income tax positions in our financial statements when we believe it is more likely than not, based on the technical merits, that the position or a portion thereof will be sustained upon examination. For a position that is more likely than not to be sustained, the benefit recognized is measured at the largest cumulative amount that is greater than 50 percent likely of being realized.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Other Provisions
Environmental Remediation Costs—Environmental remediation liabilities include liabilities related to sites we currently own, sites we no longer own, as well as sites where we have operated that belong to other parties. Liabilities for anticipated expenditures related to investigation and remediation of contaminated sites are accrued when it is probable a liability has been incurred and the amount of the liability can be reasonably estimated. Only certain post-remediation monitoring costs, the timing of which can be determined with reasonable certainty, are discounted to present value.
Asset Retirement Obligations—At some sites, we are legally obligated to decommission our plants upon site exit. Asset retirement obligations are recorded at the fair value using the present value of the estimated costs to retire the asset at the time the obligation is incurred. That cost, which is capitalized as part of the related long-lived asset, is depreciated on a straight-line basis over the remaining useful life of the related asset. Accretion expense in connection with the discounted liability is recognized over the estimated timeline to settle the obligation. Such depreciation and accretion expenses are included in Cost of sales.
Foreign Currency Translation and Remeasurement
Functional and Reporting Currency—Items included in the financial information of each of LyondellBasell N.V.’s entities are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”) and then translated to the U.S. dollar (“the reporting currency”) as follows:
•Assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;
•Income and expenses for each income statement are translated at monthly average exchange rates; and
•All resulting exchange differences are recognized as a separate component within Other comprehensive income (foreign currency translation adjustments).
Transactions and Balances—Foreign currency transactions are recorded in their respective functional currency using exchange rates prevailing at the dates of the transactions. Exchange gains and losses resulting from the settlement of such transactions and from remeasurement of monetary assets and liabilities denominated in foreign currencies at the balance sheet date are recognized in earnings.
Revenue Recognition
Substantially all our revenues are derived from contracts with customers. We account for contracts when both parties have approved the contract and are committed to perform, the rights of the parties and payment terms have been identified, the contract has commercial substance and collectability is probable.
Revenue is recognized when obligations under the terms of a contract with our customer are satisfied. This generally occurs at the point in time when performance obligations are fulfilled and control transfers to the customer. In most instances, control transfers upon transfer of risk of loss and title to the customer, which usually occurs when we ship products to the customer from our manufacturing facility. Revenue is measured as the amount of consideration we expect to receive in exchange for transferring goods. Customer incentives are generally based on volumes purchased and recognized over the period earned. Sales, value-added, and other taxes that we collect concurrent with revenue-producing activities are excluded from the transaction price as they represent amounts collected on behalf of third parties. We apply the practical expedient to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that we otherwise would have recognized is one year or less. Shipping and handling costs are treated as a fulfillment cost and not a separate performance obligation.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
We have marketing arrangements to off-take and sell the production of some of our joint ventures in return for a percentage of the price realized on the sales to the end customer. In such arrangements, when we obtain control of the product, revenue and cost of sales are presented on a gross basis. Otherwise, we recognize revenue, net of amounts due to the joint venture, which represents commissions earned.
Payments are typically required within a short period following the transfer of control of the product to the customer. We occasionally require customers to prepay purchases to ensure collectability. Such prepayments do not represent financing arrangements, since payment occurs within a short time frame. We apply the practical expedient which permits us to disregard the effects of a significant financing component when, at contract inception, we expect the period between the payment and fulfillment of the performance obligation will be one year or less.
Contract balances typically arise when a difference in timing between the transfer of control to the customer and receipt of consideration occurs. Our contract liabilities, which are reflected in our Consolidated Financial Statements as Accrued liabilities and Other liabilities, consist primarily of customer payments for products or services received before the transfer of control to the customer occurs.
Share-Based Compensation
We grant restricted stock units (“RSUs”), stock option awards (“Stock options”), performance share units (“PSUs”), and other cash and stock awards to employees as a form of compensation. Our share-based compensation awards are accounted for as equity-classified awards with compensation expense based on the grant date fair value and recognized over the vesting period in the income statement. We use a straight-line vesting method for cliff-vested awards and a graded vesting method for ratable-vested awards. We have elected to recognize forfeitures as they occur for stock-based compensation. When options are exercised and awards are paid out, shares are issued from our treasury shares. The holders of unvested RSUs are entitled to nonforfeitable dividend equivalents settled in the form of cash payments, which are recognized as dividends in Retained earnings. Outstanding PSUs accrue dividend equivalent units, which will be converted to shares upon payment at the end of the performance period and are classified as Accrued liabilities and Other liabilities on the Consolidated Balance Sheets. Dividend equivalents for PSUs are also recorded in Retained earnings. See Notes 15 and 18 to the Consolidated Financial Statements for additional information.
Leases
Leases with a term longer than 12 months are recorded on the balance sheet as a lease asset and lease liability. If at inception of a contract, a lease is identified, we recognize a lease asset and a corresponding lease liability based on the present value of the lease payments over the lease term, discounted using our incremental borrowing rate, unless an implicit rate is readily determinable. Lease payments include fixed and variable lease components derived from usage or market-based indices, such as the consumer price index. Other variable lease payments may fluctuate for a variety of reasons including usage, output, insurance or taxes. These variable amounts are expensed as incurred and not included in the lease assets or lease liabilities. Options to extend or terminate a lease are reflected in the lease payments and lease term when it is reasonably certain that we will exercise those options. Leases are classified as either finance or operating, with classification affecting the pattern of expense recognition in the Consolidated Statements of Income. The majority of our leases are operating leases for which we recognize lease expense on a straight-line basis over the lease term. We apply the practical expedient to account for lease and associated non-lease components as a single lease component for all asset classes with the exception of utilities and pipeline assets within major manufacturing equipment. For these assets, non-lease components are separated from lease components and accounted for as normal operating expenses. Leases with an initial term of 12 months or less are recognized in the Consolidated Statements of Income on a straight-line basis over the lease term.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Financial Instruments and Hedging Activities
Pursuant to our risk management policies, we selectively enter into derivative transactions to manage market risk volatility associated with changes in commodity pricing, currency exchange rates and interest rates. Certain derivatives used for this purpose are designated as net investment hedges, cash flow hedges or fair value hedges. Derivative instruments are recorded at fair value on the balance sheet. Gains and losses related to changes in the fair value of derivative instruments not designated as hedges are recorded in earnings.
Cash flows from derivatives designated as hedges are reported in our Consolidated Statements of Cash Flows under the same category as the cash flows from the hedged items unless the derivative contract contains a significant financing element. Cash flows for derivatives with a significant financing element are classified as Cash flows from financing activities. Cash flows related to economic hedges are classified consistent with the cash flows of the economic hedged items.
Net Investment Hedges—We enter into foreign currency derivatives and foreign currency denominated debt to reduce the volatility in shareholders’ equity resulting from changes in currency exchange rates of our foreign subsidiaries with respect to the U.S. dollar. Our foreign currency derivatives consist of cross-currency contracts and forward exchange contracts.
We use the critical terms approach through the application of the spot method to assess hedge effectiveness at least quarterly. For derivatives designated as net investment hedges, gains or losses attributable to changes in spot foreign exchange rates over the designation period are reflected in foreign currency translation adjustments within Other comprehensive income (loss). Recognition in earnings is delayed until the net investment is sold or liquidated. At that time, the amount recognized is reported in the same line item as the gain or loss on the liquidation of the hedged foreign operations. For our cross-currency swaps, the associated interest receipts and payments are recorded in interest expense. For our foreign currency forward contracts, we amortize initial forward point values on a straight-line basis to interest expense over the life of the hedging instrument. We monitor on a quarterly basis for any over-hedged positions requiring re-designation and re-designation of the hedge to remove such over-hedged condition.
Cash Flow Hedges—We enter into cash flow hedges to manage the variability in cash flows of a future transaction. Our cash flow hedges include cross currency swaps, forward starting interest rate swaps and commodity swaps. For derivatives designated as cash flow hedges, the gains and losses are recorded in other comprehensive income (loss) and released to earnings in the same line item and in the same period during which the hedged item affects earnings.
We use the critical terms and the quantitative long-haul methods to assess hedge effectiveness and monitor, at least quarterly, any change in effectiveness.
We have cross-currency swap contracts designated as cash flow hedges to reduce our exposure to the foreign currency exchange risk associated with certain intercompany loans. Under the terms of these contracts, we make interest payments in euros and receive interest in U.S. dollars. Upon the maturities of these contracts, we will pay the principal amount of the loans in euros and receive U.S. dollars from our counterparties.
We enter into forward-starting interest rate contracts to mitigate the risk of adverse changes in benchmark interest rates on future anticipated debt issuances.
We also execute commodity futures, options and swaps to manage the volatility of the commodity price related to anticipated purchases of raw materials and product sales. We enter into over-the-counter commodity swaps and options with one or more counterparties whereby we pay a predetermined fixed price and receive a price based on the average monthly rate of a specified index for the specified nominated volumes.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Fair Value Hedges—We use interest rate swaps as part of our current interest rate risk management strategy to achieve a desired proportion of variable versus fixed rate debt. Under these arrangements, we exchange fixed-rate for floating-rate interest payments to effectively convert our fixed-rate debt to floating-rate debt. For derivatives that have been designated as fair value hedges, the gains and losses of the derivatives and hedged items are recorded in earnings.
We use the long-haul method to assess hedge effectiveness using a regression analysis approach at least quarterly. We perform the regression analysis over an observation period of three years, utilizing data that is relevant to the hedge duration.
Fair Value Measurements
We categorize assets and liabilities, measured at fair value, into one of three different levels depending on the observability of the inputs employed in the measurement. Level 1 inputs are quoted prices for identical instruments in active markets. Level 2 inputs are quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs or significant value-drivers are observable. Level 3 inputs are model-derived valuations in which one or more significant inputs or significant value-drivers are unobservable.
Fair value measurements are classified according to the lowest level input or value-driver that is significant to the valuation. A measurement may therefore be classified within Level 3 even though there may be significant inputs that are readily observable.
Changes in Fair Value Levels—Management reviews the disclosures regarding fair value measurements at least quarterly. If an instrument classified as Level 1 subsequently ceases to be actively traded, it is transferred out of Level 1. In such cases, instruments are reclassified as Level 2, unless the measurement of its fair value requires the use of significant unobservable inputs, in which case it is reclassified as Level 3.
We use the following inputs and valuation techniques to estimate the fair value of our financial instruments disclosed in Note 13 to the Consolidated Financial Statements.
Cross-Currency Swaps—The fair value of our cross-currency swaps is calculated using the present value of future cash flows discounted using observable inputs such as known notional value amounts, yield curves, basis curves, as applicable, and with the foreign currency leg revalued using published spot and forward exchange rates on the valuation date.
Forward-Starting and Fixed-for-Floating Interest Rate Swaps—The fair value of our forward-starting and fixed-for-floating interest rate swaps is calculated using the present value of future cash flows using observable inputs such as benchmark interest rates and market yield curves.
Commodity Derivatives—The fair values of our commodity derivatives are measured using closing market prices of public exchanges and from third-party broker quotes and pricing providers.
The fair value of our commodity swaps classified as Level 2 is determined using a combination of observable and unobservable inputs. The observable inputs consist of future market values of various crude and heavy fuel oils, which are readily available through public data sources. The unobservable input, which is the estimated discount or premium used in the market pricing, is calculated using an internally-developed, multi-linear regression model based on the observable prices of the known components and their relationships to historical prices. A significant change in this unobservable input would not have a material impact on the fair value measurement of our Level 2 commodity swaps.
Forward Exchange Contracts—The fair value of our forward exchange contracts is based on forward market rates.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Equity Securities—The fair value of our investment in equity securities is based on the net asset value provided by the fund administrator.
Short-Term Debt—The fair value of short-term borrowings related to precious metal financing arrangements accounted for as embedded derivatives are determined based on the future price of the associated precious metal.
Long-Term Debt—The fair value of our senior and guaranteed notes is calculated using pricing data obtained from well-established and recognized vendors of market data for debt valuations. The fair value of our term loan was determined based on a discounted cash flow model using observable inputs such as benchmark interest rates and public information regarding our credit risk.
We use the following inputs and valuation techniques to estimate the fair value of our pension assets disclosed in Note 14 to the Consolidated Financial Statements.
Common and Preferred Stock—Valued at the closing price reported on the market on which the individual securities are traded.
Fixed Income Securities—Certain securities that are not traded on an exchange are valued at the closing price reported by pricing services. Other securities are valued based on yields currently available on comparable securities of issuers with similar credit ratings.
Commingled Funds—Valued based upon the unit values of such collective trust funds held at year end by the pension plans. Unit values are based on the fair value of the underlying assets of the fund derived from inputs principally from, or corroborated by, observable market data by correlation or other means.
Real Estate—Valued on the basis of a discounted cash flow approach, which includes the future rental receipts, expenses, and residual values as the highest and best use of the real estate from a market participant view as rental property.
Hedge Funds—Valued based upon the unit values of such alternative investments held at year end by the pension plans. Unit values are based on the fair value of the underlying assets of the fund.
Private Equity—Valued based upon the unit values of such alternative investments held at year end by the pension plans. Unit values are based on the fair value of the underlying assets of the fund. Certain securities held in the fund are valued at the closing price reported on an exchange or other established quotation service for over-the-counter securities. Other assets held in the fund are valued based on the most recent financial statements prepared by the fund manager.
Convertible Securities—Valued at the quoted prices for similar assets or liabilities in active markets.
U.S. Government Securities—Certain securities are valued at the closing price reported on the active market on which the individual securities are traded. Other securities are valued based on yields currently available on comparable securities of issuers with similar credit ratings.
Cash and Cash Equivalents—Valued at the quoted prices for identical assets or liabilities in active markets.
Non-U.S. Insurance Arrangements—Valued based upon the estimated cash surrender value of the underlying insurance contract, which is derived from an actuarial determination of the discounted benefits cash flows.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Employee Benefits
Pension Plans—We have funded and unfunded defined benefit plans and defined contribution plans. For the defined benefit plans, a projected benefit obligation is calculated annually by independent actuaries using the projected unit credit method. Pension costs primarily represent the increase in the actuarial present value of the obligation for pension benefits based on employee service during the year and the interest on this obligation in respect of employee service in previous years, net of expected return on plan assets.
Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are charged or credited to equity and are reflected in Accumulated other comprehensive income in the period in which they arise.
Other Post-Employment Obligations—Certain employees are entitled to post-retirement medical benefits upon retirement. The entitlement to these benefits is usually conditional on the employee remaining in service up to retirement age and the completion of a minimum service period. The expected costs of these benefits are accrued over the period of employment applying the same accounting methodology used for defined benefit plans.
Termination Benefits—Contractual termination benefits are payable when employment is terminated due to an event specified in the provisions of a social/labor plan or statutory law. A liability is recognized for one-time termination benefits when we are committed to (i) make payments and the number of affected employees and the benefits to be received are known to both parties, and (ii) terminating the employment of current employees according to a detailed formal plan without possibility of withdrawal and can reasonably estimate such amount. Benefits falling due more than 12 months after the balance sheet date are discounted to present value.
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.
Recently Adopted Guidance
Government Assistance—In November 2021, the FASB issued Accounting Standards Update (“ASU”) 2021-10, Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance. The guidance requires disclosures about assistance received from the government that have been accounted for by analogizing to a grant or contribution accounting model including the nature and form of assistance, the accounting policies used to account for the assistance and its impact on the entity’s financial statements. This guidance is effective for annual periods beginning after December 15, 2021. The adoption of this guidance from January 1, 2022 did not have a material impact on our Consolidated Financial Statements.
Reference Rate Reform—In December 2022, the FASB issued ASU No. 2022-06, Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848. Previously, the FASB issued accounting guidance set forth by Topic 848 to provide optional expedients and exceptions in accounting for contract modifications, hedging relationships and other transactions that reference London Inter-Bank Offered Rate (“LIBOR”), or another reference rate, expected to be discontinued as a result of reference rate reform, if certain criteria are met. The new guidance defers the sunset date of Topic 848 from December 31, 2022 to December 31, 2024 and is effective immediately upon issuance. The adoption of the new guidance did not have a material impact on the Company’s consolidated financial statements.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Accounting Guidance Issued But Not Adopted as of December 31, 2022
Fair Value Measurement—In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. The guidance clarifies that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security because it is a characteristic of the entity holding the equity security rather than a characteristic of the security and is not considered in measuring its fair value. The guidance is effective prospectively for the year ending December 31, 2024, including the interim periods, with the impact of adoption reflected in earnings. Early adoption is permitted. The adoption of this guidance will not have a material impact on our Consolidated Financial Statements.
Supplier Finance Program—In September 2022, the FASB issued ASU 2022-04, Liabilities—Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations. The guidance requires an entity that uses supplier finance programs in connection with the purchase of goods and services to disclose certain qualitative and quantitative information about its programs including the key terms and conditions, activity during the period, and potential magnitude. The guidance is effective retrospectively for the year ending December 31, 2023, including interim periods, with disclosures required for each period for which a balance sheet is presented, except for the disclosure of roll forward information, which is effective for fiscal years beginning after December 31, 2023. The adoption of this guidance will not have a material impact on our Consolidated Financial Statements.

3. Revenues
Contract Balances—Contract liabilities were $167 million and $169 million at December 31, 2022 and 2021, respectively. Revenue recognized in each reporting period included in the contract liability balance at the beginning of the period was immaterial.
Disaggregation of Revenues—We participate globally across the petrochemical value chain and are an industry leader in many of our product lines. Our chemicals businesses consist primarily of large processing plants that convert large volumes of liquid and gaseous hydrocarbon feedstocks into plastic resins and other chemicals. Our chemical products tend to be basic building blocks for other chemicals and plastics. Our plastic products are used in large volumes as well as smaller specialty applications. Our refining business consists of our Houston refinery, which processes crude oil into refined products such as gasoline and distillates.
Effective January 1, 2023, our Catalloy and polybutene-1 businesses were moved from our Advanced Polymer Solutions segment and reintegrated into our Olefins and Polyolefins-Americas and Olefins and Polyolefins-Europe, Asia, International segments. See Note 20 for additional detail regarding the change in segments. Consistent with this change, we have updated the disclosure of revenue disaggregated by key products for all periods presented.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Revenues disaggregated by key products are summarized below:

	Year Ended December 31,
Millions of dollars	2022	2021	2020
Sales and other operating revenues:
Olefins & co-products	$4,782	$5,008	$2,432
Polyethylene	9,694	10,219	5,914
Polypropylene	7,458	8,892	5,118
Propylene oxide and derivatives	3,097	2,885	1,714
Oxyfuels and related products	5,482	3,587	2,278
Intermediate chemicals	4,012	3,415	2,080
Compounding and solutions	4,197	4,150	3,238
Refined products	10,975	7,178	4,346
Other	754	839	633
Total	$50,451	$46,173	$27,753
The following table presents our revenues disaggregated by geography, based upon the location of the customer:

	Year Ended December 31,
Millions of dollars	2022	2021	2020
Sales and other operating revenues:
United States	$24,789	$22,526	$12,113
Germany	3,555	3,395	2,113
China	2,533	2,322	1,474
Mexico	2,042	1,572	1,197
Japan	1,954	1,417	876
Italy	1,737	1,828	1,175
France	1,366	1,431	875
Poland	1,271	1,169	926
The Netherlands	1,178	1,390	785
Other	10,026	9,123	6,219
Total	$50,451	$46,173	$27,753
Transaction Price Allocated to the Remaining Performance Obligations—We have elected to exclude contracts which have an initial term of one year or less from this disclosure. Our contracts with customers are commodity supply arrangements that settle based on market prices at future delivery dates; therefore, transaction prices are entirely variable. Transaction prices are known at the time revenue is recognized since they are generally determined by the commodity price index at a specific date, at month-end or at the month average once products are shipped to our customers. Future estimates of transaction prices for disclosure purposes are substantially constrained as they are highly susceptible to factors outside our influence, including volatility in commodity markets, industry production capacities and operating rates, planned and unplanned industry operating interruptions, foreign exchange rates and worldwide geopolitical trends.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4. Related Party Transactions
We have related party transactions with our joint venture partners, which are classified as equity investees (see Note 8 to the Consolidated Financial Statements). These related party transactions include the sales and purchases of goods in the normal course of business as well as certain financing arrangements. In addition, under contractual arrangements with certain of our equity investees, we receive certain services, utilities and materials at some of our manufacturing sites, and we provide certain services to our equity investees. These transactions are summarized as follows:

	Year Ended December 31,
Millions of dollars	2022	2021	2020
The Company billed related parties for:
Sales of products—
Joint venture partners	$1,012	$1,038	$758
Shared service agreements—
Joint venture partners	2	13	6
Related parties billed the Company for:
Sales of products—
Joint venture partners	$4,837	$4,348	$2,682
Shared service agreements—
Joint venture partners	94	85	75
Related Party Notes Receivable—In July 2022, we executed a loan agreement with our joint venture partner to fund CNY300 million (approximately $43 million as of December 31, 2022) principal to our joint venture Bora LyondellBasell Petrochemical Co. Ltd. (“BLYB”). The loan matures six months from issuance and may be extended up to nine times, in six months increments, with consent of the joint venture partners. Interest accrues at the one-year prime rate from People’s Bank of China and is payable quarterly.
Other—We have guaranteed $20 million of the indebtedness of two of our joint ventures as of December 31, 2022.
5. Accounts Receivable
We sell our products primarily to other industrial concerns in the petrochemical and refining industries. We perform ongoing credit evaluations of our customers’ financial condition and, in certain circumstances, require letters of credit or corporate guarantees from them. Our Accounts receivable are reflected in the Consolidated Balance Sheets net of allowance for credit losses of $6 million in each of the years ended December 31, 2022 and 2021. We recorded allowance for credit losses for receivables, which are reflected in the Consolidated Statements of Income, however, such amounts were immaterial for each of the years ended December 31, 2022, 2021 and 2020.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
6. Inventories
Inventories consisted of the following components at December 31:

Millions of dollars	2022	2021
Finished goods	$3,027	$3,329
Work-in-process	227	178
Raw materials and supplies	1,550	1,394
Total inventories	$4,804	$4,901
At December 31, 2022 and 2021, approximately 77% and 80%, respectively, of our inventories were valued using the last in, first out (“LIFO”) method and the remaining inventories, consisting primarily of materials and supplies, were valued at the moving average cost method. At December 31, 2022 and 2021, our LIFO cost exceeded current replacement cost under the first-in first-out method.
The excess of our inventories at estimated net realizable value over LIFO cost was approximately $1,586 million and $2,503 million at December 31, 2022 and 2021, respectively. During 2020, we recognized an LCM inventory valuation charge of $16 million primarily related to the decline in pricing for our raw material and finished goods inventories.
7. Property, Plant and Equipment, Goodwill and Intangible Assets
Property, Plant and Equipment—The components of property, plant and equipment, at cost, and the related accumulated depreciation are as follows at December 31:

Millions of dollars	Estimated Useful Life (years)			2022	2021
Land				$321	$334
Major manufacturing equipment	25			13,257	11,614
Buildings	30			2,280	1,228
Light equipment and instrumentation	5	-	20	3,528	3,347
Office furniture	15			22	24
Major turnarounds	4	-	7	1,732	1,652
Information system equipment	3	-	5	63	63
Construction in progress				2,521	4,120
Total property, plant and equipment				23,724	22,382
Less accumulated depreciation				(8,337)	(7,826)
Property, plant and equipment, net				$15,387	$14,556
Capitalized Interest—We capitalize interest costs incurred on funds used to construct property, plant and equipment. In 2022, 2021 and 2020, we capitalized interest of $114 million, $97 million and $40 million, respectively.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Intangible Assets—The components of identifiable intangible assets, at cost, and the related accumulated amortization are as follows at December 31:

	2022			2021
Millions of dollars	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Emission allowances	$771	$(513)	$258	$740	$(504)	$236
Various contracts	436	(364)	72	435	(357)	78
Customer relationships	297	(88)	209	303	(68)	235
Software costs	124	(46)	78	158	(81)	77
Other	283	(238)	45	296	(227)	69
Total intangible assets	$1,911	$(1,249)	$662	$1,932	$(1,237)	$695
Amortization of these identifiable intangible assets for the next five years is expected to be $83 million in 2023, $75 million in 2024, $74 million in 2025, $50 million in 2026 and $34 million in 2027.
Impairments—During the fourth quarter of 2021 and during the third quarter of 2020, we identified impairment triggers relating to our Houston refinery’s asset group which resulted in non-cash impairment charges of $624 million and $582 million, respectively.
In September 2021, we announced we were weighing strategic options, including a potential sale, for our Houston refinery. The subsequent evaluation of strategic options during the fourth quarter of 2021 increased the likelihood of the asset’s disposal prior to the end of its expected useful life. As a result of this impairment indicator, we assessed the Houston refinery for impairment in the fourth quarter of 2021 and determined that its carrying value exceeded its estimated undiscounted pre-tax cash flows. We estimated the fair values of the Houston refinery’s property, plant and equipment, materials and supplies and intangible assets were all zero as of December 31, 2021. Given this, our Refining segment recognized a $624 million non-cash impairment charge in the fourth quarter of 2021 that includes a $549 million impairment of property, plant and equipment, a $43 million impairment of materials and supplies and a $32 million impairment of intangible assets, which reduced the assets’ carrying values to their fair values. The fair values of the impaired assets were determined using market information provided by unrelated third parties. The fair value measurement for the asset group is classified as Level 3.
During 2020, prior to the Company’s evaluation of strategic options for the Houston refinery, we identified impairment triggers related to our Houston refinery’s asset group as a result of significant negative impacts to the Refining segment’s forecasted cash flows resulting from the COVID-19 pandemic. We assessed the Houston refinery for impairment and determined that the asset group carrying value exceeded its undiscounted estimated pre-tax cash flows. As of September 30, 2020, we estimated the fair value of the Houston refinery’s property, plant and equipment to be $550 million, and fair value of contract intangible assets to be $10 million, which was less than the carrying value. As a result, our Refining segment recognized a non-cash impairment charge in the third quarter of 2020 of $582 million, which included a $570 million impairment of property, plant and equipment and a $12 million impairment of contract intangible assets, which reduced the assets’ carrying values to their fair values. The fair value of the impaired assets was determined using an income approach that was based on significant inputs that were not observable in the market. The fair value measurement for the asset group is classified as Level 3.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Depreciation and Amortization Expense—Depreciation and amortization expense is summarized as follows:

	Year Ended December 31,
Millions of dollars	2022	2021	2020
Property, plant and equipment	$1,033	$1,146	$1,143
PO Joint Ventures and Louisiana Joint Venture	155	156	72
Emission allowances	8	12	58
Various contracts	18	20	20
Customer relationships	19	20	20
Software costs	14	12	8
Other	20	27	64
Total depreciation and amortization	$1,267	$1,393	$1,385
Asset Retirement Obligations—In certain cases, we are contractually obligated to decommission our plants upon site exit. In such cases, we have accrued the net present value of the estimated costs. The changes in our asset retirement obligations are as follows:

	Year Ended December 31,
Millions of dollars	2022	2021
Beginning balance	$62	$64
Liabilities incurred	249	—
Liabilities settled	(3)	(3)
Changes in estimates	3	3
Accretion expense	3	2
Divestiture	(6)	—
Effects of exchange rate changes	(3)	(4)
Ending balance	$305	$62
In connection with the planned exit from the refinery business, we recorded liabilities for asset retirement obligations of $249 million in 2022. See Note 20 to the Consolidated Financial Statements for additional information regarding the planned exit. The remaining asset retirement obligations are primarily related to facilities in Europe.
Although we may have asset retirement obligations associated with some of our other facilities, the present value of those obligations is not material in the context of an indefinite expected life of the facilities. We continually review the optimal future alternatives for our facilities. Any decision to retire one or more facilities may result in an increase in the present value of such obligations.
Discontinued Operations—We began reporting the Berre refinery as a discontinued operation in the second quarter of 2012. The estimated cost and associated cash flows pertaining to the final closure and dismantlement of our Berre refinery from the Prefect of Bouches du Rhone are not deemed to be material.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Goodwill—The changes in the carrying amount of goodwill in each of the Company’s reportable segments for the years ended December 31, 2022 and 2021 were as follows:

Millions of dollars	O&P - Americas	O&P - EAI	I&D	APS	Technology	Total
December 31, 2020	$162	$142	$259	$1,379	$11	$1,953
Foreign currency translation adjustments	—	(33)	(34)	(8)	(3)	(78)
December 31, 2021	162	109	225	1,371	8	1,875
Acquisitions	—	—	—	6	—	6
Foreign currency translation adjustments	—	(23)	(24)	(7)	—	(54)
December 31, 2022	$162	$86	$201	$1,370	$8	$1,827
8. Equity Investments
Our principal direct and indirect equity investments are as follows at December 31:

Percent of Ownership	2022	2021
PO Joint Ventures—
European PO Joint Venture	50.00%	50.00%
U.S. PO Joint Venture - Series A	23.71%	23.71%
U.S. PO Joint Venture - Series B	100.00%	100.00%
Louisiana Joint Venture	50.00%	50.00%
Bora LyondellBasell Petrochemical Co. Ltd.	50.00%	50.00%
Basell Orlen Polyolefins Sp. Z.o.o.	50.00%	50.00%
Saudi Polyolefins Company	25.00%	25.00%
Saudi Ethylene & Polyethylene Company Ltd.	25.00%	25.00%
Al-Waha Petrochemicals Ltd.	25.00%	25.00%
Polymirae Co. Ltd.	50.00%	50.00%
HMC Polymers Company Ltd.	28.56%	28.56%
Indelpro S.A. de C.V.	49.00%	49.00%
Ningbo ZRCC Lyondell Chemical Co. Ltd.	26.65%	26.65%
Ningbo ZRCC LyondellBasell New Material Co. Ltd.	50.00%	50.00%

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
The changes in our equity investments are as follows at December 31:

Millions of dollars	2022	2021
Beginning balance	$4,786	$4,729
Capital contributions	108	61
Income from equity investments	5	461
Acquisition of equity investments	4	106
Distribution of earnings, net of tax	(349)	(315)
Depreciation of PO Joint Ventures and Louisiana Joint Venture	(155)	(156)
Currency exchange effects	(100)	(55)
Other	(4)	(45)
Ending balance	$4,295	$4,786
Capital contributions in 2022 and 2021 include $69 million and $54 million, respectively, related to our PO Joint Ventures.
In January 2021, we executed a joint venture agreement with China Petroleum & Chemical Corporation (“Sinopec”) to form the Ningbo ZRCC LyondellBasell New Material Company Limited joint venture. We contributed $104 million for a 50% equity interest in the joint venture. The joint venture constructed a new PO and SM unit in Zhenhai Ningbo, China which began production in January 2022. The unit utilizes LyondellBasell’s leading PO/SM technology and has the capacity to produce 275 thousand tons of PO and 600 thousand tons of SM per year. Products produced by the joint venture will be marketed equally by both partners, expanding our respective participation in the Chinese market. The joint venture is included within our Intermediates & Derivatives segment.
Summarized balance sheet information of our investments accounted for under the equity method (presented at 100%) at December 31 are as follows:

Millions of dollars	2022	2021
Current assets	$4,043	$5,488
Noncurrent assets	11,185	11,521
Total assets	15,228	17,009
Current liabilities	2,995	3,589
Noncurrent liabilities	2,615	2,544
Net assets	$9,618	$10,876

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Summarized income statement information of our investments accounted for under the equity method (presented at 100%) at December 31 are as follows:

	Year Ended December 31,
Millions of dollars	2022	2021	2020
Revenues	$15,435	$15,456	$9,172
Cost of sales	(14,900)	(13,269)	(7,883)
Gross profit	535	2,187	1,289
Net operating expenses	(519)	(497)	(320)
Operating income	16	1,690	969
Interest income	7	—	1
Interest expense	(24)	(48)	(70)
Foreign currency translation	(1)	(5)	5
Other (expense) income, net	(26)	(21)	2
(Loss) income before income taxes	(28)	1,616	907
Provision for income taxes	(1)	(337)	(183)
Net (loss) income	$(29)	$1,279	$724
The difference between our carrying value and the underlying equity in the net assets of our equity investments are assigned to the assets and liabilities of the investment, based on an analysis of the factors giving rise to the basis difference. The amortization of the basis difference included in Income from equity investments in the Consolidated Statements of Income for each of the years ended December 31, 2022 and 2021 was $6 million and $5 million for the year ended December 31, 2020.
9. Prepaid Expenses, Other Current Assets and Other Assets
The components of Prepaid expenses and other current assets were as follows at December 31:

Millions of dollars	2022	2021
Renewable identification numbers	$465	$305
Income tax receivable	285	263
VAT receivables	203	141
Financial derivatives	152	125
Advances to suppliers	63	57
Prepaid insurance	30	33
Other	94	98
Total prepaid expenses and other current assets	$1,292	$1,022

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
The components of Other assets were as follows at December 31:

Millions of dollars	2022	2021
Financial derivatives	$158	$282
Deferred tax assets	157	174
Pension assets	62	67
Company-owned life insurance	48	61
Other	199	83
Total other assets	$624	$667
10. Accrued Liabilities
Accrued liabilities consisted of the following components at December 31:

Millions of dollars	2022	2021
Renewable identification numbers	$486	$340
Payroll and benefits	424	539
Operating lease liabilities	344	336
Income taxes	242	402
Taxes other than income taxes	208	211
Interest	168	145
Contract liabilities	167	169
Product sales rebates	163	178
Financial derivatives	31	3
Other	163	248
Total accrued liabilities	$2,396	$2,571

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
11. Debt
Long-term loans, notes and other debt, net of unamortized discount, debt issuance cost and cumulative fair value hedging adjustments, consisted of the following at December 31:

Millions of dollars	2022	2021
Senior Notes due 2024, $1,000 million, 5.75% ($1 million of debt issuance cost)	$774	$773
Senior Notes due 2055, $1,000 million, 4.625% ($15 million of discount; $11 million of debt issuance cost)	974	974
Guaranteed Notes due 2027, $300 million, 8.1%	300	300
Issued by LYB International Finance B.V.:
Guaranteed Notes due 2023, $750 million, 4.0% ($1 million of discount)	424	423
Guaranteed Notes due 2043, $750 million, 5.25% ($19 million of discount; $6 million of debt issuance cost)	725	724
Guaranteed Notes due 2044, $1,000 million, 4.875% ($10 million of discount; $8 million of debt issuance cost)	982	981
Issued by LYB International Finance II B.V.:
Guaranteed Notes due 2026, €500 million, 0.875% ($1 million of discount; $2 million of debt issuance cost)	518	562
Guaranteed Notes due 2027, $1,000 million 3.5% ($2 million of discount; $2 million of debt issuance cost)	587	631
Guaranteed Notes due 2031, €500 million, 1.625% ($4 million of discount; $3 million of debt issuance cost)	516	558
Issued by LYB International Finance III, LLC:
Guaranteed Notes due 2025, $500 million, 1.25% ($1 million of discount; $2 million of debt issuance cost)	475	486
Guaranteed Notes due 2030, $500 million, 3.375% ($1 million of debt issuance cost)	120	143
Guaranteed Notes due 2030, $500 million, 2.25% ($3 million of discount; $4 million of debt issuance cost)	469	490
Guaranteed Notes due 2040, $750 million, 3.375% ($2 million of discount; $7 million of debt issuance cost)	741	741
Guaranteed Notes due 2049, $1,000 million, 4.2% ($14 million of discount; $10 million of debt issuance cost)	976	975
Guaranteed Notes due 2050, $1,000 million, 4.2% ($6 million of discount; $10 million of debt issuance cost)	971	981
Guaranteed Notes due 2051, $1,000 million, 3.625% ($2 million of discount; $11 million of debt issuance cost)	897	986
Guaranteed Notes due 2060, $500 million, 3.8% ($4 million of discount; $6 million of debt issuance cost)	481	490
Other	42	34
Total	10,972	11,252
Less current maturities	(432)	(6)
Long-term debt	$10,540	$11,246

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Fair value hedging adjustments associated with the fair value hedge accounting of our fixed-for-floating interest rate swaps for the applicable periods are as follows:

Millions of dollars	Gains (Losses)		Cumulative Fair Value Hedging Adjustments Included in Carrying Amount of Debt
	Year Ended December 31,		December 31,
	2022	2021	2022	2021
Guaranteed Notes due 2025, 1.25%	$12	$2	$14	$2
Guaranteed Notes due 2026, 0.875%	12	3	13	1
Guaranteed Notes due 2027, 3.5%	46	56	—	(46)
Guaranteed Notes due 2030, 3.375%	23	(2)	21	(2)
Guaranteed Notes due 2030, 2.25%	22	2	24	2
Guaranteed Notes due 2031, 1.625%	11	—	11	—
Guaranteed Notes due 2050, 4.2%	10	3	13	3
Guaranteed Notes due 2051, 3.625%	90	—	90	—
Guaranteed Notes due 2060, 3.8%	9	—	9	—
Total	$235	$64	$195	$(40)
Fair value adjustments are recognized in Interest expense in the Consolidated Statements of Income.
Short-term loans, notes and other debt consisted of the following at December 31:

Millions of dollars	2022	2021
U.S. Receivables Facility	$—	$—
Commercial paper	200	204
Precious metal financings	131	155
Other	18	3
Total Short-term debt	$349	$362
Aggregate maturities of debt during the next five years are $782 million in 2023, which includes $425 million that remains outstanding under our 4.0% guaranteed notes due 2023, $789 million in 2024, $503 million in 2025, $536 million in 2026, $892 million in 2027 and $8,182 million thereafter.
Long-Term Debt
Senior Revolving Credit Facility—Our $3,250 million senior unsecured revolving credit facility (the “Senior Revolving Credit Facility”), which expires in November 2026, may be used for dollar and euro denominated borrowings. The facility has a $200 million sub-limit for dollar and euro denominated letters of credit, a $1,000 million uncommitted accordion feature, and supports our commercial paper program. Borrowings under the facility bear interest at either a base rate, LIBOR rate or EURIBOR rate, plus an applicable margin. Additional fees are incurred for the average daily unused commitments. At December 31, 2022, we had no borrowings or letters of credit outstanding and $3,050 million of unused availability under this facility.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
The facility contains customary covenants and warranties, including specified restrictions on indebtedness and liens. Additionally, we are required to maintain a maximum leverage ratio (calculated as the ratio of total net funded debt to consolidated earnings before interest, taxes and depreciation and amortization, both as defined in the Amended and Restated Credit Agreement) financial covenant 3.50 to 1.00. In the event an acquisition meeting certain thresholds is consummated we can elect to increase the maximum leverage ratio for each of the first six fiscal quarters ending after such acquisition as indicated in the Amended and Restated Credit Agreement.
Term Loan due 2022—In 2021 we fully repaid the remaining $1,450 million outstanding borrowings under our Term Loan due 2022 which was entered in 2019.
Covenants and Provisions—Our $300 million 8.1% guaranteed notes due 2027, which are guaranteed by LyondellBasell Industries Holdings B.V., a wholly owned subsidiary of LyondellBasell Industries N.V., contain certain restrictions with respect to the level of maximum debt that can be incurred and security that can be granted by certain operating companies that are direct or indirect wholly owned subsidiaries of LyondellBasell Industries Holdings B.V. These notes contain customary provisions for default, including, among others, the non-payment of principal and interest, certain failures to perform or observe obligations under the Agreement on the notes, the occurrence of certain defaults under other indebtedness, failure to pay certain indebtedness and the insolvency or bankruptcy of certain LyondellBasell Industries N.V. subsidiaries.
The indentures governing all other notes contain limited covenants, including those restricting our ability and the ability of our subsidiaries to incur indebtedness secured by significant property or by capital stock of subsidiaries that own significant property, enter into certain sale and lease-back transactions with respect to any significant property or enter into consolidations, mergers or sales of all or substantially all of our assets.
We may redeem some of our notes in whole or in part, prior to their respective maturity dates, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest (discounted at the applicable treasury yield or comparable government bond rate plus their respective basis points) on the notes to be redeemed. Some of our notes may also be redeemed prior to their respective maturity dates, at a redemption price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest. Certain notes are also redeemable upon certain tax events.
Additionally, our Senior Notes due 2024 may be redeemed and repaid, in whole at any time or in part from time to time prior to the date that is 90 days prior to the scheduled maturity date of the notes at a redemption price equal to 100% of the principal amount of the notes redeemed plus a premium for each note redeemed equal to the greater of 1.00% of the then outstanding principal amount of the note and the excess of: (a) the present value at such redemption date of (i) the principal amount of the note at maturity plus (ii) all required interest payments due on the note through maturity (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the outstanding principal amount of the note. These notes may also be redeemed, in whole or in part, at any time on or after the date which is 90 days prior to the final maturity date of the notes, at a redemption price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest.
As of December 31, 2022, we are in compliance with our debt covenants.
Guaranteed Notes—In June 2021, we redeemed $325 million of the outstanding $750 million 4.0% guaranteed notes due 2023. In conjunction with the partial redemption, we recognized $25 million of debt extinguishment costs which are reflected in Interest expense in the Consolidated Statements of Income. The debt extinguishment costs include $23 million paid for make-whole premiums and non-cash charges of $2 million for the write-off of unamortized debt discount and issuance costs.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
In September 2021, we redeemed the entire $500 million outstanding of 2.875% guaranteed notes due 2025. In conjunction with the redemption, we recognized $37 million of debt extinguishment costs which are reflected in Interest expense in the Consolidated Statements of Income. The debt extinguishment costs include $34 million paid for make-whole premiums and non-cash charges of $3 million for the write-off of unamortized debt issuance costs.
In October 2021, we redeemed the entire $650 million outstanding guaranteed floating rate notes due 2023. In conjunction with the redemption, we recognized $3 million of debt extinguishment costs related to the non-cash write-off of unamortized debt issuance costs which are reflected in Interest expense in the Consolidated Statements of Income.
Pursuant to a cash tender offer, in December 2021 we repaid $775 million principal outstanding of our guaranteed notes, comprising $409 million of our $1,000 million 3.5% guaranteed notes due 2027, $358 million of our $500 million 3.375% guaranteed notes due 2030, and $8 million of our $500 million 1.25% guaranteed notes due 2025. In conjunction with the tender offer, we recognized $42 million of debt extinguishment costs which are reflected in Interest expense in the Consolidated Statements of Income. The debt extinguishment costs include $71 million paid for make-whole premiums and non-cash charges of $7 million for the write-off of unamortized debt discount and issuance costs, partially offset by $36 million in gains resulting from the write-off of the cumulative fair value hedge accounting adjustments.
In 2020, in conjunction with the repayment of a portion of the indebtedness outstanding under our Term Loan due 2022 and the redemption of our 1.875% guaranteed notes due 2022, we recognized $23 million of debt extinguishment costs which are reflected in Interest expense in the Consolidated Statements of Income. The debt extinguishment costs include $22 million paid for make-whole premiums and non-cash charges of $2 million for the write-off of unamortized debt discount and issuance costs, partially offset by $1 million in gains resulting from the write-off of the cumulative fair value hedge accounting adjustments.
Senior Notes—Pursuant to a cash tender offer, in December 2021 we repaid $225 million principal outstanding of our $1,000 million 5.75% senior notes due 2024. In conjunction with the tender offer, we recognized $23 million of debt extinguishment costs which are reflected in Interest expense in the Consolidated Statements of Income. The debt extinguishment costs include $22 million paid for make-whole premiums and non-cash charges of $1 million for the write-off of unamortized debt issuance costs.
In 2020, in conjunction with the redemption of our 6% senior notes due 2021, we recognized $46 million of debt extinguishment costs which are reflected in Interest expense in the Consolidated Statements of Income. The debt extinguishment costs include $55 million paid for make-whole premiums and non-cash charges of $2 million for the write-off of unamortized debt discount and issuance costs, partially offset by $11 million in gains resulting from the write-off of the cumulative fair value hedge accounting adjustments.
Short-Term Debt
U.S. Receivables Facility—Our U.S. Receivables Facility, which expires in June 2024, has a purchase limit of $900 million in addition to a $300 million uncommitted accordion feature. This facility provides liquidity through the sale or contribution of trade receivables by certain of our U.S. subsidiaries to a wholly owned, bankruptcy-remote subsidiary on an ongoing basis and without recourse. The bankruptcy-remote subsidiary may then, at its option and subject to a borrowing base of eligible receivables, sell undivided interests in the pool of trade receivables to financial institutions participating in the facility (“Purchasers”). The sale of the undivided interest in the pool of trade receivables is accounted for as a secured borrowing in the Consolidated Balance Sheets. We are responsible for servicing the receivables. We pay variable interest rates on our secured borrowings. Additional fees are incurred for the average daily unused commitments. In the event of liquidation, the bankruptcy-remote subsidiary’s assets will be used to satisfy the claims of the Purchasers prior to any assets or value in the bankruptcy-remote subsidiary becoming available to us. This facility also provides for the issuance of letters of credit up to $200 million. Performance obligations under the facility are guaranteed by LyondellBasell Industries N.V. The term of the facility may be extended in accordance with the terms of the agreement. The facility is also subject to customary warranties and covenants, including limits and reserves and the maintenance of specified financial ratios.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Under the terms of the U.S. Receivable Facility we are required to maintain a maximum leverage ratio consistent with the terms of the Senior Revolving Credit Facility as discussed above. At December 31, 2022, there were no borrowings or letters of credit outstanding and $794 million unused availability under the facility.
Commercial Paper Program—We have a commercial paper program under which we may issue up to $2,500 million of privately placed, unsecured, short-term promissory notes (“commercial paper”). This program is backed by our $3,250 million Senior Revolving Credit Facility. Proceeds from the issuance of commercial paper may be used for general corporate purposes, including dividends and share repurchases. Interest rates on the commercial paper outstanding at December 31, 2022 are based on the terms of the notes and range from 4.3% to 5.0%. At December 31, 2022, we had $200 million of outstanding commercial paper.
Precious Metal Financings—We enter into lease agreements for precious metals which are used in our production processes. Precious metal borrowings are classified as Short-term debt or Long-term debt, other, based on the maturities of the lease agreements.
Weighted Average Interest Rate—At December 31, 2022 and 2021, our weighted average interest rate on outstanding Short-term debt was 3.7% and 0.9%, respectively.
Additional Information
Debt Discount and Issuance Costs—Amortization of debt discount and debt issuance costs resulted in amortization expense of $14 million, $35 million and $21 million for the years ended December 31, 2022, 2021 and 2020, respectively, which is included in Interest expense in the Consolidated Statements of Income.
Other Information—LYB International Finance B.V., LYB International Finance II B.V., LYB International Finance III, LLC and LYB Americas Finance Company LLC (“LYB Finance subsidiaries”) are wholly owned finance subsidiaries of LyondellBasell Industries N.V., as defined in Rule 3-10(b) of Regulation S-X. Any debt securities issued by LYB Finance subsidiaries will be fully and unconditionally guaranteed by LyondellBasell Industries N.V., and no other subsidiaries of LyondellBasell Industries N.V. guarantees these securities. Our unsecured notes rank equally in right of payment to each respective finance subsidiary’s existing and future unsecured indebtedness and to all of LyondellBasell Industries N.V.’s existing and future unsubordinated indebtedness. There are no significant restrictions that would impede LyondellBasell Industries N.V., as guarantor, from obtaining funds by dividend or loan from its subsidiaries.
12. Leases
Operating Leases—The majority of our leases are operating leases. We lease storage tanks, terminal facilities, land, office facilities, railcars, pipelines, barges, plant equipment and other equipment. As of December 31, 2022 and 2021, our Operating lease assets were $1,725 million and $1,946 million, respectively. As of December 31, 2022 and 2021, Operating lease liabilities totaled $1,854 million and $1,985 million of which $344 million and $336 million, respectively, are current and recorded in Accrued liabilities. These values were derived using a weighted average discount rate of 3.4% and 3.3% as of December 31, 2022 and 2021, respectively.
Substantially all of our operating leases have remaining lease terms of 21 years or less and have a weighted-average remaining lease term of 9 years. Certain lease agreements include options to renew the lease, at our discretion, for approximately 1 year to 20 years and do not materially impact our operating lease assets or operating lease liabilities.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Maturities of operating lease liabilities as of December 31, 2022, are as follows:

Millions of dollars
2023	$396
2024	330
2025	272
2026	229
2027	192
Thereafter	753
Total lease payments	2,172
Less: Imputed interest	(318)
Present value of lease liabilities	$1,854

Operating lease costs were $536 million, $418 million and $393 million for the years ended December 31, 2022, 2021 and 2020, respectively, which are reflected in the Consolidated Statements of Income.
In connection with the planned exit from the refinery business, announced in April 2022, we recognized accelerated lease amortization costs of $91 million during 2022 which is included in Operating lease cost. See Note 20 to the Consolidated Financial Statements for additional information.
Cash paid for amounts included in the measurement of operating lease liabilities totaled $423 million, $406 million and $383 million for the years ended December 31, 2022, 2021 and 2020, respectively. Leased assets obtained in exchange for new operating lease liabilities totaled $248 million, $822 million and $351 million for the years ended December 31, 2022, 2021 and 2020, respectively.
As of December 31, 2022, we have entered into additional operating leases, with an undiscounted value of $78 million, primarily for railcars. These leases, which will commence in 2023 and 2024, have lease terms ranging from 3 to 10 years.
13. Financial Instruments and Fair Value Measurements
We are exposed to market risks, such as changes in commodity pricing, interest rates and currency exchange rates. To manage the volatility related to these exposures, we selectively enter into derivative contracts pursuant to our risk management policies.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Financial Instruments Measured at Fair Value on a Recurring Basis—The following table summarizes financial instruments outstanding for the periods presented that are measured at fair value on a recurring basis:

	December 31, 2022		December 31, 2021
	Notional Amount	Fair Value	Notional Amount	Fair Value	Balance Sheet Classification
Millions of dollars
Assets—
Derivatives designated as hedges:
Commodities	$—	$—	$41	$24	Prepaid expenses and other current assets
Foreign currency	903	109	614	63	Prepaid expenses and other current assets
Foreign currency	2,725	133	1,785	43	Other assets
Interest rates	—	16	—	7	Prepaid expenses and other current assets
Interest rates	400	25	300	1	Other assets
Derivatives not designated as hedges:
Commodities	192	27	221	30	Prepaid expenses and other current assets
Foreign currency	160	—	34	1	Prepaid expenses and other current assets
Non-derivatives:
Equity securities	—	—	9	8	Short-term investments
Total	$4,380	$310	$3,004	$177
Liabilities—
Derivatives designated as hedges:
Commodities	$35	$14	$—	$—	Accrued liabilities
Foreign currency	—	15	—	14	Accrued liabilities
Foreign currency	650	8	1,800	99	Other liabilities
Interest rates	—	23	—	3	Accrued liabilities
Interest rates	2,164	229	1,863	280	Other liabilities
Derivatives not designated as hedges:
Commodities	50	11	24	1	Accrued liabilities
Commodities	7	3	—	—	Other liabilities
Foreign currency	236	6	188	2	Accrued liabilities
Total	$3,142	$309	$3,875	$399
The financial instruments in the table above are classified as Level 2. We present the gross assets and liabilities of our derivative instruments on the Consolidated Balance Sheets.
Financial Instruments Not Measured at Fair Value on a Recurring Basis—The following table presents the carrying value and estimated fair value of our Short-term precious metal financings and Long-term debt:

	December 31, 2022		December 31, 2021
	Carrying Value	Fair Value	Carrying Value	Fair Value
Millions of dollars
Precious metal financings	$131	$113	$155	$130
Long-term debt	10,517	8,882	11,218	12,756
Total	$10,648	$8,995	$11,373	$12,886

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
The financial instruments in the table above are classified as Level 2. Our other financial instruments classified within Current assets and Current liabilities have a short maturity and their carrying value generally approximates fair value.
Derivative Instruments:
Commodity Prices—We are exposed to commodity price volatility related to purchases of various feedstocks and sales of our products. We use over-the-counter commodity swaps, options and exchange traded futures contracts to manage these risks, including through cash flow hedging relationships.
The following table presents the notional amounts of our outstanding commodity derivative instruments:

	December 31, 2022	December 31, 2021
Millions of dollars	Notional Amount	Notional Amount	Maturity Date
Derivatives designated as hedges:
Cash flow hedges	$35	$41	2023
Derivatives not designated as hedges:
Commodity contracts	249	245	2023	to	2024
Interest Rates—We are exposed to interest rate risk with respect to our fixed-rate and variable-rate debt. Fluctuations in interest rates impact the fair value of fixed-rate debt and expose us to the risk that we may need to refinance debt at higher rates. Fluctuations in interest rates also impact interest expense from our variable-rate debt. We use forward-starting interest rate swaps that are designated as cash flow hedges to mitigate the risk that benchmark rates will increase in connection with future financing activities. As of December 31, 2021, Other assets included $238 million of collateral related to these forward-starting interest swaps. As of December 31, 2022, there was no collateral remaining as it had been returned. We also use interest rate swaps that are designated as fair value hedges to mitigate the changes in the fair value of our fixed-rate debt by effectively converting it to variable-rate debt. See Note 11 to the Consolidated Financial Statements for additional information.
The following table presents the notional amounts of our outstanding interest rate derivative instruments:

	December 31, 2022	December 31, 2021
Millions of dollars	Notional Amount	Notional Amount	Maturity Date
Cash flow hedges	$400	$1,000	2024
Fair value hedges	2,164	1,163	2025	to	2031
Foreign Currency Rates—We have significant worldwide operations. The functional currencies of our operating subsidiaries are primarily the U.S. dollar and the euro. We enter into transactions denominated in currencies other than our designated functional currencies that create foreign currency exposure. We enter foreign currency contracts to economically hedge foreign currency risk related to recognized foreign currency monetary assets and liabilities. Changes in the fair value of such forward and swap contracts are reported in the Consolidated Statements of Income and offset, in part, currency remeasurement results. In the past, we have entered euro-denominated debt that was designated as a net investment hedge. Other (expense) income, net, in the Consolidated Statements of Income reflected foreign currency losses of $14 million, $2 million and $7 million in 2022, 2021 and 2020, respectively.
We enter foreign currency contracts that are designated as net investment hedges to manage the impacts of foreign currency translation of our net investments in foreign operations. We also enter foreign currency contracts that are designated as cash flow hedges to manage the variability in cash flows associated with intercompany debt balances.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
The following table presents the notional amounts of our outstanding foreign currency derivative instruments:

	December 31, 2022	December 31, 2021
Millions of dollars	Notional Amount	Notional Amount	Maturity Date
Net investment hedges	$3,128	$3,048	2023	to	2030
Cash flow hedges	1,150	1,150	2024	to	2027
Not designated	396	222	2023
Impact on Earnings and Other Comprehensive Income—The following tables summarize the pre-tax effect of derivative and non-derivative instruments recorded in Accumulated other comprehensive loss (“AOCI”), the gains (losses) reclassified from AOCI to earnings and additional gains (losses) recognized directly in earnings:

	Effect of Derivative Instruments
	Year Ended December 31, 2022
	Balance Sheet		Income Statement
Millions of dollars	Gain (Loss) Recognized in AOCI	Gain (Loss) Reclassified from AOCI to Income	Additional Gain (Loss) Recognized in Income	Income Statement Classification
Derivatives designated as hedges:
Commodities	$21	$(59)	$—	Cost of sales
Foreign currency	308	(75)	69	Interest expense
Interest rates	296	6	(227)	Interest expense
Derivatives not designated as hedges:
Commodities	—	—	72	Sales and other operating revenues
Commodities	—	—	(22)	Cost of sales
Foreign currency	—	—	(60)	Other (expense) income, net
Total	$625	$(128)	$(168)

	Year Ended December 31, 2021
	Balance Sheet		Income Statement
Millions of dollars	Gain (Loss) Recognized in AOCI	Gain (Loss) Reclassified from AOCI to Income	Additional Gain (Loss) Recognized in Income	Income Statement Classification
Derivatives designated as hedges:
Commodities	$54	$(34)	$—	Cost of sales
Foreign currency	406	(216)	37	Interest expense
Interest rates	75	6	(7)	Interest expense
Derivatives not designated as hedges:
Commodities	—	—	20	Sales and other operating revenues
Commodities	—	—	69	Cost of sales
Foreign currency	—	—	(35)	Other (expense) income, net
Total	$535	$(244)	$84

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year Ended December 31, 2020
	Balance Sheet		Income Statement
Millions of dollars	Gain (Loss) Recognized in AOCI	Gain (Loss) Reclassified from AOCI to Income	Additional Gain (Loss) Recognized in Income	Income Statement Classification
Derivatives designated as hedges:
Commodities	$5	$—	$—	Cost of sales
Foreign currency	(253)	170	46	Interest expense
Interest rates	(347)	5	95	Interest expense
Derivatives not designated as hedges:
Commodities	—	—	4	Sales and other operating revenues
Commodities	—	—	115	Cost of sales
Foreign currency	—	—	(14)	Other (expense) income, net
Non-derivatives designated as hedges:
Long-term debt	(42)	—	—	Other (expense) income, net
Total	$(637)	$175	$246
Amounts excluded from the assessment of effectiveness for foreign currency contracts designated as net investment hedges recognized in Other comprehensive income or Interest expense for the years ended December 31, 2022, 2021 and 2020 were immaterial.
As of December 31, 2022, on a pre-tax basis, $6 million is scheduled to be reclassified from Accumulated other comprehensive loss as an increase to interest expense over the next twelve months.
Other Financial Instruments:
Cash and Cash Equivalents—At December 31, 2022 and 2021, we had marketable securities classified as Cash and cash equivalents of $1,191 million and $438 million, respectively.
Investments in Equity Securities—The cost basis of our investment in equity securities was $9 million as of December 31, 2021. As of December 31, 2022, there was no investment in equity securities remaining. The investment was under an orderly voluntary liquidation by the fund administrator in 2021. We received proceeds of $8 million, $335 million and $313 million from the sale or liquidation of this investment during the years ended December 31, 2022, 2021 and 2020, respectively. The investment was fully liquidated in January 2022.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
14. Pension and Other Post-retirement Benefits
We have defined benefit pension plans which cover employees in the U.S. and various other countries. We also sponsor post-retirement benefit plans other than pensions that provide medical benefits to certain of our U.S., Canadian and French employees. In addition, we provide other post-employment benefits such as early retirement and deferred compensation severance benefits to employees of certain non-U.S. countries. We use a measurement date of December 31 for all of our benefit plans.
Pension Benefits—The following tables provide a reconciliation of projected benefit obligations, plan assets and the funded status of our U.S. and non-U.S. defined benefit pension plans:

	Year Ended December 31,
	2022		2021
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.
Change in benefit obligation:
Benefit obligation, beginning of period	$1,916	$1,924	$2,039	$2,159
Service cost	48	35	60	42
Interest cost	48	26	36	20
Actuarial gain	(356)	(523)	(29)	(107)
Plan amendments	—	4	—	1
Benefits paid	(56)	(51)	(71)	(50)
Participant contributions	—	1	—	2
Settlement	(460)	(6)	(119)	(8)
Foreign exchange effects	—	(134)	—	(135)
Benefit obligation, end of period	1,140	1,276	1,916	1,924
Change in plan assets:
Fair value of plan assets, beginning of period	1,743	1,082	1,548	1,168
Actual return on plan assets	(206)	(275)	229	(29)
Company contributions	—	58	156	62
Benefits paid	(56)	(51)	(71)	(50)
Participant contributions	—	1	—	2
Settlement	(460)	(6)	(119)	(8)
Foreign exchange effects	—	(76)	—	(63)
Fair value of plan assets, end of period	1,021	733	1,743	1,082
Funded status of continuing operations, end of period	$(119)	$(543)	$(173)	$(842)

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Amounts recognized in the Consolidated Balance Sheets consists of the following:

	December 31, 2022		December 31, 2021
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.
Prepaid benefit cost, long-term	$12	$50	$7	$60
Accrued benefit liability, current	—	(26)	—	(31)
Accrued benefit liability, long-term	(131)	(567)	(180)	(871)
Funded status of continuing operations, end of period	$(119)	$(543)	$(173)	$(842)
Amounts recognized in Accumulated other comprehensive loss include the following:

	December 31, 2022		December 31, 2021
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.
Actuarial and investment loss	$274	$39	$450	$273
Prior service cost	—	29	—	29
Balance, end of period	$274	$68	$450	$302
The following additional information is presented for our U.S. and non-U.S. pension plans:

	December 31, 2022		December 31, 2021
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.
Accumulated benefit obligation for defined benefit plans	$1,114	$1,185	$1,854	$1,783
Pension plans with projected benefit obligations in excess of the fair value of assets are summarized as follows:

	December 31, 2022		December 31, 2021
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.
Projected benefit obligations	$667	$720	$1,909	$1,152
Fair value of assets	536	127	1,729	250
Pension plans with accumulated benefit obligations in excess of the fair value of assets are summarized as follows:

	December 31, 2022		December 31, 2021
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.
Accumulated benefit obligations	$655	$582	$1,086	$1,005
Fair value of assets	536	52	966	215

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Components of net periodic pension costs for our U.S. and non-U.S. plans are as follows:

	U.S. Plans
	Year Ended December 31,
Millions of dollars	2022	2021	2020
Service cost	$48	$60	$63
Interest cost	48	36	53
Expected return on plan assets	(97)	(114)	(115)
Settlement loss	103	27	4
Actuarial loss amortization	20	35	29
Net periodic benefit cost	$122	$44	$34

	Non-U.S. Plans
	Year Ended December 31,
Millions of dollars	2022	2021	2020
Service cost	$35	$42	$46
Interest cost	26	20	21
Expected return on plan assets	(18)	(17)	(19)
Settlement loss	—	1	2
Curtailment gain	—	—	(4)
Prior service cost amortization	3	3	3
Actuarial loss amortization	7	15	23
Net periodic benefit cost	$53	$64	$72
In May 2022, a LyondellBasell sponsored pension plan purchased a group annuity contract from an insurance company to transfer $361 million of our outstanding pension benefit obligations related to certain U.S. retirees and beneficiaries. The purchase of the group annuity contract was funded with pension plan assets. The insurance company is now required to pay and administer the retirement benefits owed to approximately 9,000 U.S. retirees and beneficiaries with no change to their monthly retirement benefit payment amounts. In connection with this transaction, in the second quarter of 2022, we recognized a non-cash pension settlement loss of $80 million, reflected in Other (expense) income, net, primarily related to the accelerated recognition of actuarial losses included in Accumulated other comprehensive loss.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
The actual and target asset allocations for our plans are as follows:

	2022		2021
	Actual	Target	Actual	Target
Canada
Fixed income	100%	100%	100%	100%
United Kingdom—Lyondell Chemical Plans
Equity securities	34%	38%	39%	38%
Fixed income	66%	62%	61%	62%
United Kingdom—Basell Plans
Equity securities	22%	25%	40%	40%
Fixed income	78%	75%	60%	60%
United Kingdom—A. Schulman Plans
Equity securities and growth assets	22%	25%	51%	50%
Fixed income and matching assets	78%	75%	49%	50%
United States
Equity securities	35%	35%	32%	35%
Fixed income	38%	39%	40%	39%
Alternatives	27%	26%	28%	26%
We estimate the following contributions to our pension plans in 2023:

Millions of dollars	U.S.	Non-U.S.
Defined benefit plans	$9	$54
Multi-employer plans	—	6
Total	$9	$60
As of December 31, 2022, future expected benefit payments by our pension plans which reflect expected future service, as appropriate, are as follows:

Millions of dollars	U.S.	Non-U.S.
2023	$121	$59
2024	123	58
2025	91	60
2026	94	61
2027	94	62
2028 through 2032	475	332
The following tables set forth the principal assumptions on discount rates, projected rates of compensation increase and expected rates of return on plan assets, where applicable. These assumptions vary for the different plans, as they are determined in consideration of local conditions.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
The weighted average assumptions used in determining the net benefit liabilities for our pension plans were as follows at December 31:

	2022		2021
	U.S.	Non-U.S.	U.S.	Non-U.S.
Discount rate	5.50%	3.99%	2.80%	1.45%
Rate of compensation increase	4.65%	2.66%	4.74%	2.64%
Cash balance interest credit rate	3.80%	—%	1.78%	—%
The weighted average assumptions used in determining net benefit costs for our pension plans were as follows:

	Year Ended December 31,
	2022		2021		2020
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Discount rate	2.80%	1.45%	2.54%	0.99%	3.16%	1.03%
Expected return on plan assets	7.25%	1.85%	7.25%	1.44%	7.25%	1.79%
Rate of compensation increase	4.74%	2.64%	4.63%	2.55%	4.83%	2.59%
The discount rate assumptions reflect the rates at which the benefit obligations could be effectively settled, based on the yields of high-quality long-term bonds where the term closely matches the term of the benefit obligations. We measure service and interest costs by applying the specific spot rates along that same yield curve to the projected cash flows of the plans. This approach provides a more precise measurement of service and interest costs. The weighted average expected long-term rate of return on assets in our U.S. plans of 7.25% is based on the average level of earnings that our independent pension investment adviser had advised could be expected to be earned over a fifteen to twenty year time period consistent with the target asset allocation of the plans, historical capital market performance, historical plan performance (since the 1997 inception of the U.S. Master Trust) and a forecast of expected future asset returns. The weighted average expected long-term rate of return on assets in our non-U.S. plans of 1.85% is based on expectations and asset allocations that vary by region. We review these long-term assumptions on a periodic basis.
Actual rates of return may differ from the expected rate due to the volatility normally experienced in capital markets. Assets are externally managed by professional investment firms over the long term to achieve optimal returns with an acceptable level of risk and volatility in order to meet the benefit obligations of the plans as they come due.
Our pension plans have not directly invested in securities of LyondellBasell N.V., and there have been no significant transactions between any of the pension plans and the Company or related parties thereof.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
The pension investments that are measured at fair value are summarized below:

	December 31, 2022
Millions of dollars	Fair Value	Level 1	Level 2	Level 3
U.S.
Common and preferred stock	$142	$142	$—	$—
Commingled funds measured at net asset value	357
Real estate measured at net asset value	100
Hedge funds measured at net asset value	119
Private equity measured at net asset value	60
U.S. government securities	223	223	—	—
Cash and cash equivalents	27	27	—	—
Total U.S. Pension Assets	$1,028	$392	$—	$—

	December 31, 2022
Millions of dollars	Fair Value	Level 1	Level 2	Level 3
Non-U.S.
Insurance arrangements	$492	$—	$—	$492
Commingled funds measured at net asset value	239
Cash and cash equivalents	1	1	—	—
Total Non-U.S. Pension Assets	$732	$1	$—	$492

	December 31, 2021
Millions of dollars	Fair Value	Level 1	Level 2	Level 3
U.S.
Common and preferred stock	$279	$279	$—	$—
Commingled funds measured at net asset value	523
Real estate measured at net asset value	113
Hedge funds measured at net asset value	171
Private equity measured at net asset value	203
U.S. government securities	401	401	—	—
Cash and cash equivalents	64	64	—	—
Total U.S. Pension Assets	$1,754	$744	$—	$—

	December 31, 2021
Millions of dollars	Fair Value	Level 1	Level 2	Level 3
Non-U.S.
Insurance arrangements	$737	$—	$—	$737
Commingled funds measured at net asset value	341
Cash and cash equivalents	2	2	—	—
Total Non-U.S. Pension Assets	$1,080	$2	$—	$737

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Certain non-U.S. plans have investments in a pooled asset portfolio which are treated as a nonparticipating insurance contract. The associated plan assets underlying the insurance arrangement are measured at the cash surrender value, which is derived primarily from an actuarial determination of the discounted benefits cash flows. As such, these assets are considered as using significant unobservable inputs (Level 3). These defined benefits pension plan assets at December 31, 2021 were valued at $737 million and has decreased to $492 million at December 31, 2022. The change is due primarily to the reduction of the assets in relation with the increase of the discount rate from 2021 to 2022.
The fair value measurements of the investments in certain entities that calculate net asset value per share as of December 31, 2022 are as follows:

Millions of dollars	Fair Value	Unfunded Commitments	Remaining Life	Redemption Frequency (if currently eligible)	Trade to Settlement Terms	Redemption Notice Period
U.S.
Commingled fund investing in Domestic Equity	$148	$—	N/A	daily	1 to 3 days	3 to 4 days
Commingled fund investing in International Equity	65	—	N/A	daily	1 to 3 days	3 days
Commingled fund investing in Fixed Income	144	—	N/A	daily	1 to 3 days	3 to 7 days
Real Estate	100	13	10 years	quarterly	15 to 25 days	45 to 90 days
Hedge Funds	119	—	N/A	quarterly	10 to 30 days	20 to 90 days
Private Equity	60	18	10 years	Not eligible	N/A	N/A
Total U.S.	$636	$31

Millions of dollars	Fair Value	Unfunded Commitments	Remaining Life	Redemption Frequency (if currently eligible)	Trade to Settlement Terms	Redemption Notice Period
Non-U.S.
Commingled fund investing in Domestic Equity	$20	$—	N/A	1 to 7 days	1 to 3 days	1 to 3 days
Commingled fund investing in International Equity	21	—	N/A	1 to 7 days	1 to 3 days	1 to 3 days
Commingled fund investing in Fixed Income	198	—	N/A	daily	1 to 3 days	3 days
Total Non-U.S.	$239	$—

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
The fair value measurements of the investments in certain entities that calculate net asset value per share as of December 31, 2021 are as follows:

Millions of dollars	Fair Value	Unfunded Commitments	Remaining Life	Redemption Frequency (if currently eligible)	Trade to Settlement Terms	Redemption Notice Period
U.S.
Commingled fund investing in Domestic Equity	$148	$—	N/A	daily	1 to 3 days	3 to 4 days
Commingled fund investing in International Equity	128	—	N/A	daily	1 to 3 days	3 days
Commingled fund investing in Fixed Income	247	—	N/A	daily	1 to 3 days	3 to 7 days
Real Estate	113	14	10 years	quarterly	15 to 25 days	45 to 90 days
Hedge Funds	171	—	N/A	quarterly	10 to 30 days	20 to 90 days
Private Equity	203	72	10 years	Not eligible	N/A	N/A
Total U.S.	$1,010	$86

Millions of dollars	Fair Value	Unfunded Commitments	Remaining Life	Redemption Frequency (if currently eligible)	Trade to Settlement Terms	Redemption Notice Period
Non-U.S.
Commingled fund investing in Domestic Equity	$35	$—	N/A	1 to 7 days	1 to 3 days	1 to 3 days
Commingled fund investing in International Equity	67	—	N/A	1 to 7 days	1 to 3 days	1 to 3 days
Commingled fund investing in Fixed Income	239	—	N/A	daily	1 to 3 days	3 days
Total Non-U.S.	$341	$—
Multi-employer Plan—The Company participates in a multi-employer arrangement with Pensionskasse der BASF WaG V.VaG (“Pensionskasse”) which provides for benefits to the majority of our employees in Germany. Up to a certain salary level, the benefit obligations are covered by contributions of the Company and the employees to the plan. Contributions made to the multi-employer plan are expensed as incurred.
The following table provides disclosure related to the Company’s multi-employer plan:

	Company Contributions
Millions of dollars	2022	2021	2020
Pensionskasse	$7	$6	$7

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
The Company-specific plan information for the Pensionskasse is not publicly available and the plan is not subject to a collective-bargaining agreement. The plan provides fixed, monthly retirement payments on the basis of the credits earned by the participating employees. To the extent that the Pensionskasse is underfunded, the future contributions to the plan may increase and may be used to fund retirement benefits for employees related to other employers. The Pensionskasse financial statements for the years ended December 31, 2021 and 2020 indicated total assets of $9,944 million and $10,257 million, respectively; total actuarial present value of accumulated plan benefits of $9,524 million and $9,828 million, respectively; and total contributions for all participating employers of $232 million and $254 million, respectively. Our plan contributions did not exceed 5 percent of the total contributions in 2022, 2021 or 2020.
Other Post-retirement Benefits—We sponsor unfunded health care and life insurance plans covering certain eligible retired employees and their eligible dependents. Generally, the medical plans pay a stated percentage of medical expenses reduced by deductibles and other coverage. Life insurance benefits are generally provided by insurance contracts. We retain the right, subject to existing agreements, to modify or eliminate these benefits.
The following tables provide a reconciliation of benefit obligations of our unfunded other post-retirement benefit plans:

	Year Ended December 31,
	2022		2021
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.
Change in benefit obligation:
Benefit obligation, beginning of period	$203	$68	$211	$86
Service cost	1	2	1	3
Interest cost	5	1	4	1
Actuarial (gain) loss	(40)	(23)	8	(17)
Benefits paid	(23)	(1)	(28)	(1)
Participant contributions	7	—	7	—
Plan amendments	—	—	—	2
Foreign exchange effects	—	(6)	—	(6)
Benefit obligation, end of period	153	41	203	68
Change in plan assets:
Fair value of plan assets, beginning of period	—	—	—	—
Employer contributions	16	1	21	1
Participant contributions	7	—	7	—
Benefits paid	(23)	(1)	(28)	(1)
Fair value of plan assets, end of period	—	—	—	—
Funded status, end of period	$(153)	$(41)	$(203)	$(68)
Amounts recognized in the Consolidated Balance Sheets are as follows:

	December 31, 2022		December 31, 2021
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.
Accrued benefit liability, current	$(14)	$(1)	$(15)	$(1)
Accrued benefit liability, long-term	(139)	(40)	(188)	(67)
Funded status, end of period	$(153)	$(41)	$(203)	$(68)

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Amounts recognized in Accumulated other comprehensive loss are as follows:

	December 31, 2022		December 31, 2021
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.
Actuarial and investment income (loss)	$89	$18	$54	$(7)
Prior service cost	—	(1)	—	(1)
Balance, end of period	$89	$17	$54	$(8)
The components of net periodic other post-retirement costs are as follows:

	U.S. Plans
	Year Ended December 31,
Millions of dollars	2022	2021	2020
Service cost	$1	$1	$1
Interest cost	5	4	7
Actuarial gain amortization	(5)	(6)	(2)
Net periodic benefit cost	$1	$(1)	$6

	Non-U.S. Plans
	Year Ended December 31,
Millions of dollars	2022	2021	2020
Service cost	$2	$3	$3
Interest cost	1	1	1
Actuarial loss amortization	—	2	3
Net periodic benefit cost	$3	$6	$7

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
The following tables set forth the assumed health care cost trend rates for our U.S. and Non-U.S. Plans:

	U.S. Plans
	December 31,
	2022		2021
Immediate trend rate	6.5%		6.3%
Ultimate trend rate (the rate to which the cost trend rate is assumed to decline)	4.5%		4.5%
Year that the rate reaches the ultimate trend rate	2031		2029

	Non-U.S. Plans
	Canada		France
	December 31,		December 31,
	2022	2021	2022	2021
Immediate trend rate	4.5%	4.5%	4.5%	4.5%
Ultimate trend rate (the rate to which the cost trend rate is assumed to decline)	4.5%	4.5%	4.5%	4.5%
Year that the rate reaches the ultimate trend rate	—	—	—	—
The health care cost trend rate assumption does not typically have a significant effect on the amounts reported due to limits on maximum contribution levels to the medical plans.
The weighted average assumptions used in determining the net benefit liabilities for our other post-retirement benefit plans were as follows:

	December 31,
	2022		2021
	U.S.	Non-U.S.	U.S.	Non-U.S.
Discount rate	5.44%	3.95%	2.75%	1.47%
Rate of compensation increase	4.16%	—	4.18%	—
The weighted average assumptions used in determining the net benefit costs for our other post-retirement benefit plans were as follows:

	Year Ended December 31,
	2022		2021		2020
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Discount rate	2.75%	1.47%	2.48%	1.10%	3.12%	1.20%
Rate of compensation increase	4.18%	—	4.19%	—	4.50%	—

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
As of December 31, 2022, future expected benefit payments by our other post-retirement benefit plans, which reflect expected future service, as appropriate, were as follows:

Millions of dollars	U.S.	Non-U.S.
2023	$15	$1
2024	15	1
2025	15	1
2026	14	1
2027	14	1
2028 through 2032	62	8
Accumulated Other Comprehensive Loss—In 2022, pension benefits actuarial gain and other post-retirement benefits actuarial gain of $281 million and $65 million, respectively, are primarily due to changes in discount rate assumption and updated actuarial assumptions. In 2021, pension benefits actuarial gain and other post-retirement benefits actuarial gain of $205 million and $9 million, respectively, are primarily due to changes in discount rate assumption and updated actuarial assumptions.
Deferred income taxes related to amounts in Accumulated other comprehensive loss include provisions of $53 million and $178 million as of December 31, 2022 and 2021, respectively.
Defined Contribution Plans—Most employees in the U.S. and certain non-U.S. countries are eligible to participate in defined contribution plans (“Employee Savings Plan”) by contributing a portion of their compensation. We make employer contributions, such as matching contributions, to certain of these plans. The Company also has a nonqualified deferred compensation plan that covers senior management in the U.S. This plan was amended in April 2013 to provide for Company contributions on behalf of certain eligible employees who earn base pay above the IRS annual compensation limit.
The following table provides the Company contributions to the Employee Savings Plans:

	Company Contributions
	2022		2021		2020
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Employee Savings Plans	$53	$8	$51	$8	$48	$8

15. Incentive and Share-Based Compensation
We are authorized to grant RSUs, Stock options, PSUs, and other cash and stock awards under our Long-Term Incentive Plan (“LTIP”). The Compensation and Talent Development Committee oversees our equity award grants, the type of awards, the required performance measures and the timing and duration of each grant. The maximum number of shares of our common stock reserved for issuance under the LTIP is 30,000,000 shares. Assuming a maximum payout for our PSU awards, there were 9,134,270 shares available for issuance as of December 31, 2022.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Total share-based compensation expense and the associated tax benefits are as follows:

	Year Ended December 31,
Millions of dollars	2022	2021	2020
Compensation Expense:
Restricted stock units	$33	$30	$26
Stock options	8	9	8
Performance share units	29	27	21
Total	$70	$66	$55
Tax Benefit:
Restricted stock units	$8	$7	$6
Stock options	2	2	2
Performance share units	7	6	5
Total	$17	$15	$13
Restricted Stock Unit Awards—RSUs entitle the recipient to be paid out an equal number of ordinary shares upon vesting. RSUs generally cliff vest on the third anniversary of the grant date.
The fair value of RSUs is based on the market price of the underlying stock on the date of grant. The weighted average grant date fair value for RSUs granted during the years ended December 31, 2022, 2021 and 2020 was $96.14, $104.43 and $79.58, respectively. The total fair value of RSUs vested and issued was $20 million, $27 million and $18 million during 2022, 2021 and 2020, respectively.
The following table summarizes RSU activity:

	Number of Units (in thousands)	Weighted Average Grant Date Fair Value (per share)
Outstanding at January 1, 2022	738	$93.43
Granted	487	96.14
Vested	(335)	92.47
Forfeited	(42)	95.17
Outstanding at December 31, 2022	848	$95.28
As of December 31, 2022, the unrecognized compensation cost related to RSUs was $39 million, which is expected to be recognized over a weighted average period of two years.
Stock Option Awards—Stock options allow employees the opportunity to purchase ordinary shares of stock in the future at an exercise price equal to the market price at the date of grant. The awards generally have a three-year vesting period that vests in equal increments on the first, second and third anniversary of the grant date and have a contractual term of ten years. None of the Stock options are designed to qualify as Incentive Stock Options as defined in Section 422 of the Internal Revenue Code.
The fair value of each Stock option is estimated, based on several assumptions, on the date of grant using the Black-Scholes option valuation model. The principal assumptions utilized in valuing Stock options include the expected stock price volatility (based on our historical stock price volatility over the expected term); the expected dividend yield; and the risk-free interest rate (an estimate based on the yield of a United States Treasury zero coupon bond with a maturity equal to the expected term of the option).

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
The expected term of Stock options granted is estimated based on the weighted average of historical exercise patterns and the midpoint of the remaining expected life. Prior to 2021, the expected term of Stock options granted was estimated based on a simplified approach, which was consistent with the historical exercise pattern.
In 2022, our board of directors declared a special dividend of $5.20 per share to all shareholders as of June 6, 2022. Pursuant to the anti-dilutive provisions under the award agreement, the Compensation Committee authorized the reduction of the exercise price for all outstanding stock options in an amount equal to the special dividends per share. The reduction in exercise price of $5.20 per share for all outstanding stock options was intended to provide an equitable and proportionate adjustment to holders of stock options as a result of the Company’s payment of the special dividend. These adjustments did not result in incremental expense.
The weighted average fair value of Stock options granted and the assumptions used in estimating those fair values are as follows:

	Year Ended December 31,
	2022	2021	2020
Weighted average fair value	$24.27	$20.49	$12.18
Fair value assumptions:
Dividend yield	4.3%	5.9%	5.0%
Expected volatility	39.1-40.7%	39.1-39.4%	28.3-38.4%
Risk-free interest rate	1.9-4.2%	0.9-1.0%	0.3-1.4%
Weighted average expected term, in years	5.4	5.6	6.0
The following table summarizes Stock option activity:

	Number of Shares (in thousands)	Weighted Average Exercise Price (1)	Weighted Average Remaining Term	Aggregate Intrinsic Value (millions of dollars)
Outstanding at January 1, 2022	2,449	$91.50
Granted	372	92.16
Exercised	(221)	86.23
Forfeited	(2)	98.40
Expired	(7)	108.46
Outstanding at December 31, 2022	2,591	$87.46	5.6 years	$5
Exercisable at December 31, 2022	1,856	$85.69	4.5 years	$4
(1) The weighted-average exercise price in the table above has been modified to reflect the reduction of exercise price related to the special dividend.
The aggregate intrinsic value of Stock options exercised during the years ended December 31, 2022, 2021 and 2020 was $6 million, $7 million and $1 million, respectively.
As of December 31, 2022, the unrecognized compensation cost related to Stock options was $6 million, which is expected to be recognized over a weighted average period of 1.4 years. During 2022, cash received from the exercise of Stock options was $11 million and the tax benefit associated with these exercises was $1 million.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Performance Share Units Awards —A target number of PSUs is granted to participants at the beginning of a three-year performance period. Final payout of awards, which can range from 0% to 200% of target shares granted, is determined and paid after the performance period. These awards are settled in shares of common stock, and each unit is equivalent to one share of our common stock.
Beginning in 2021, the payout for PSUs granted will be equally based on Total Shareholder Return (“TSR”) relative to our peers and a performance metric. The fair value of the portion of the award that vests based on TSR is estimated using a Monte-Carlo simulation. For the other portion of the award, the fair value is determined at the end of each reporting period based on our stock price and the number of shares expected to vest. Prior to 2021, all our PSUs vesting was based on TSR relative to our peers, and the fair value was estimated using a Monte-Carlo simulation.
The weighted average fair value and the assumptions used in estimating those fair value using a Monte-Carlo simulation are as follows:

	Year Ended December 31,
	2022	2021	2020
Weighted average fair value	$122.15	$169.57	$82.70
Fair value assumptions:
Expected volatility of LyondellBasell N.V. common stock	48.71%	48.05%	25.96%-41.50%
Expected volatility of peer companies	23.12-61.28%	24.30-59.44%	16.13-50.42%
Average correlation coefficient of peer companies	0.59	0.59	0.45-0.58
Risk-free interest rate	1.69%	0.31%	0.23-1.35%
The following table summarizes PSU activity assuming payout at 100% of target shares:

	Number of Units (in thousands)	Weighted Average Grant Date Fair Value (per share)
Outstanding at January 1, 2022	754	$95.45
Granted	291	101.33
Forfeited	(274)	78.06
Outstanding at December 31, 2022	771	$102.07
The total fair value of PSUs vested during 2020 was $9 million. As of December 31, 2022, the unrecognized compensation cost related to PSUs was $28 million, which is expected to be recognized over a weighted average period of two years.
Employee Stock Purchase Plan—We have an Employee Share Purchase Plan (“ESPP”) which allows participants to purchase our stock at a 10% discount on the lower of the fair market value at either the beginning or end of the purchase period. As a result of the 10% discount and the look-back provision, the ESPP is considered a compensatory plan under generally accepted accounting principles. Total expense related to our ESPP was $3 million in both 2022 and 2021 and $4 million in 2020.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
16. Income Taxes
LyondellBasell Industries N.V. is tax resident in the United Kingdom pursuant to a mutual agreement procedure determination ruling between the Dutch and United Kingdom competent authorities and therefore subject solely to the United Kingdom corporate income tax system. LyondellBasell Industries N.V. has little or no taxable income of its own because, as a holding company, it does not conduct any operations. Through our subsidiaries, we have substantial operations world-wide. Taxes are paid on the earnings generated in various jurisdictions where our subsidiaries operate, including primarily the U.S., The Netherlands, Germany, France, and Italy.
The Company operates in multiple jurisdictions with complex legal and tax regulatory environments and is subject to taxes in the U.S. and non-U.S. jurisdictions. We monitor tax law changes and the potential impact to our results of operations. There continues to be increased attention on the tax practices of multinational companies, in particular in the U.S. and Europe where we operate. In 2020, the Organization for Economic Cooperation and Development (“OECD”) released Pillar One and Two proposals focused on taxing rights and minimum taxes. Although certain actions have occurred, there continues to be uncertainty as to the enactment and implementation of the OECD’s Pillars One and Two in countries where we operate. With the European Union’s approval of a Pillar 2 Directive in late December 2022, we anticipate local law enactment in 2023 effective no earlier than 2024 inclusive of non-EU countries such as the United Kingdom. While the timing and ultimate impact is still uncertain, we do not expect the impact to be material based on the principles agreed to at this stage. We continue to monitor these and other proposed tax law changes as they could increase our tax liabilities in the future, if enacted.
On August 16, 2022, the U.S. enacted the Inflation Reduction Act (“IRA”) which is intended to address climate change, lower health-care costs and reduce the federal deficit. We are continuing to analyze the provisions included in the IRA and await proposed and final regulations from the Department of the Treasury; however, we do not expect it to have a material impact on our Consolidated Financial Statements.
The Company considered the impact of the CARES Act, enacted March 27, 2020, in the period of enactment. Several of the tax measures favorably impacted our income tax provision in 2020. Based on return filings in 2021, we recorded an overall tax benefit related to the carryback of U.S. tax net operating losses (“NOL”) of approximately $364 million cumulatively. We requested a cash refund of approximately $1.1 billion which has been received; $870 million and $231 million in 2021 and 2022, respectively.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
The significant components of the provision for (benefit from) income taxes are as follows:

	Year Ended December 31,
Millions of dollars	2022	2021	2020
Current:
U.S. federal	$250	$669	$(774)
Non-U.S.	205	617	399
State	58	75	1
Total current	513	1,361	(374)
Deferred:
U.S. federal	369	(103)	415
Non-U.S.	(12)	(114)	(76)
State	12	19	(8)
Total deferred	369	(198)	331
Provision for (benefit from) income taxes before tax effects of other comprehensive income	882	1,163	(43)
Tax effects of elements of other comprehensive income:
Pension and post-retirement liabilities	125	67	(10)
Financial derivatives	57	20	(70)
Foreign currency translation	59	45	(30)
Total income tax expense (benefit) in comprehensive income	$1,123	$1,295	$(153)
Since the proportion of U.S. revenues, assets, operating income and associated tax provisions is significantly greater than any other single taxing jurisdiction within the worldwide group, the reconciliation of the differences between the provision for income taxes and the statutory rate is presented on the basis of the U.S. statutory federal income tax rate of 21% as opposed to the United Kingdom statutory rate of 19%. Our effective tax rate for the year ended December 31, 2022 is 18.5%.
Our effective income tax rate fluctuates based on, among other factors, changes in pre-tax income in countries with varying statutory tax rates, changes in valuation allowances, changes in foreign exchange gains/losses, the amount of exempt income, changes in unrecognized tax benefits associated with uncertain tax positions and changes in tax laws.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
The following table reconciles the expected tax expense (benefit) at the U.S. statutory federal income tax rate to the total income tax provision as calculated:

	Year Ended December 31,
Millions of dollars	2022	2021	2020
Income (loss) before income taxes:
U.S.	$3,289	$3,458	$(456)
Non-U.S.	1,487	3,328	1,842
Total	$4,776	$6,786	$1,386

Income tax at U.S. statutory rate	$1,003	$1,425	$291
Increase (reduction) resulting from:
Non-U.S. income taxed at different statutory rates	27	73	14
Changes in tax laws	—	(6)	(298)
Return to accrual adjustments	16	(179)	(50)
State income taxes, net of federal benefit	60	82	(2)
Exempt income	(213)	(303)	(144)
Uncertain tax positions	(74)	19	97
Other, net	63	52	49
Income tax provision	$882	$1,163	$(43)
Our return to accrual adjustments in 2021 primarily include the tax benefits associated with an election made in 2021 to step-up of certain Italian assets to fair market value retroactively and the impact of certain retroactive elections made with respect to the CARES Act in the U.S.
Our exempt income primarily includes interest income, export incentives, and equity earnings of joint ventures. Interest income earned by certain of our subsidiaries through intercompany financings is taxed at rates substantially lower than the U.S. statutory rate. Export incentives relate to tax benefits derived from elections and structures available for U.S. exports. Equity earnings attributable to the earnings of our joint ventures, when paid through dividends to certain European subsidiaries, are exempt from all or portions of normal statutory income tax rates. We currently anticipate the favorable treatment for interest income, dividends, and export incentives to continue in the near term; however, this treatment is based on current law, which could change.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
The deferred tax effects of tax loss, credit and interest carryforwards (“tax attributes”) and the tax effects of temporary differences between the tax basis of assets and liabilities and their reported amounts in the Consolidated Financial Statements, reduced by a valuation allowance where appropriate, are presented below.

	December 31,
Millions of dollars	2022	2021
Deferred tax liabilities:
Accelerated tax depreciation	$2,383	$1,838
Investment in joint venture partnerships	504	525
Inventory	194	192
Operating lease assets	373	423
Other liabilities	123	142
Total deferred tax liabilities	$3,577	$3,120
Deferred tax assets:
Tax attributes	$210	$182
Employee benefit plans	200	339
Operating lease liabilities	399	429
Other assets	133	136
Total deferred tax assets	942	1,086
Deferred tax asset valuation allowances	(66)	(126)
Net deferred tax assets	876	960
Net deferred tax liabilities	$2,701	$2,160

	December 31,
Millions of dollars	2022	2021
Balance sheet classifications:
Deferred tax assets—long-term	$157	$174
Deferred tax liabilities—long-term	2,858	2,334
Net deferred tax liabilities	$2,701	$2,160
Deferred taxes on the unremitted earnings of certain equity joint ventures and subsidiaries of $86 million and $94 million at December 31, 2022 and 2021, respectively, have been provided. The Company intends to permanently reinvest approximately $550 million of our non-U.S. earnings. Repatriation of these earnings to the U.S. in the future could result in a tax impact of approximately $60 million.
At December 31, 2022 and 2021, we had total tax attributes available in the amount of $1,103 million and $943 million, respectively, for which a deferred tax asset was recognized at December 31, 2022 and 2021 of $210 million and $182 million, respectively.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
The scheduled expiration of the tax attributes and the related deferred tax assets, before valuation allowance, as of December 31, 2022 are as follows:

Millions of dollars	Tax Attributes	Deferred Tax on Tax Attributes
2023	$12	$1
2024	39	1
2025	18	1
2026	13	1
2027	5	1
Thereafter	336	28
Indefinite	680	177
Total	$1,103	$210
The tax attributes are primarily related to operations in the United States, France, United Kingdom and The Netherlands. The related deferred tax assets by primary jurisdictions are shown below:

	December 31,
Millions of dollars	2022	2021	2020
United States	$84	$25	$25
France	46	26	58
United Kingdom	45	31	30
The Netherlands	13	81	103
Spain	6	—	6
Other	16	19	20
Total	$210	$182	$242
To fully realize these net deferred tax assets, we will need to generate sufficient future taxable income in the countries where these tax attributes exist during the periods in which the attributes can be utilized. Based upon projections of future taxable income over the periods in which the attributes can be utilized and/or temporary differences are expected to reverse, management believes it is more likely than not that $144 million of these deferred tax assets at December 31, 2022 will be realized.
As of each reporting date, we consider the weight of all evidence, both positive and negative, to determine if a valuation allowance is necessary for each jurisdictions’ net deferred tax assets. We place greater weight on historical evidence over future predictions of our ability to utilize net deferred tax assets. We consider future reversals of existing taxable temporary differences, future taxable income exclusive of reversing temporary differences, and taxable income in prior carryback year(s) if carryback is permitted under applicable law, as well as available prudent and feasible tax planning strategies that would, if necessary, be implemented to ensure realization of the net deferred tax asset.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
A summary of the valuation allowances by primary jurisdiction is shown below, reflecting the valuation allowances for all the net deferred tax assets, including deferred tax assets for tax attributes and other temporary differences.

	December 31,
Millions of dollars	2022	2021	2020
United Kingdom	$29	$31	$30
France	22	26	26
United States	11	12	14
The Netherlands	3	55	57
Other	1	2	5
	$66	$126	$132
During 2022, we had some reductions in our tax attributes with offsetting valuation allowances which did not impact the effective tax rate.
Tax benefits totaling $271 million, $327 million and $339 million relating to uncertain tax positions were unrecognized as of December 31, 2022, 2021 and 2020, respectively. The following table presents a reconciliation of the beginning and ending amounts of unrecognized tax benefits:

	Year Ended December 31,
Millions of dollars	2022	2021	2020
Balance, beginning of period	$327	$339	$238
Additions for tax positions of current year	22	—	1
Additions for tax positions of prior years	13	20	113
Reductions for tax positions of prior years	(91)	(21)	(12)
Settlements (payments/refunds)	—	(11)	(1)
Balance, end of period	$271	$327	$339
The majority of the uncertain tax positions, if recognized, will affect the effective tax rate. We operate in multiple jurisdictions throughout the world, and our tax returns are periodically audited or subjected to review by tax authorities. We are currently under examination in a number of tax jurisdictions. As a result, there is an uncertainty in income taxes recognized in our financial statements. Positions challenged by the tax authorities may be settled or appealed by us.
During 2022, we accrued a $91 million non-cash tax benefit to our effective tax rate as a reduction for tax positions of a prior year. This benefit was largely due to the expiration of certain statutes of limitations. During 2020, we accrued a $113 million non-cash tax expense to our effective tax rate as an addition for tax positions of prior years.
We are no longer subject to any significant income tax examinations by tax authorities in our principal tax jurisdiction for the years prior to 2005 in Germany, prior to 2014 in Italy and the U.S., and prior to 2019 in The Netherlands, France, and the United Kingdom. It is reasonably possible that, within the next twelve months, due to the settlement of uncertain tax positions with various tax authorities and the expiration of statutes of limitations, unrecognized tax benefits could decrease by up to approximately $100 million.
We recognize interest associated with unrecognized tax benefits in income tax expense. Income tax expense includes expenses of interest and penalties of $1 million, $25 million and $1 million in 2022, 2021 and 2020, respectively.
We had accrued approximately $41 million, $40 million and $16 million for interest and penalties as of December 31, 2022, 2021 and 2020, respectively.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
17. Commitments and Contingencies
Commitments—We have various purchase commitments for materials, supplies and services incidental to the ordinary conduct of business, generally for quantities required for our businesses and at prevailing market prices. These commitments are designed to assure sources of supply and are not expected to be in excess of normal requirements. As of December 31, 2022, we had capital expenditure commitments, which we incurred in our normal course of business, including commitments of approximately $71 million related to building our new PO/TBA plant in Houston, Texas.
Financial Assurance Instruments—We have obtained letters of credit, performance and surety bonds and have issued financial and performance guarantees to support trade payables, potential liabilities and other obligations. Considering the frequency of claims made against the financial instruments we use to support our obligations, and the magnitude of those financial instruments in light of our current financial position, management does not expect that any claims against or draws on these instruments would have a material adverse effect on our Consolidated Financial Statements. We have not experienced any unmanageable difficulties in obtaining the required financial assurance instruments for our current operations.
Environmental Remediation—Our accrued liability for future environmental remediation costs at current and former plant sites and other remediation sites totaled $127 million and $138 million as of December 31, 2022 and 2021, respectively. At December 31, 2022, the accrued liabilities for individual sites range from less than $1 million to $26 million. The remediation expenditures are expected to occur over a number of years, and not concentrated in any single year. In our opinion, it is reasonably possible that losses in excess of the liabilities recorded may have been incurred. However, we cannot estimate any amount or range of such possible additional losses. New information about sites, new technology or future developments such as involvement in investigations by regulatory agencies, could require us to reassess our potential exposure related to environmental matters.
The following table summarizes the activity in our accrued environmental liability included in “Accrued liabilities” and “Other liabilities:”

	Year Ended December 31,
Millions of dollars	2022	2021
Beginning balance	$138	$133
Changes in estimates	5	25
Amounts paid	(12)	(14)
Foreign exchange effects	(4)	(5)
Other	—	(1)
Ending balance	$127	$138
Indemnification—We are parties to various indemnification arrangements, including arrangements entered into in connection with acquisitions, divestitures and the formation and dissolution of joint ventures. Pursuant to these arrangements, we provide indemnification to and/or receive indemnification from other parties in connection with liabilities that may arise in connection with the transactions and in connection with activities prior to completion of the transactions. These indemnification arrangements typically include provisions pertaining to third party claims relating to environmental and tax matters and various types of litigation. As of December 31, 2022, we had not accrued any significant amounts for our indemnification obligations, and we are not aware of other circumstances that would likely lead to significant future indemnification obligations. We cannot determine with certainty the potential amount of future payments under the indemnification arrangements until events arise that would trigger a liability under the arrangements.
As part of our technology licensing contracts, we give indemnifications to our licensees for liabilities arising from possible patent infringement claims with respect to certain proprietary licensed technologies. Such indemnifications have a stated maximum amount and generally cover a period of 5 to 10 years.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Legal Proceedings—We are subject to various lawsuits and claims, including but not limited to, matters involving contract disputes, environmental damages, personal injury and property damage. We vigorously defend ourselves and prosecute these matters as appropriate.
Our legal organization applies its knowledge, experience and professional judgment to the specific characteristics of our cases, employing a litigation management process to manage and monitor legal proceedings in which we are a party. Our process facilitates the early evaluation and quantification of potential exposures in individual cases. This process also enables us to track those cases that have been scheduled for trial, mediation or other resolution. We regularly assess the adequacy of legal accruals based on our professional judgment, experience and the information available regarding our cases.
Based on a consideration of all relevant facts and circumstances, we do not believe the ultimate outcome of any currently pending lawsuit against us will have a material adverse effect upon our operations, financial condition or Consolidated Financial Statements.
18. Shareholders’ Equity and Redeemable Non-controlling Interests
Shareholders’ Equity
Dividend Distributions—The following table summarizes the dividends paid to common shareholders in the periods presented, including the special dividend that our board of directors declared in May 2022:

Millions of dollars, except per share amounts	Dividend Per Ordinary Share	Aggregate Dividends Paid	Date of Record
For the year 2022:
March - Quarterly dividend	$1.13	$371	March 7, 2022
June - Quarterly dividend	1.19	389	June 6, 2022
June - Special dividend	5.20	1,704	June 6, 2022
September - Quarterly dividend	1.19	388	August 29, 2022
December - Quarterly dividend	1.19	386	November 28, 2022
	$9.90	$3,238
For the year 2021:
March - Quarterly dividend	$1.05	$352	March 8, 2021
June - Quarterly dividend	1.13	378	June 7, 2021
September - Quarterly dividend	1.13	380	August 30, 2021
December - Quarterly dividend	1.13	376	November 29, 2021
	$4.44	$1,486
In addition to the dividends paid to ordinary shareholders above, in 2022 we paid $8 million of dividend equivalents to holders of RSUs, which are recognized as dividends in Retained earnings. See Note 2 to the Consolidated Financial Statements.
Share Repurchase Authorization—In May 2022, our shareholders approved a proposal to authorize us to repurchase up to 34.0 million ordinary shares, through November 27, 2023 (“2022 Share Repurchase Authorization”), which superseded any prior repurchase authorizations. The timing and amount of these repurchases, which are determined based on our evaluation of market conditions and other factors, may be executed from time to time through open market or privately negotiated transactions. The repurchased shares, which are recorded at cost, are classified as Treasury stock and may be retired or used for general corporate purposes, including for various employee benefit and compensation plans.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
In May 2021, our shareholders approved a proposal to authorize us to repurchase up to 34.0 million ordinary shares, through November 28, 2022 (“2021 Share Repurchase Authorization”), which superseded any prior repurchase authorizations.
In May 2020, our shareholders approved a proposal to authorize us to repurchase up to 34.0 million ordinary shares through November 29, 2021 (“2020 Share Repurchase Authorization”), which superseded our prior repurchase authorizations.
The following table summarizes our share repurchase activity for the periods presented:

Millions of dollars, except shares and per share amounts	Shares Repurchased	Average Purchase Price	Total Purchase Price, Including Commissions and Fees
For the year 2022:
2021 Share Repurchase Authorization	2,111,538	$97.72	$206
2022 Share Repurchase Authorization	2,286,216	87.50	200
	4,397,754	$92.41	$406
For the year 2021:
2021 Share Repurchase Authorization	5,163,334	$92.37	$477
	5,163,334	$92.37	$477
For the year 2020:
September 2019 Share Repurchase Authorization	50,685	$78.93	$4
2020 Share Repurchase Authorization	—	—	—
	50,685	$78.93	$4
Total cash paid for share repurchases for the years ended December 31, 2022, 2021 and 2020 was $420 million, $463 million and $4 million, respectively. Cash payments made during the reporting period may differ from the total purchase price, including commissions and fees, due to the timing of payments.
Ordinary Shares—The changes in the outstanding amounts of ordinary shares are as follows:

	Year Ended December 31,
	2022	2021	2020
Ordinary shares outstanding:
Beginning balance	329,536,389	334,015,220	333,476,883
Share-based compensation	291,104	468,131	263,786
Employee stock purchase plan	293,828	216,372	325,236
Purchase of ordinary shares	(4,397,754)	(5,163,334)	(50,685)
Ending balance	325,723,567	329,536,389	334,015,220

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Treasury Shares—The changes in the amounts of treasury shares held by the Company are as follows:

	Year Ended December 31,
	2022	2021	2020
Ordinary shares held as treasury shares:
Beginning balance	10,675,605	6,030,408	6,568,745
Share-based compensation	(291,104)	(468,131)	(263,786)
Employee stock purchase plan	(83,324)	(50,006)	(325,236)
Purchase of ordinary shares	4,397,754	5,163,334	50,685
Ending balance	14,698,931	10,675,605	6,030,408
Accumulated Other Comprehensive Loss—The components of, and after-tax changes in, Accumulated other comprehensive loss as of and for the years ended December 31, 2022, 2021 and 2020 are presented in the following table:

Millions of dollars	Financial Derivatives	Unrealized Gains (Losses) on Available-for-Sale Debt Securities	Defined Benefit Pension and Other Post-retirement Benefit Plans	Foreign Currency Translation Adjustments	Total
Balance—December 31, 2019	$(200)	$—	$(711)	$(873)	$(1,784)
Other comprehensive income (loss) before reclassifications	(471)	1	(109)	77	(502)
Tax benefit before reclassifications	110	—	25	30	165
Amounts reclassified from accumulated other comprehensive loss	175	—	58	—	233
Tax expense	(40)	—	(15)	—	(55)
Net other comprehensive income (loss)	(226)	1	(41)	107	(159)
Balance—December 31, 2020	$(426)	$1	$(752)	$(766)	$(1,943)

Other comprehensive income (loss) before reclassifications	$336	$(1)	$214	$(110)	$439
Tax expense before reclassifications	(64)	—	(50)	(45)	(159)
Amounts reclassified from accumulated other comprehensive loss	(244)	—	77	—	(167)
Tax (expense) benefit	44	—	(17)	—	27
Net other comprehensive income (loss)	72	(1)	224	(155)	140
Balance—December 31, 2021	$(354)	$—	$(528)	$(921)	$(1,803)

Other comprehensive income (loss) before reclassifications	$393	$—	$342	$(64)	$671
Tax expense before reclassifications	(86)	—	(95)	(59)	(240)
Amounts reclassified from accumulated other comprehensive loss	(128)	—	128	—	—
Tax (expense) benefit	29	—	(29)	—	—
Net other comprehensive income (loss)	208	—	346	(123)	431
Balance—December 31, 2022	$(146)	$—	$(182)	$(1,044)	$(1,372)

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
The amounts reclassified out of each component of Accumulated other comprehensive loss are as follows:

Millions of dollars	Year Ended December 31,			Affected Line Items on the Consolidated Statements of Income
	2022	2021	2020
Reclassification adjustments for:
Financial derivatives:
Commodities	$(59)	$(34)	$—	Cost of sales
Foreign currency	(75)	(216)	170	Interest expense
Interest rates	6	6	5	Interest expense
Income tax (expense) benefit	29	44	(40)	Provision for income taxes
Financial derivatives, net of tax	(99)	(200)	135

Amortization of defined pension items:
Settlement loss	103	28	6	Other (expense) income, net
Actuarial loss	22	46	53	Other (expense) income, net
Prior service cost	3	3	3	Other (expense) income, net
Curtailment gain	—	—	(4)	Other (expense) income, net
Income tax expense	(29)	(17)	(15)	Provision for income taxes
Defined pension items, net of tax	99	60	43

Total reclassifications, before tax	—	(167)	233
Income tax (expense) benefit	—	27	(55)	Provision for income taxes
Total reclassifications, after tax	$—	$(140)	$178	Amount included in net income
Amortization of defined pension items are included in the computation of net periodic pension and other post-retirement benefit costs, see Note 14 to the Consolidated Financial Statements.
Redeemable Non-controlling Interests
As of December 31, 2022 and 2021, we had 113,471 and 115,374 shares of redeemable non-controlling interest stock outstanding, respectively. During the year ended December 31, 2022, 1,903 shares were redeemed for approximately $2 million. There were no share redemptions during 2021 and 2020.
In February, May, August and November 2022, we paid cash dividends of $15.00 per share to our redeemable non-controlling interest stock shareholders of record as of January 15, 2022, April 15, 2022, July 15, 2022, and October 15, 2022, respectively. In 2022, 2021 and 2020, these dividends were $7 million for each year.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
19. Per Share Data
Basic earnings per share is based upon the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share includes the effect of certain stock option and other equity-based compensation awards. Our unvested restricted stock units contain non-forfeitable rights to dividend equivalents and are considered participating securities. We calculate basic and diluted earnings per share under the two-class method.
Earnings per share data is as follows:

	Year Ended December 31,
	2022		2021		2020
	Continuing	Discontinued	Continuing	Discontinued	Continuing	Discontinued
Millions of dollars	Operations	Operations	Operations	Operations	Operations	Operations
Net income (loss)	$3,894	$(5)	$5,623	$(6)	$1,429	$(2)
Dividends on redeemable non-controlling interests	(7)	—	(7)	—	(7)	—
Net income attributable to participating securities	(10)	—	(14)	—	(3)	—
Net income (loss) attributable to ordinary shareholders—basic and diluted	$3,877	$(5)	$5,602	$(6)	$1,419	$(2)

Millions of shares, except per share amounts
Basic weighted average common stock outstanding	327	327	334	334	334	334
Effect of dilutive securities	1	1	—	—	—	—
Potential dilutive shares	328	328	334	334	334	334

Earnings (loss) per share:
Basic	$11.86	$(0.02)	$16.79	$(0.02)	$4.25	$(0.01)
Diluted	$11.83	$(0.02)	$16.77	$(0.02)	$4.25	$(0.01)

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
20. Segment and Related Information
Our operations are managed by senior executives who report to our Chief Executive Officer, the chief operating decision maker. Discrete financial information is available for each of the segments, and our Chief Executive Officer uses the operating results of each of the operating segments for performance evaluation and resource allocation.
Effective January 1, 2023, our Catalloy and polybutene-1 businesses were moved from the Advanced Polymer Solutions segment and reintegrated into the Olefins and Polyolefins-Americas and Olefins and Polyolefins-Europe, Asia, International segments. This move will allow the Advanced Polymer Solutions team to focus on our compounding and solutions business, and to develop a more agile operating model with meaningful regional and segment growth strategies. Segment information provided below has been revised for all periods presented to reflect these changes. Additionally, consistent with this change, we have updated the disclosure of revenue disaggregated by key products in Note 3 to the Consolidated Financial Statements.
The activities of each of our segments from which they earn revenues and incur expenses are described below:
•Olefins and Polyolefins-Americas (“O&P-Americas”). Our O&P-Americas segment produces and markets olefins and co-products, polyethylene and polypropylene.

•Olefins and Polyolefins-Europe, Asia, International (“O&P-EAI”). Our O&P-EAI segment produces and markets olefins and co-products, polyethylene and polypropylene.

•Intermediates and Derivatives (“I&D”). Our I&D segment produces and markets propylene oxide and its derivatives; oxyfuels and related products; and intermediate chemicals such as styrene monomer, acetyls, ethylene oxide and ethylene glycol.

•Advanced Polymer Solutions (“APS”). Our APS segment produces and markets compounding and solutions, such as polypropylene compounds, engineered plastics, masterbatches, engineered composites, colors and powders.

•Refining. Our Refining segment refines heavy, high-sulfur crude oil and other crude oils of varied types and sources available on the U.S. Gulf Coast into refined products, including gasoline and distillates.

•Technology. Our Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts.
Our chief operating decision maker uses EBITDA as the primary measure for reviewing profitability of our segments, and therefore, we have presented EBITDA for all segments. We define EBITDA as earnings from continuing operations before interest, income taxes, and depreciation and amortization.
“Other” includes intersegment eliminations and items that are not directly related or allocated to business operations, such as foreign exchange gains or losses and components of pension and other post-retirement benefit costs other than service costs. Sales between segments are made primarily at prices approximating prevailing market prices.

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Summarized financial information concerning reportable segments is shown in the following tables for the periods presented:

	Year Ended December 31, 2022
	O&P - Americas	O&P - EAI	I&D	APS	Refining	Technology	Other	Total
Millions of dollars
Sales and other operating revenues:
Customers	$9,420	$12,568	$12,703	$4,197	$10,975	$588	$—	$50,451
Intersegment	5,060	887	247	5	918	105	(7,222)	—
	14,480	13,455	12,950	4,202	11,893	693	(7,222)	50,451
Depreciation and amortization expense	591	171	332	95	39	39	—	1,267
Other (expense) income, net	(30)	—	(39)	4	(7)	(4)	4	(72)
Income (loss) from equity investments	98	(68)	(25)	—	—	—	—	5
EBITDA	2,865	178	1,872	115	921	366	(16)	6,301
Capital expenditures	383	349	940	60	53	98	7	1,890

	Year Ended December 31, 2021
Millions of dollars	O&P - Americas	O&P - EAI	I&D	APS	Refining	Technology	Other	Total
Sales and other operating revenues:
Customers	$10,978	$13,192	$9,968	$4,150	$7,178	$707	$—	$46,173
Intersegment	4,582	869	212	11	824	136	(6,634)	—
	15,560	14,061	10,180	4,161	8,002	843	(6,634)	46,173
Depreciation and amortization expense	581	204	379	107	79	43	—	1,393
Other income (expense), net	27	10	(2)	9	(7)	—	25	62
Income (loss) from equity investments	115	313	34	(1)	—	—	—	461
EBITDA	5,370	1,830	1,378	231	(624)	514	(10)	8,689
Capital expenditures	326	256	1,112	71	74	91	29	1,959

	Year Ended December 31, 2020
Millions of dollars	O&P - Americas	O&P - EAI	I&D	APS	Refining	Technology	Other	Total
Sales and other operating revenues:
Customers	$5,313	$8,193	$6,144	$3,238	$4,346	$519	$—	$27,753
Intersegment	2,282	618	125	6	381	140	(3,552)	—
	7,595	8,811	6,269	3,244	4,727	659	(3,552)	27,753
Depreciation and amortization expense	532	224	305	135	152	37	—	1,385
Other income (expense), net	70	13	1	2	1	—	(2)	85
Income (loss) from equity investments	45	186	26	(1)	—	—	—	256
EBITDA	1,852	919	833	243	(871)	324	(15)	3,285
Capital expenditures	548	175	880	49	63	111	121	1,947

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
A reconciliation of EBITDA to Income from continuing operations before income taxes is shown in the following table for each of the periods presented:

	Year Ended December 31,
Millions of dollars	2022	2021	2020
EBITDA:
Total segment EBITDA	$6,317	$8,699	$3,300
Other EBITDA	(16)	(10)	(15)
Less:
Depreciation and amortization expense	(1,267)	(1,393)	(1,385)
Interest expense	(287)	(519)	(526)
Add:
Interest income	29	9	12
Income from continuing operations before income taxes	$4,776	$6,786	$1,386
The following assets are summarized and reconciled to consolidated totals in the following table:

Millions of dollars	O&P - Americas	O&P - EAI	I&D	APS	Refining	Technology	Total
December 31, 2022
Property, plant and equipment, net	$6,378	$1,880	$5,728	$636	$255	$510	$15,387
Equity investments	2,053	1,655	585	2	—	—	4,295
December 31, 2021
Property, plant and equipment, net	$6,490	$1,843	$5,118	$658	$—	$447	$14,556
Equity investments	2,122	1,983	679	2	—	—	4,786
Long-lived assets include Property, plant and equipment, net, Intangible assets, net and Equity investments, see Notes 7 and 8 to the Consolidated Financial Statements. The following long-lived assets data is based upon the location of the assets:

	December 31,
Millions of dollars	2022	2021
Long-lived assets:
United States	$14,651	$13,955
Germany	1,443	1,460
The Netherlands	903	887
France	740	676
China	503	799
Italy	304	300
Mexico	284	306
Other	1,516	1,654
Total	$20,344	$20,037

LYONDELLBASELL INDUSTRIES N.V.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Disposition—In the second quarter of 2022 we sold our ownership interest in our polypropylene manufacturing facility located in Geelong, Australia, LyondellBasell Australia (Holdings) Pty Ltd, for consideration of $38 million. In connection with this sale, we assessed the assets of the disposal group for impairment and determined that the carrying value exceeded the fair value less costs to sell. As a result, we recognized a non-cash impairment charge in the second quarter of 2022 of $69 million in the operating results of our O&P-EAI segment. The fair value measurement for the disposal group is based on expected consideration and classified as Level 3 within the fair value hierarchy. The charge is reflected as Impairments in our Consolidated Statements of Income.
Exit of Houston Refinery Operations—In April 2022 we announced our decision to cease operation of our Houston refinery no later than the end of 2023 after determining that exiting the refining business is our best strategic and financial path forward. Our exit from the refining business progresses our greenhouse gas emission reduction goals, and the site’s prime location gives us more options for advancing our future strategic objectives, including circularity. In the interim, we will continue serving the fuels market.
During 2022, in connection with the planned exit from the refinery business, we expensed accelerated lease amortization costs of $91 million, personnel costs of $64 million, asset retirement cost depreciation of $30 million, and asset retirement obligation accretion of $2 million. In subsequent periods, we expect to incur additional costs primarily consisting of accelerated amortization of operating lease assets of $150 million to $250 million, personnel costs of $50 million to $80 million and other charges of $50 million to $100 million. Additionally, we estimate that the Houston refinery’s asset retirement obligations are in the range of $150 million to $450 million. As of December 31, 2022, we recorded asset retirement obligations of $249 million representing our best estimate. The asset retirement obligations we recorded require significant judgment and are subject to changes in the underlying assumptions. We intend to proceed with an orderly shut-down and do not expect to recognize these charges all at once, but rather over time. We do not anticipate any material cash payments related to the exit of the refinery business to be made in 2023.
Operating results for our Refining segment include non-cash impairment charges of $624 million and $582 million recognized in 2021 and 2020, respectively. See Note 7 to the Consolidated Financial Statements for additional information regarding impairment charges.
Subsequent Events—In the fourth quarter of 2022 we embarked on a journey to transform the APS segment. Our goal is to sharpen our focus on customer service and product development to maximize value for our customers and LyondellBasell. With increased autonomy and accountability, we are developing a more agile operating model with meaningful regional and segment growth strategies. As part of this transformation, effective January 1, 2023, our Catalloy and polybutene-1 products will be moved from our APS segment and reintegrated into our O&P-Americas and O&P-EAI segments. This move will allow the APS team to focus on our compounding business. Also, effective January 1, 2023, the APS reporting unit’s goodwill has been reallocated between the APS, O&P-Americas and O&P-EAI segments based on their relative fair values.
As a result of the change noted above, we are evaluating goodwill for impairment immediately before and after the transfer of our Catalloy and polybutene-1 businesses. As of December 31, 2022, goodwill included in our APS reporting unit was $1,370 million, the majority of which is related to the 2018 acquisition of A. Schulman.
As of December 31, 2022, a large portion of the APS reporting unit’s fair value was derived from our Catalloy and polybutene-1 products, which had disproportionately low carrying values in comparison to the remaining assets of the reporting unit, which had relatively higher carrying values due to the 2018 purchase price allocation associated with the acquisition of A. Schulman. As a result of the reallocation of goodwill among reporting units we expect to recognize a non-cash goodwill impairment charge in our APS segment of approximately $250 million to $300 million in the first quarter of 2023. Estimates of fair values were determined through the use of a discounted cash flow model, market comparisons and internal assumptions including revenue growth rates and discount rates, which are inherently subjective.